Exhibit 4.1

Execution Version

AMENDED AND RESTATED BASE INDENTURE

among

Kinetic ABS Issuer LLC,

and

THE ASSET ENTITIES PARTY HERETO

as the Obligors

and

Wilmington Trust, National Association

as the Indenture Trustee and Verification Agent

dated as of July 15, 2026

Secured Fiber Network Revenue Notes

TABLE OF CONTENTS

i

v

EXHIBITS

Exhibit A-1	FORM OF RULE 144A GLOBAL NOTE
Exhibit A-2	FORM OF REGULATION S GLOBAL NOTE
Exhibit A-3	FORM OF IAI GLOBAL NOTE
Exhibit A-4	FORM OF DEFINITIVE NOTE
Exhibit B-1	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF BENEFICIAL INTERESTS IN REGULATION S GLOBAL NOTES
Exhibit B-2	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS
Exhibit B-3	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS
Exhibit B-4	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS
Exhibit B-5	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS
Exhibit C-1	FORM OF INFORMATION REQUEST FROM NOTEHOLDER OR NOTE OWNER
Exhibit C-2	FORM OF INFORMATION REQUEST FROM PROSPECTIVE INVESTOR
Exhibit D	FORM OF CONFIDENTIALITY LETTER FOR THE CONTROLLING CLASS REPRESENTATIVE
Exhibit E	FORM OF JOINDER AGREEMENT
Exhibit F	FORM OF CONFIRMATION OF REGISTRATION OF UNCERTIFICATED NOTES
Exhibit G	FORM OF NOTICE AND ACKNOWLEDGMENT OF PROPOSED VERIFICATION AGENT
Exhibit H	FORM OF ACKNOWLEDGMENT OF PROPOSED VERIFICATION AGENT

SCHEDULES

Schedule 6.14	Insurance
Schedule 6.15	Investments; Ownership of the Obligors and the Series 2026-2 Prefunding Period Entity

THIS AMENDED AND RESTATED BASE INDENTURE, dated as of July 15, 2026 (as amended, supplemented or otherwise modified and in effect from time to time, this “Base Indenture”), is entered into by and among (i) Kinetic ABS Issuer LLC, a Delaware limited liability company (the “Issuer”), (ii) Kinetic ABS AR LLC, a Delaware limited liability company (“Kinetic ABS AR”), (iii) Kinetic ABS GA LLC, a Delaware limited liability company (“Kinetic ABS GA”), (iv) Kinetic ABS KY LLC, a Delaware limited liability company (“Kinetic ABS KY”), (v) Kinetic ABS OH LLC, a Delaware limited liability company (“Kinetic ABS OH”), (vi) Kinetic ABS TX LLC, a Delaware limited liability company (“Kinetic ABS TX” and, together with Kinetic ABS AR, Kinetic ABS GA, Kinetic ABS KY and Kinetic ABS OH, each a “Series 2026-1 Closing Date Asset Entity”), (vii) Kinetic ABS NC LLC, a Delaware limited liability company (“Kinetic ABS NC”), (viii) Kinetic ABS FL LLC, a Delaware limited liability company (“Kinetic ABS FL”), (ix) Kinetic ABS OK LLC, a Delaware limited liability company (“Kinetic ABS OK” or the “Series 2026-2 Prefunding Period Entity”), (x) Kinetic ABS AL LLC, a Delaware limited liability company (“Kinetic ABS AL”), (xi) Kinetic ABS IA LLC, a Delaware limited liability company (“Kinetic ABS IA” and, together with Kinetic ABS NC, Kinetic ABS FL, and Kinetic ABS AL, each a “Series 2026-2 Closing Date Asset Entity”; the Series 2026-1 Closing Date Asset Entities and the Series 2026-2 Closing Date Asset Entities, collectively, the “Closing Date Asset Entities” and each, a “Closing Date Asset Entity”), (xii) each entity (including any Pre-formed Additional Asset Entity) that becomes an Additional Asset Entity following the Series 2026-2 Closing Date (together with the Closing Date Asset Entities, collectively, the “Asset Entities”, and together with the Issuer, the “Obligors”) and (xiii) Wilmington Trust, National Association, as indenture trustee and not in its individual capacity and any successor thereto (in such capacity, the “Indenture Trustee”) and as verification agent.

RECITALS

WHEREAS, the Issuer, the Series 2026-1 Closing Date Asset Entities and the Indenture Trustee originally executed and delivered that certain Base Indenture on January 30, 2026 (the “Original Base Indenture”) to provide for the issuance from time to time of one or more Series of Notes;

WHEREAS, the parties hereto desire to amend and restate the Original Base Indenture in the manner set forth in this Base Indenture pursuant to Sections 13.1(vi) and 13.1(xiv) of the Original Base Indenture;

WHEREAS, the parties hereto acknowledge that, as of the Series 2026-2 Closing Date, this Base Indenture is, and for all purposes under the Transaction Documents shall be deemed to be, an Indenture Supplement pursuant to Section 13.1 of the Original Base Indenture;

WHEREAS, all covenants and agreements made by the Obligors herein are for the benefit of the Indenture Trustee, acting on behalf of the Secured Parties;

WHEREAS, the Obligors are entering into this Base Indenture, and the Indenture Trustee is accepting the Notes issued hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged;

WHEREAS, each Series of Notes will be constituted by this Base Indenture and the related Series Supplement thereto; and

WHEREAS, Notes issued pursuant to this Base Indenture will be issued as part of a Series and as part of a Class as provided in this Base Indenture and the related Series Supplement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Obligors and the Indenture Trustee agree as follows:

ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions. Except as otherwise specified in this Base Indenture or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Base Indenture and each Series Supplement (including in the recitals hereto). In the event of a definitional conflict between this Base Indenture and a Series Supplement, the definition contained in the Series Supplement shall control with respect to the related Series.

“30/360 Basis” shall mean on the basis of a 360-day year consisting of twelve 30-day months.

“Access Agreement” shall mean, as the context may require, (i) the access agreement, dated as of the Series 2026-1 Closing Date (as supplemented by the joinder thereto on the Series 2026-2 Closing Date), by and among the Manager, each Closing Date Asset Entity and each Non-Securitization Entity party thereto and/or (ii) any access agreement entered into between an Asset Entity and a Non-Securitization Entity after the Series 2026-2 Closing Date, pursuant to which, in each case, the applicable Non-Securitization Entity will provide access to the same rights as are provided to it under the relevant Non-Transferable Fiber Network Underlying Rights Agreements to the applicable Asset Entity.

“Account Collateral” shall mean all of the Obligors’ right, title and interest in and to the Accounts, the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of the Indenture Trustee (or the Servicer on its behalf) representing or evidencing such Accounts and Reserves and all earnings and investments held therein and proceeds thereof; provided, that any Prefunding Account and any related Yield Maintenance Reserve Account will only secure the related Classes of Notes as set forth in the applicable Series Supplement.

“Account Control Agreement” shall have the meaning ascribed to it in the Cash Management Agreement.

“Accounts” shall mean, collectively, the Control Accounts, the Collection Account, the Insurance Proceeds Account, any Prefunding Account, the Reserve Accounts and any other accounts pledged to the Indenture Trustee pursuant to this Base Indenture or any other Transaction Document.

“Accrued Note Interest” shall mean the interest accrued on each Class of each Series of Notes for each Payment Date during each Interest Accrual Period at the applicable Note Rate with respect to (x) any Series of Variable Funding Notes, on the daily average Class Principal Balance of the Variable Funding Notes of such Class and Series during such Interest Accrual Period, (y) any Series of Liquidity Funding Notes, on the daily average Class Principal Balance of the Liquidity Funding Notes of such Class and Series during such Interest Accrual Period and (z) any Class and Series of Term Notes, on the Class Principal Balance of the Term Notes of such Class and Series that is outstanding as of the close of business on the Business Day immediately preceding such Payment Date. Accrued Note Interest for any Class and Series of Term Notes shall be calculated on a 30/360 Basis. Accrued Note Interest for any Class and Series of Variable Funding Notes and Liquidity Funding Notes shall be calculated on the basis set forth in the applicable Series Supplement and/or the related Variable Funding Note Purchase Agreement or Liquidity Funding Note Purchase Agreement, as applicable, for such Series. Any Accrued Note Interest that is not paid when due shall accrue interest at the applicable Note Rate.

“Act” shall have the meaning ascribed to it in Section 15.03(a).

“Additional Asset Entity” shall mean a limited liability company, partnership or other entity that (i) owns one or more Fiber Network Assets and (ii) 100% of the Equity Interests in which are, directly or indirectly, contributed to, acquired by or otherwise owned by the Issuer after the Series 2026-2 Closing Date as provided in, and meeting the requirements of, Error! Reference source not found..

“Additional Asset Entity Fiber Network” shall mean the Fiber Network(s) related to Additional Asset Entity Fiber Network Assets.

“Additional Asset Entity Fiber Network Assets” shall mean Fiber Network Assets owned by an Additional Asset Entity.

“Additional Fiber Network Acquisition Date” shall mean the date on which any Additional Fiber Networks and/or Additional Asset Entity Fiber Networks are acquired by the Issuer, any Asset Entity or any Pre-formed Additional Asset Entity.

“Additional Fiber Network Assets” shall mean any additional Fiber Network Assets (including Additional Asset Entity Fiber Network Assets and/or Fiber Network Assets contributed in connection with additional Contributed Markets pursuant to Section 2.12(a)) that are constructed or acquired by any Asset Entity (i) using proceeds other than proceeds made available to such Asset Entity pursuant to clause (xxi) of the Priority of Payments or (ii) are deemed by the Manager in its commercially reasonable judgment to be essential for the maintenance and operation of any Fiber Network Assets or Fiber Networks of such Asset Entity or any other Asset Entity.

“Additional Fiber Network” shall mean any additional Fiber Networks (including Additional Asset Entity Fiber Networks and/or Fiber Networks contributed in connection with additional Contributed Markets pursuant to Section 2.12(a)) that are constructed or acquired by any Asset Entity (i) using proceeds other than proceeds made available to such Asset Entity pursuant to clause (xxi) of the Priority of Payments or (ii) are deemed by the Manager in its commercially reasonable judgment to be essential for the maintenance and operation of any Fiber Network Assets or Fiber Networks of such Asset Entity or any other Asset Entity.

“Additional Notes” shall have the meaning ascribed to it in Section 2.12(c).

“Additional Principal Payment Amount” shall mean, with respect to each Payment Date on which no Rapid Amortization Period, Cash Sweep Period or Post-ARD Period is in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, the amount required to be applied pursuant hereto as a mandatory prepayment of principal of the Notes on such date (excluding mandatory prepayments in respect of any Monthly Amortization Amounts due for any Series of Notes on such Payment Date) from funds received (i) in connection with certain casualty or condemnation events in accordance with Section 7.06(b) and (ii) in connection with certain Fiber Network Asset and/or Customer Agreement dispositions in an amount equal to the Release Price in accordance with Section 7.29. With respect to any Class of revolving Variable Funding Notes, payment of any Additional Principal Payment Amount may be waived with the consent of all Noteholders of such Class of Variable Funding Notes, in the sole discretion of each such Noteholder.

“Additional Securitization Expenses” shall mean (i) reimbursements of expenses and indemnification payments to the Indenture Trustee, the Verification Agent and certain persons related to them as described under the Transaction Documents; (ii) expenses, reimbursements and indemnification payments payable to the Back-up Manager and certain persons related to it in accordance with the Transaction Documents; (iii) expenses, reimbursements, and indemnification payments payable to the Servicer and certain persons related to it as described under the Servicing Agreement and other Transaction Documents; (iv) all costs and expenses incurred by a Successor Manager or Interim Successor Manager in connection with the termination, removal and/or replacement of the Manager under the Management Agreement; (v) any other costs, expenses or liabilities not specifically enumerated in the Priority of Payments that are required to be borne by any of the Obligors or paid from amounts in the Collection Account pursuant to the Transaction Documents; provided, further, that for so long as an Affiliate of the Issuer is the Manager, the amount set forth in this clause (v) during any calendar year will not exceed the greater of (x) $3,000,000 and (y) 1.5% of all revenue received with respect to the Fiber Networks during such calendar year (excluding any revenue that constitutes an Excluded Amount) and (vi) reimbursements to the Manager for any rating agency fees paid by it on behalf of the Obligors.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Aggregate Annualized Net Cash Flow” shall mean, as of any Determination Date, the sum of (i) the Annualized Net Cash Flow for all Contributed Markets and (ii) any Retained Collections Contributions that (x) were deposited into the Liquidity Reserve Account during the period starting four (4) Business Days prior to the Payment Date occurring in the calendar month that is eleven (11) months prior to such day and ending four (4) Business Days prior to the Payment Date occurring in the immediately succeeding calendar month, (y) remain on deposit in the Liquidity Reserve Account as of the Payment Date in the immediately succeeding calendar month and (z) were designated to be included as part of Aggregate Annualized Net Cash Flow.

“Allocated Note Amount” shall mean, with respect to any Asset Entity or Fiber Network Assets being replaced or otherwise disposed of, the product of (a) the percentage equivalent of a fraction (i) the numerator of which is the excess, if any, of (x) the Aggregate Annualized Net Cash Flow as of the Determination Date occurring immediately prior to such replacement or disposition, determined without giving effect to such replacement or other disposition over (y) the Aggregate Annualized Net Cash Flow as of the Determination Date occurring immediately prior to such replacement or disposition, determined on a pro forma basis giving effect to such replacement or other disposition and (ii) the denominator of which is the numerical value determined pursuant to the immediately preceding clause (a)(i)(x) and (b) the aggregate outstanding principal amount of the Notes on the date of such disposition.

“Annualized Net Cash Flow” shall mean, for any Contributed Market as of any Determination Date, an amount equal to the excess of (x) the Annualized Run Rate Revenue for such Contributed Market as of such Determination Date over (y) the sum, without duplication of (i) the Management Fee for the related Collection Period and the prior two Collection Periods attributable to such Contributed Market multiplied by four and (ii) any provision for bad debt taken with respect to such Contributed Market for the related Collection Period and the prior two Collection Periods multiplied by four; provided, that, for the purpose of calculating items (y)(i) and (y)(ii) above with respect to any Contributed Market, the Management Fee and bad debt in respect of such Contributed Market for any Collection Period (or portion thereof) in which such Contributed Market was not a Fiber Network Asset will be adjusted by the Manager to reflect the Manager’s good faith estimate (in accordance with the Operation Standards) of what the Management Fee and bad debt would have been for each such Collection Period (or portion thereof) assuming such Contributed Market was a Fiber Network Asset as of the first day of each such Collection Period.

“Anticipated Repayment Date”, with respect to each Series and Class of Notes, shall have the meaning ascribed to it in the Series Supplement (or with respect to a Class of Variable Funding Notes, the applicable Variable Funding Note Purchase Agreement) for such Series of Notes. There will not be any Anticipated Repayment Date with respect to any Series of Liquidity Funding Notes.

“Annualized Run Rate Revenue” shall mean, for any Contributed Market, as of any Determination Date, an amount equal to the product of: (a) the sum of (i) all fees payable to the Asset Entities for the related Collection Period and the prior two Collection Periods and (ii) all other monthly recurring revenue due and payable as of the related Collection Period and the prior two Collection Periods (or that become due and payable during the related Collection Period, adjusted to reflect the full month of recurring revenue), in the case of each of clauses (i) and (ii), by any Residential Customer with respect to such Contributed Market and the Fiber Network Assets related thereto for Services provided via the applicable Fiber Network and Fiber Network Assets, and (b) four; provided, that, for the purpose of calculating items (a)(i) and (a)(ii) above with respect to any Contributed Market, all fees and other monthly recurring revenue payable in respect of such Contributed Market during any Collection Period (or portion thereof) in which such Contributed Market was not a Fiber Network Asset will be adjusted by the Manager to reflect the Manager’s good faith estimate (in accordance with the Operation Standards) of the fees and other monthly recurring revenue that would have been payable for each such Collection Period (or portion thereof) assuming such Contributed Market was a Fiber Network Asset as of the first day of each such Collection Period.

“Applicable Period” shall mean, with respect to each Payment Date, the next six calendar months.

“Applicable Procedures” shall mean, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, as the case may be, for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Applicable Rating Agency” shall mean, with respect to any Liquidity Reserve Letter of Credit, (i) each of Fitch and KBRA, for so long as each of them is a Rating Agency with respect to any outstanding Notes and (ii) any Rating Agency then rating the Series of Variable Funding Notes with respect to which such Liquidity Reserve Letter of Credit was issued.

“Asset Entities” shall have the meaning ascribed to it in the preamble hereto.

“Asset Entity Interests” shall have the meaning ascribed to it in Section 8.01(a).

“Assets” shall mean the assets of the Asset Entities.

“Authorized Officer” shall mean (i) any director, Member, manager, Executive Officer or other officer of the Issuer who is authorized to act for or on behalf of the Issuer in matters relating to the Issuer and (ii) for so long as the Management Agreement is in full force and effect, any officer of the Manager who is authorized to act for the Manager in matters relating to the Issuer and who is identified on the list of Authorized Officers delivered by the Issuer to the Indenture Trustee and the Servicer on the Closing Date (as such list may be modified and supplemented from time to time thereafter).

“Available Funds” shall have the meaning ascribed to it in Section 5.01(a).

“Back-Up Management Agreement” shall mean the Back-Up Management and Consulting Agreement, dated as of the Series 2026-1 Closing Date, by and among the Manager, the Back-Up Manager, the Indenture Trustee and the Obligors.

“Back-Up Manager” shall have the meaning set forth in the Back-Up Management Agreement.

“Back-Up Manager Fees” shall have the meaning set forth in the Back-Up Management Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Base Indenture” shall have the meaning ascribed to it in the preamble hereto.

“Beneficial Owner” shall mean, with respect to any Series and Class of Term Notes, the owner of a beneficial interest in a Global Note of such Series and Class of Term Notes.

“Book-Entry Notes” shall mean any Note registered in the name of the Depositary or its nominee.

“Business Day” shall mean any day other than a Saturday, a Sunday, or any day which is a federal holiday in the State of New York, the State of Delaware or the United States, or any day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to remain closed.

“Cash Management Agreement” shall mean the Cash Management Agreement, dated as of the Series 2026-1 Closing Date, by and among the Obligors, the Indenture Trustee and the Manager.

“Cash Sweep Percentage” shall mean, as of any Payment Date:

(x)        if a Cash Sweep Period is in effect pursuant to clause (X)(I)(a) of the definition thereof, 50%; and

(y)        if a Cash Sweep Period is in effect pursuant to clause (X)(I)(b) of the definition thereof, 100%.

“Cash Sweep Period” shall mean any period (X) commencing as of any Determination Date on which both:

(I)	either (a) Cash Trap Period continues to exist for a period of more than seven (7) consecutive Collection Periods, or (b) the Leverage Ratio as of the related Determination Date is greater than the Cash Sweep Trigger Leverage Ratio, and

(II)	neither a Rapid Amortization Period nor a Post-ARD Period is then in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and during the continuation of an Event of Default.

And (Y) ending as of any Determination Date on which (1) in the case of a Cash Sweep Period pursuant to clause (X)(I)(a) of this definition, the Senior DSCR as of such Determination Date is greater than the Senior Cash Trap DSCR, (2) in the case of a Cash Sweep Period pursuant to clause (X)(I)(b) of this definition, the Leverage Ratio as of any Determination Date is less than or equal to the Cash Sweep Trigger Leverage Ratio or (3) in the case of any Cash Sweep Period, the commencement of a Rapid Amortization Period or Post-ARD Period or the acceleration of the maturity of the Notes has occurred following the occurrence and during the continuation of an Event of Default.

“Cash Sweep Trigger Leverage Ratio” shall mean the greater of (A) 10.50x and (B) the sum of the Leverage Ratio as of the most recent Closing Date and 2.00x.

“Cash Trapping Percentage” shall mean 50%.

“Cash Trap Period” shall mean any period (X) commencing as of any Determination Date on which both:

(I)	either (a) the Senior DSCR as of such Determination Date is less than the Senior Cash Trap DSCR or (b) the Leverage Ratio as of such Determination Date is greater than Cash Trap Trigger Leverage Ratio, and

(II)	no Cash Sweep Period, Rapid Amortization Period or Post-ARD Period is then in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and during the continuation of an Event of Default, and (Y) ending as of any Determination Date on which (1) in the case of a Cash Trap Period pursuant to clause (X)(I)(a) of this definition, the Senior DSCR as of such Determination Date is greater than or equal to the Senior Cash Trap DSCR, (2) in the case of a Cash Trap Period pursuant to clause (X)(I)(b) of this definition, the Leverage Ratio as of such Determination Date is less than or equal to the Cash Trap Trigger Leverage Ratio or (3) in the case of any Cash Trap Period, a Cash Sweep Period, a Rapid Amortization Period or Post-ARD Period has commenced or the acceleration of the maturity of the Notes has occurred following the occurrence and during the continuation of an Event of Default.

“Cash Trap Reserve Account” shall mean the reserve account designated to accumulate cash during any Cash Trap Period, which would then be available to be used in accordance with Section 4.04.

“Cash Trap Trigger Leverage Ratio” shall mean, with respect to any Determination Date, the greater of (A) 9.50x and (B) the sum of the Leverage Ratio as of the most recent Closing Date and 1.00x.

“Claims” shall have the meaning ascribed to it in Error! Reference source not found..

“Class” shall mean each class of Notes as designated under the related Series Supplement. Class A-1 Notes and Class A-2 Notes shall be treated as separate Classes of Notes except to the extent otherwise expressly set forth herein.

“Class A Leverage Ratio” shall mean, with respect to any Determination Date, the Leverage Ratio as calculated with clause (i) thereof equal to the excess of (a) the aggregate outstanding principal balance of the Class A Notes (other than any Liquidity Funding Notes) over (B) all amounts on deposit in any Prefunding Account that will be used to repay principal on the Class A Notes at the end of any applicable Prefunding Period.

“Class A Notes” shall mean all Notes issued under this Base Indenture and any related Series Supplement for which the alphabetical designation is “Class A”.

“Class A-1 Notes” shall mean, as the context may require (i) any Variable Funding Notes and/or (ii) any Liquidity Funding Notes. As set forth in Section 1.02(o), Liquidity Funding Notes will be senior to all other Class A Notes except to the extent otherwise specified in this Base Indenture, the related Series Supplement or in the related Class A-1 Note Purchase Agreement.

“Class A-1 Note Purchase Agreement” shall mean, as the context may require (i) any Variable Funding Note Purchase Agreements and/or (ii) any Liquidity Funding Note Purchase Agreements.

“Class A-1-V Notes Maximum Principal Amount” shall mean, with respect to any Series of Variable Funding Notes, the aggregate maximum principal amount of such Series of Variable Funding Notes as identified in the applicable Series Supplement or Variable Funding Note Purchase Agreement as reduced by any permanent reductions of commitments with respect to such Series of Variable Funding Notes and any cancellations of repurchased Variable Funding Notes thereunder.

“Class A-1-L Notes Maximum Principal Amount” shall mean, with respect to any Series of Liquidity Funding Notes, the aggregate maximum principal amount of such Series of Liquidity Funding Notes as identified in the applicable Series Supplement or Liquidity Funding Note Purchase Agreement as reduced by any permanent reductions of commitments with respect to such Series of Liquidity Funding Notes and any cancellations of repurchased Liquidity Funding Notes thereunder.

“Class B Notes” shall mean all Notes issued under this Base Indenture and any related Series Supplement for which the alphabetical designation is “Class B”.

“Class C Notes” shall mean all Notes issued under this Base Indenture and any related Series Supplement for which the alphabetical designation is “Class C”.

“Class Principal Balance” shall mean, with respect to a Class of Notes (or a Class of Notes within a Series, as the context requires) as of any date of determination, the aggregate unpaid principal balance of all Outstanding Notes of such Class on such date (after giving effect to the aggregate amount of any principal payments made to the Holders of the Notes of such Class as of such date); provided that, for purposes of determining voting and consent rights with respect to any Class A-1 Notes as of any date of determination, “Class Principal Balance” shall mean the maximum committed principal amount of such Class on such date (giving effect to any terminations of commitments thereunder on or prior to such date). The Class Principal Balance of each Class of Notes may be increased by the issuance of Additional Notes of such Class (or, other than for purposes of determining votes and consent rights, (i) in the case of the Variable Funding Notes, also by draws on their commitment, including the issuance of any Liquidity Reserve Letter of Credit and (ii) in the case of the Liquidity Funding Notes, by draws on the Liquidity Funding Notes).

“Clearstream” shall mean Clearstream Banking, société anonyme, Luxembourg.

“Clearstream Participants” shall mean the participating organizations of Clearstream.

“Closing Date” shall mean, with respect to (i) the Series 2026-1 Notes, the Series 2026-1 Closing Date, (ii) the Series 2026-2 Notes, the Series 2026-2 Closing Date and (iii) any other Series of Notes, the date of issuance thereof pursuant to this Base Indenture and the related Series Supplement.

“Closing Date Asset Entity” shall have the meaning ascribed to it in the preamble hereto.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any property which is the subject of a Grant by an Obligor in favor of the Indenture Trustee on behalf of the Secured Parties pursuant to any Transaction Document. Notwithstanding the foregoing, the Collateral shall exclude the Collateral Exclusions.

“Collateral Exclusions” shall mean the following property of the Obligors and the Holdco Guarantor: (i) any lease, sublease, license, or other contract or permit, in each case if the grant of a lien or security interest in any of the Obligors’ and the Holdco Guarantor’s right, title and interest in, to or under such lease, sublease, license, contract or permit (or any rights or interests thereunder) in the manner contemplated by hereunder (a) is prohibited by the terms of such lease, sublease, license, contract or permit (or any rights or interests thereunder), would require consent of a third party (unless such consent has been obtained), or is otherwise prohibited by applicable law, (b) would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the applicable Obligor or Guarantor (as applicable) therein or (c) would otherwise result in a breach thereof or the termination or a right of termination thereof, except, in each case, to the extent that any such prohibition, breach, termination or right of termination is rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law; (ii) the Excluded Amounts; (iii) any amounts distributed to or at the direction of the Issuer pursuant to priority (xxi) of the Priority of Payments; (iv) any property consisting of Copper Assets (other than Jointly Utilized Assets); and (v) any other assets, if the grant of a lien or security interest in any Obligor’s or Guarantor’s right, title and interest in, to or under such assets in the manner contemplated by the Indenture or any other Transaction Document would result in any governmental agency or instrumentality obtaining an automatic lien on such assets. For the avoidance of doubt, the Collateral includes the Jointly Utilized Assets and related Customer Agreements.

“Collection Account” shall have the meaning ascribed to it in Section 3.01(a).

“Collection Account Bank” shall have the meaning ascribed to it in Section 3.01(a).

“Collection Account Control Agreement” shall mean the agreement, dated as of the Series 2026-1 Closing Date, among the Issuer, the other Obligors party thereto, the Collection Account Bank, as securities intermediary, and the Indenture Trustee relating to the Collection Account and the Reserve Accounts.

“Collection Period” shall mean, with respect to any Payment Date or Determination Date, the most recently completed calendar month immediately preceding such Payment Date or Determination Date, as applicable. In the case of the first Payment Date or Determination Date occurring after an Additional Fiber Network Acquisition Date, the first Collection Period with respect to the Additional Fiber Networks or Additional Asset Entity Fiber Networks (and solely with respect to such Additional Fiber Networks or Additional Asset Entity Fiber Networks) will be the period from and excluding the cutoff date for each such Additional Fiber Network and/or Additional Asset Entity Fiber Network to and including the last day of the calendar month immediately preceding the calendar month in which such Payment Date or Determination Date, as applicable, occurs.

“Collections” shall mean, with respect to each Collection Period, all amounts received by or for the account of (or in the case of automated clearing house (“ACH”) transactions, amounts remitted via ACH to or for the account of, but net of any such ACH remittances that are subsequently reversed by the transmitting bank) the Obligors with respect to the Fiber Network Assets, the Customer Agreements and related Customer Receivables and any other proceeds deriving from the Collateral received by the Obligors, in each case, during such Collection Period.

“Compliance Certificate” shall have the meaning ascribed to it in Section 7.02(a)(viii).

“Confirmation of Registration” shall mean, with respect to an Uncertificated Note, a confirmation of registration, substantially in the form of Exhibit F attached hereto, provided to the owner thereof promptly after the registration of such Uncertificated Note in the Note Register by the Note Registrar.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect contingent liability of that Person: (A) with respect to any indebtedness or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Notes), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Continuing Notes” shall have the meaning ascribed to it in Section 2.12(c).

“Contractual Obligation” as applied to any Person, shall mean any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Transaction Documents.

“Contributed Market” shall mean, as of the Series 2026-2 Closing Date, the geographic areas in the states of Texas, Arkansas, Kentucky, Ohio, Georgia, North Carolina, Florida,

Oklahoma, Alabama and Iowa through which any fiber infrastructure of any Asset Entity has “passed” and that are indicated in the map set forth under Schedule 1.01; provided that, the geographic areas in the state of Oklahoma shall constitute a Contributed Market only following the consummation of the Pending Assets Transfer.

“Contribution Agreement” shall mean, as the context may require, (i) that certain Sale, Distribution, Contribution and Assumption Agreement, dated as of the Series 2026-1 Closing Date, by and among the Obligors party thereto and the Non-Securitization Entities party thereto pursuant to which such Non-Securitization Entities, directly or indirectly, contributed, sold or otherwise transferred to the Series 2026-1 Closing Date Asset Entities their respective right, title and interest in the Fiber Network Assets owned or leased by them (if any) and all Customer Agreements to which each is a party, (ii) that certain Sale, Contribution and Assumption Agreement, dated as of the Series 2026-2 Closing Date, by and among the Obligors party thereto and the Non-Securitization Entities party thereto pursuant to which such Non-Securitization Entities sold, contributed or otherwise transferred or with respect to the Pending Assets, upon the consummation of the Pending Assets Transfer, will sell, contribute or otherwise transfer to the Closing Date Asset Entities their respective right, title and interest in the Fiber Network Assets owned or leased by them (if any) and all Customer Agreements to which each is a party, and/or (iii) each transfer agreement, sale agreement, contribution agreement or other similar agreement designated in writing by the Issuer as a “Contribution Agreement” whereby an Asset Entity is assigned, sold and/or contributed or otherwise transferred to the Issuer or Fiber Network Assets and/or other assets are assigned, sold and/or contributed or otherwise transferred (directly or indirectly) to an Asset Entity.

“Control Accounts” shall mean those accounts maintained in the name of the Asset Entities or Issuer at banks other than the Collection Account Bank that are subject to Account Control Agreements and to the lien of the Indenture Trustee on behalf of the Secured Parties under the Indenture.

“Control Account Collections” shall have the meaning ascribed in Section 3.02.

“Controlling Class” shall mean, as of any date of determination, the Class of Notes with the lowest alphanumerical designation, without regard to allocation to a particular Series, having a Class Principal Balance, disregarding any Notes held by Affiliates of the Obligors, which is at least 25% of the aggregate Initial Class Principal Balance of such Class (including, with respect to any Additional Notes of such Class, the initial principal balance of such Additional Notes); provided that if no Class of Notes has a Class Principal Balance that satisfies such condition, then the Controlling Class will be the Class of Notes then Outstanding with the lowest alphanumerical designation. As of the Series 2026-2 Closing Date, the holders of the Class C Notes (including the holders of the Series 2026-1 Class C Notes and the Series 2026-2 Class C Notes) are the Controlling Class hereunder.

“Controlling Class Representative” shall have the meaning ascribed in Section 10.05(a).

“Copper Assets” shall mean certain copper cables and related infrastructure owned by the Closing Date Asset Entities and used by certain Non-Securitization Entities to provide services to their respective copper customers.

“Corporate Trust Office” shall mean the principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Base Indenture is located at: 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-1605, Attention: Corporate Trust Administration, Re: Kinetic ABS Issuer LLC, or at such other address the Indenture Trustee may designate from time to time by notice to the Noteholders and the Obligors, or the principal corporate trust office of any successor indenture trustee at the address designated by such successor indenture trustee by notice to the Noteholders and the Obligors. For purposes of all Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed destroyed, lost or stolen, the corporate trust office of the Indenture Trustee shall be as follows: 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-1605, Attention: Workflow Management, Re: Kinetic ABS Issuer LLC, or such other address as the Indenture Trustee may designate from time to time.

“CP Rate” shall have the meaning, with respect to any Series of Variable Funding Notes, ascribed to it in the applicable Variable Funding Note Purchase Agreement.

“Customer Agreement” shall mean each agreement with a Residential Customer for the provision of Services to such Residential Customer that are delivered to locations within the Contributed Markets that has been acquired by or entered into by any Asset Entity. For the avoidance of doubt, agreements with residential customers receiving subsidized services under the Lifeline program sponsored by the FCC will not be transferred to the Asset Entities and do not constitute Customer Agreements (the “Lifeline Agreements”).

“Customer Receivables” shall mean all accounts receivable arising under each Customer Agreement (or in the case of any Customer Agreement acquired by an Asset Entity, all accounts receivables existing and owing under such Customer Agreement as of any cutoff date specified in the Contribution Agreement pursuant to which such Asset Entity acquired such Customer Agreement and all accounts receivables thereafter arising).

“Customer Support Component” shall mean, with respect to each Collection Period, $1.20 multiplied by the number of Residential Customers having an existing Customer Agreement with an Asset Entity as of the last day of such Collection Period.

“Debt Service Coverage Ratio” or “DSCR” shall mean, as of any Determination Date, the ratio of:

(i)	the Aggregate Annualized Net Cash Flow as of such date to

(ii)	the sum of

a.	the amount of interest that the Issuer will be required to pay on the Class A Notes (other than any issued and outstanding Class A-1 Notes) and Class B Notes over the immediately succeeding twelve (12) Payment Dates on the aggregate principal balance of such Notes Outstanding as of such Determination Date,

b.	with respect to any issued and outstanding Class A-1 Notes, the Manager’s good faith estimate of any interest, any commitment fees,

Letter of Credit Fees and administrative fees that the Issuer will be required to pay over the succeeding twelve (12) Payment Dates (provided, that the Manager’s estimate shall not assume that any principal payments will be made with respect to any Class A-1 Notes unless, at the time of such estimate, the Issuer or its Affiliates have sufficient cash or available credit facility commitments to consummate such principal payments),

c.	the sum of the following for each Series of Class C Notes: the Note Rate for such Series of Class C Notes multiplied by the Class Principal Balance of such Class C Notes Outstanding as of such Determination Date, and

d.	without duplication, the annualized Indenture Trustee Fee, Verification Agent Fee, Back-Up Manager Fee, rating agency fees, Servicing Fees, and fees due to the independent managers of the Obligors and the Holdco Guarantor, as calculated on such Determination Date;

provided, that, if such Determination Date occurs during a Prefunding Period for any Series, interest payable with respect to the portion of the proceeds of the Classes of Notes of such Series that remains on deposit in Prefunding Account for such Series, shall be calculated net of amounts in the Yield Maintenance Reserve Account with respect to such Series.

For the purposes of calculating the DSCR, it is assumed that the base rate, SOFR rate or CP Rate for the related Interest Accrual Periods with respect to any Series of Class A-1 Notes will be equal to the then-current base rate, SOFR rate or CP Rate, as applicable, as determined in accordance with the related Class A-1 Note Purchase Agreement.

“Default” shall mean any event, occurrence or circumstance that, with notice or the lapse of time or both, would become an Event of Default.

“Defeasance Date” shall have the meaning ascribed to it in Section 2.11(a).

“Deferred Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Definitive Liquidity Funding Notes” shall have the meaning ascribed to it in Section 2.01(c)(i).

“Definitive Notes” shall have the meaning ascribed to it in Section 2.01(b)(i).

“Definitive Term Notes” shall have the meaning ascribed to it in Section 2.01(b)(i).

“Definitive Variable Funding Notes” shall have the meaning ascribed to it in Section 2.01(a)(i).

“Depositary” and “DTC” shall mean The Depository Trust Company, or any successor Depositary hereafter named as contemplated by Section 2.03(c).

“Determination Date” shall mean the last day of any Collection Period.

“Direction Letter” shall have the meaning set forth in Section 3.02.

“Disposition Conditions” shall have the meaning ascribed to it in Section 7.29(c).

“DTC Custodian” shall mean the Indenture Trustee, in its capacity as custodian of any Series or Class of Global Notes for DTC.

“DTC Participant” shall mean a broker, dealer, bank or other financial institution or other Person for whom from time to time DTC effects book-entry transfers and pledges of securities deposited with DTC.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), which institution, in either case, has a combined capital and surplus of at least $100,000,000 and either has corporate trust powers and is acting in its fiduciary capacity or for which a Rating Agency Confirmation has been received and which institution’s long-term debt obligations are rated at least “BBB” by Fitch (as long as Fitch is a Rating Agency for any Series of Notes) (or their equivalent from at least one NRSRO if Fitch is not a Rating Agency for any Series of Notes) or short-term deposit obligations are rated at least “F2” by Fitch (as long as Fitch is a Rating Agency for any Series of Notes) or their equivalent from at least one NRSRO if Fitch is not a Rating Agency for any Series of Notes; provided that, if any Account ceases to be an Eligible Account, the Issuer shall establish a new Account that is an Eligible Account in accordance with the requirements of the Cash Management Agreement.

“Eligible Bank” shall mean a bank that satisfies the Rating Criteria.

“Eligible L/C Provider” shall mean a Person issuing a Liquidity Reserve Letter of Credit which is a U.S. commercial bank that has (i) a short-term certificate of deposit rating of not less than “F2” (or then equivalent grade) from the Applicable Rating Agency and (ii) a long-term unsecured debt rating of not less than “BBB” (or then equivalent grade) from the Applicable Rating Agency.

“Employee Benefit Plan” shall mean any employee pension benefit plan within the meaning of Section 3(3) of ERISA (excluding any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code.

“Environmental Laws” shall mean all present and future statutes, ordinances, codes, orders, decrees, laws, rules or regulations of any Governmental Authority pertaining to or imposing liability or standards of conduct concerning environmental protection (including regulations concerning health and safety to the extent relating to human exposure to Hazardous Materials), contamination or clean-up or the handling, generation, release or storage of Hazardous Material affecting the Fiber Network Assets including, to the extent applicable to the Fiber Network Assets, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended (to the extent relating to human exposure to Hazardous Materials), any statutes allowing the imposition of an environmental “superlien” to recover costs incurred by federal, state, provincial or territorial agencies for remediation of property contaminated by Hazardous Materials and other applicable environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect, but excluding any historic preservation or similar laws of any Governmental Authority relating to historical resources and historic preservation not related to (i) protection of the environment or (ii) Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof (in each case, other than noneconomic special membership interests or shares granted or issued to independent directors or managers).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, in relation to any Person, any other Person treated as a single employer with the first Person, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Euroclear” shall mean the Euroclear System.

“Euroclear Participants” shall mean participants of Euroclear.

“Event of Default” shall have the meaning ascribed to it in Section 10.01.

“Excepted Dispositions” shall mean dispositions of Fiber Network Assets or Asset Entities in any of the following circumstances: (i) dispositions in connection with a payment in full of the outstanding principal amount of all Notes, provided that the Servicer, the Indenture Trustee, the Verification Agent and the Back-Up Manager have been paid all outstanding unpaid Additional Securitization Expenses and all other unpaid fees, expenses and indemnities to the extent then due and payable to the Servicer, the Indenture Trustee and the Back-Up Manager under the Transaction Documents; (ii) dispositions of Fiber Network Assets in accordance with prudent business practices and the terms hereof with a value less than $5,000,000 in the aggregate following the Series 2026-1 Closing Date (which amount may be increased with Rating Agency Confirmation); provided that if the Notes are Specially Serviced Notes, the Servicer must consent thereto; (iii) dispositions of Fiber Network Assets with Rating Agency Confirmation; (iv) dispositions of obsolete, surplus or worn out property that would not have an adverse impact on (A) the amount of Retained Collections in any following Collection Period or (B) the functionality of the Fiber Networks; (v) the disposition of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price or other payment obligations in respect of similar replacement property or other Fiber Network Assets or (B) the proceeds thereof are applied to the purchase price of such replacement property or other Fiber Network Assets in accordance with the provisions herein or (C) (1) the Manager determines in good faith (in accordance with the Operation Standard) that the utilization value of such property to the operation of the Fiber Networks is not substantial in relation to the overall value of such property and (2) the Obligors make arrangements in connection with any disposition of such property to procure suitable alternative means for replacing the utilization value lost as a result of the disposition of such property (e.g., by leasing back the portion of the property generating utilization value); (vi) transfers of property of an Obligor to another Obligor; (vii) involuntary transfers or losses of property due to condemnation or casualty events, the proceeds from which shall be applied in accordance with Section 7.06 hereof; (viii) substitutions of Contributed Markets and all related Fiber Network Assets and Customer Agreements pursuant to Section 7.34; or (ix) disposition of the assets listed under items (i), (iv) and (v) of the definition of Collateral Exclusions.

“Excluded Amounts” shall mean (a) amounts paid by Residential Customers, wholesale customers and business customers with respect to networks or other assets that are not included in the Collateral, (b) any amounts paid by customers or other third parties with respect to Copper Assets, (c) cash capital contributions made to any of the Obligors and designated by the Manager as “Excluded Amounts” for application in the manner designated by the Manager, which, for the avoidance of doubt, will not be treated as Retained Collections Contributions for inclusion as part of Aggregate Annualized Net Cash Flow, (d) at the discretion of the Manager, amounts received in connection with federal, state and/or local grant or subsidy programs or public-private partnership arrangements designed to subsidize construction and operation of telecommunications and/or broadband networks, (e) any amounts paid for access to property to owners or managers of multi-tenant environments (“MTEs”), including but not limited to homeowners’ associations, communications carriers, condominium associations, cooperatives, apartments, student housing, hotels or other multiunit buildings (i.e. bulk services), as a share of the revenue received from the tenants in such MTEs, (f) all pass-through taxes, franchise fees, government impositions, federal or state universal service fund contributions, content costs and other taxes or fees that are, or will become, due and payable to, or in respect of obligations to or imposed by, any governmental agency or instrumentality, (g) cash management obligations and other account fees and expenses paid to the banks at which the Control Accounts are held, (h) amounts reimbursed by Residential Customers to the Manager with respect to costs or expenses incurred by the Manager not in the ordinary course as a result of acts or omissions by Residential Customers, (i) amounts paid by Residential Customers or service providers in respect of fees and expenses payable to the Manager or unaffiliated third parties for services provided to such Residential Customers or service providers, including, without limitation, contributions in aid of construction payments, (j) any other amounts deposited into any Control Account or the Collection Account in error or otherwise included in Collections that are not required to be deposited into the Collection Account and (k)

amounts payable to the Manager under the Shared Access and Services Agreement in respect of fees earned or expenses incurred in connection with the performance of the Support Services.

“Executive Officer” shall mean, with respect to any corporation or limited liability company, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Controller, any Executive Vice President, any Senior Vice President, the Chief Accounting Officer, General Counsel, Secretary or Treasurer of such corporation or limited liability company and, with respect to any partnership, any individual general partner thereof or, with respect to any other general partner, any officer of such general partner.

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction entered into in connection with the implementation thereof (or any law implementing such an intergovernmental agreement).

“FATCA Withholding Tax” shall mean any withholding or deduction required pursuant to FATCA.

“Fiber Network” shall mean each discrete collection of Fiber Network Assets within a specific Contributed Market contributed, sold and/or otherwise transferred to, or otherwise leased or owned by an Asset Entity.

“Fiber Network Acquisition Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Fiber Network Assets” shall mean, collectively, (i) current and future fiber-to-the-premises (“FTTP”) infrastructure consisting of utility poles, fiber optic cables, conduit, duct, fiber optic splicing and distribution closures, manholes and handholes, telecommunications shelters and regeneration locations (which may be limited to an enclosed, accessible portion of a larger building or structure), demarcation points and certain optical and networking equipment within each Contributed Market used to deliver the Services and (ii) current and future related leases, easements, rights of use, permits, licenses or other access agreements (each a “Fiber Network Underlying Rights Agreement”) entered into with the relevant property owners or other parties, utilities or jurisdictional authorities in order to acquire access to place, and rights to install, operate and maintain, fiber and/or infrastructure in the locations subject to any such Fiber Network Underlying Rights Agreement, subject to receipt of required consents from such parties and authorities, as applicable.

“Fiber Network Release Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Fiber Network Underlying Rights Agreement” has the meaning set forth in the definition of Fiber Network Assets.

“Fiber Network Underlying Rights Default” shall mean any default or event of default under any Fiber Network Underlying Rights Agreement.

“Financial Statements” shall mean in relationship to any Person, its consolidated statements of operations and members’ equity, statements of cash flow and balance sheets.

“Fitch” shall mean Fitch Ratings, Inc. or any successor rating agency thereof.

“foreclosure” and “foreclose” when used in this Base Indenture in respect of personal or real property, refers to all means by which the holder of a security interest in or mortgage on such personal or real property, as applicable, can enforce such security interest or mortgage under applicable law, including legal foreclosure, private power of sale, and statutory sale.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Global Notes” shall mean Rule 144A Global Notes, IAI Global Notes and Regulation S Global Notes.

“Governmental Authority” shall mean with respect to any Person, any federal, state, territorial, provincial or local government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Government Securities” means readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof and as to which obligations the full faith and credit of the United States of America is pledged in support thereof.

“Grant” shall mean to create a security interest in any property now owned or at any time hereafter acquired or any right, title or interest that may be acquired in the future.

“Guaranteed Obligation” shall have the meaning ascribed to it in Section 16.01.

“Hazardous Material” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws because of their deleterious, harmful or dangerous properties, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) toxic mold; or (H) urea formaldehyde; provided, however, such definition shall not include (i) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Asset

Entities’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) batteries, fuel, cleaning materials and other substances commonly used in the ordinary course of the Customers’, the real property owners’, the real property owners’ tenants or any of their respective agent’s, business, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.

“Holdco Guarantor” shall mean Kinetic ABS Holdco LLC, a Delaware limited liability company.

“Holdco Guaranty” shall mean the Guarantee and Security Agreement, dated as of the Series 2026-1 Closing Date, made by the Holdco Guarantor in favor of the Indenture Trustee for the benefit of the Secured Parties.

“Holder” and “Noteholder” shall mean a Person in whose name a particular Note is registered in the Note Register and, except where the context otherwise requires, will include the beneficial owner of such security.

“IAI Global Note” shall mean, with respect to any Series and Class of Notes, one or more global Notes representing such Series and Class, in definitive, fully registered form without interest coupons, which Notes do not bear a Regulation S Legend, offered and sold to Institutional Accredited Investors.

“Impositions” shall mean all local or other property taxes (net of abatements, reductions and refunds) payable by the Asset Entities, vault charges, sales taxes, other taxes, levies, assessments and similar charges of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority upon any of the Fiber Network Assets or the fees relating thereto or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing. Impositions shall not include (x) any sales or use taxes payable by the Issuer or the Asset Entities, (y) any of the foregoing items payable by Customers occupying any portions of the Fiber Networks or (z) taxes or other charges payable by the Manager unless such taxes are being paid on behalf of the Issuer or an Asset Entity.

“Incremental Customer Adds” shall mean, with respect to any Collection Period, the amount by which (i) the total number of New Customers added during such Collection Period exceeds (ii) the number of Residential Customers in respect of which the related Customer Agreement was either not renewed by the relevant Residential Customer or terminated (by either the relevant Asset Entity or the relevant Residential Customer), in each case, during such Collection Period.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by cash), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; provided that reimbursement or indemnity obligations related to surety bonds or letters of credit incurred in the ordinary course of business and fully secured by cash collateral shall not be considered “Indebtedness” hereunder.

“Indenture Supplement” shall mean an indenture supplemental to either this Base Indenture or any Series Supplement.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Trustee Fee” shall mean a monthly fee to be paid in arrears on each Payment Date to the Indenture Trustee as compensation for services rendered by it in its capacity as Indenture Trustee, equal to the sum of (x) $1,000 for each Series of Variable Funding Notes outstanding on such Payment Date and (y) $1,500 for each Series of Term Notes outstanding on such Payment Date.

“Independent” shall mean, when used with respect to any specified Person, that such Person (a) is in fact independent of the Obligors, any other obligor on the Notes and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons and (c) is not connected with the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Certificate” shall mean a certificate or opinion to be delivered to the Indenture Trustee or the Servicer, as applicable, and upon which each may conclusively rely under the circumstances described in, and otherwise complying with the applicable requirements of, Section 15.01 which would apply to an Officer’s Certificate, made by an Independent certified public accountant or other expert appointed by the Issuer, and such opinion or certificate shall state that the signer has read the definition of “Independent” in this Base Indenture and that the signer is Independent within the meaning thereof.

“Ineligible Liquidity Reserve Letter of Credit” shall mean a Liquidity Reserve Letter of Credit with respect to which (i) the short-term debt credit rating of the Letter of Credit Provider with respect to such Liquidity Reserve Letter of Credit is withdrawn or downgraded below “F2” (or the then-equivalent grade) by any Applicable Rating Agency or (ii) the long-term debt credit rating of such Letter of Credit Provider is withdrawn or downgraded below “BBB” (or the then-equivalent grade) by any Applicable Rating Agency; provided that for determining whether a Liquidity Reserve Letter of Credit is eligible under this definition, a Letter of Credit Provider will be deemed to have the short-term debt credit rating or the long-term debt credit rating, as applicable, of such Letter of Credit Provider or any guarantor of (or confirming bank for) such Letter of Credit Provider; provided, further, that the Liquidity Funding Administrative Agent shall notify the Indenture Trustee and the Servicer of whether Liquidity Reserve Letters of Credit fall into this definition and the Indenture Trustee and the Servicer shall have no such obligation by itself.

“Initial Class Principal Balance” shall mean, with respect to any Class of Notes, as of any date of determination, the aggregate initial Class Principal Balance of all Notes of such Class Outstanding on the date of issuance of such Class of Notes on the related Closing Date, as the same may be increased by the issuance of Additional Notes of such Class (or, (i) in the case of a Class of Variable Funding Notes, the initial maximum committed principal amount of such Class and (ii) in the case of the Liquidity Funding Notes, by draws on the Liquidity Funding Notes issued under the related Liquidity Funding Note Purchase Agreement); provided that upon the payment in full of all Notes of a particular Series, such Notes shall no longer be included in the Initial Class Principal Balance of the relevant Class.

“Initial Purchaser” or “Initial Purchasers” with respect to a particular Series, shall have the meaning ascribed to it in the applicable Series Supplement.

“Installation Component” shall mean, with respect to each Collection Period, $468.40 multiplied by the number of Replacement Customers related to such Collection Period.

“Institutional Accredited Investor” shall mean an “accredited investor” within the meaning of paragraph (1), (2), (3), (7), (8), (9), (12) or (13) of Rule 501(a) of Regulation D under the Securities Act or an entity owned entirely by other entities that fall within such paragraphs.

“Insurance Policies” shall have the meaning ascribed to it in Section 7.05.

“Insurance Proceeds” shall mean all of the proceeds or awards received (i) under any insurance policy in respect of a casualty or loss or (ii) pursuant to any condemnation, taking or similar proceeding.

“Insurance Proceeds Account” shall mean a non-interest bearing segregated trust account, established in accordance with Section 3.01(c) as an Eligible Account in the name of the Indenture Trustee on behalf of the Secured Parties, into which Insurance Proceeds shall be deposited in accordance with Section 7.06(b).

“Interest Accrual Period” shall mean, for each Payment Date (x) with respect to each Class of Term Notes, the period from and including the 25th day of the preceding calendar month (or, with respect to the initial Payment Date for a Series, the related Closing Date for such Series) to but excluding the 25th day of the calendar month in which such Payment Date occurs and (y) with respect to any Class of A-1 Notes, the interest accrual period set forth in the related Class A-1 Note Purchase Agreement.

“Interim Successor Manager” shall have the meaning defined in the Back-Up Management Agreement.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended.

“Involuntary Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Involuntary Obligor Bankruptcy” shall have the meaning ascribed to it in Section 7.20.

“Issuer” shall have the meaning ascribed to it in the preamble hereto.

“Issuer Order” and “Issuer Request” shall mean a written order or request signed in the name of the Issuer by any one of its Authorized Officers and delivered to the Indenture Trustee and the Servicer upon which the Indenture Trustee and the Servicer, as applicable, may conclusively rely.

“Joinder Agreement” shall mean a Joinder Agreement, executed by an Additional Asset Entity and delivered to the Indenture Trustee pursuant to Error! Reference source not found., substantially in the form of Exhibit E.

“Jointly Utilized Assets” shall mean those Fiber Network Assets that are jointly utilized to deliver Services by the Asset Entities to Residential Customers and to deliver services by the Non-Securitization Entities to the copper customers.

“JPM” shall mean JPMorgan Chase Bank, N.A.

“JPM Account Control Agreement” shall mean the Account Control Agreement, dated as of the Series 2026-1 Closing Date, by and among the Issuer, the Indenture Trustee and JPM.

“KBRA” shall mean Kroll Bond Rating Agency, LLC or any successor rating agency thereof.

“Knowledge” whenever used in this Base Indenture or any of the other Transaction Documents, or in any document or certificate executed pursuant to this Base Indenture or any of the other Transaction Documents (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity (or, in the case of the Indenture Trustee or the Servicer, any Responsible Officer); and (ii) also to the knowledge of the person signing such document or certificate.

“Letter of Credit Fees” shall mean, with respect to any Liquidity Reserve Letter of Credit issued under a Variable Funding Note Purchase Agreement, the fees with respect to such Liquidity Reserve Letter of Credit set forth in the applicable Variable Funding Note Purchase Agreement or any fee letter related thereto.

“Leverage Ratio” shall mean, with respect to any Determination Date, the ratio obtained by dividing (i) the excess of (a) the aggregate outstanding principal balance of all Notes (other than any Liquidity Funding Notes) as of such Determination Date over (b) all amounts on deposit in any Prefunding Accounts by (ii) the Aggregate Annualized Net Cash Flow as of such Determination Date.

“Lien” shall mean, with respect to any property or assets, any lien, hypothecation, encumbrance, assignment for security, charge, mortgage, pledge, security interest, conditional sale or other title retention agreement or similar lien.

“Liquidation Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Liquidity Funding Administrative Agent” with respect to any Liquidity Funding Notes of a Series shall have the meaning ascribed to it in the relevant Liquidity Funding Note Purchase Agreement.

“Liquidity Funding Advance” with respect to any Liquidity Funding Notes of a Series shall have the meaning ascribed to it in the relevant Liquidity Funding Note Purchase Agreement.

“Liquidity Funding Commitment” shall mean, with respect to each Liquidity Funding Noteholder under the relevant Liquidity Funding Note Purchase Agreement, the commitment of such Liquidity Funding Noteholder to fund Liquidity Funding Advances from time to time subject to the satisfaction or waiver of the applicable conditions precedent thereto in accordance with such Liquidity Funding Note Purchase Agreement.

“Liquidity Funding Commitment Fees” shall have the meaning ascribed to it in Section 2.01(c)(vii).

“Liquidity Funding Note Purchase Agreement” shall mean, for any Series of Liquidity Funding Notes, the note purchase agreement pursuant to which such Liquidity Funding Notes are issued to the note purchasers identified therein.

“Liquidity Funding Noteholder” or “Class A-1-L Noteholder” shall mean, with respect to any Liquidity Funding Notes of a Series, a Noteholder of such Liquidity Funding Notes.

“Liquidity Funding Notes” or “Class A-1-L Notes” shall mean Notes of a Series designated at the time of issuance thereof as “Liquidity Funding Notes” or “Class A-1-L Notes” (including the Series 2026-1 Liquidity Funding Notes) and pursuant to which the Class Principal Balance thereof may increase from time to time in connection with draws thereunder for the purpose of funding Liquidity Funding Advances, in the manner set forth in the related Liquidity Funding Note Purchase Agreement.

“Liquidity Reserve Account” shall mean the reserve account designated to reserve funds in an amount equal to the Required Liquidity Reserve Amount in accordance with Section 4.05.

“Liquidity Reserve Deficiency Amount” shall have the meaning ascribed to it in Section 4.05(c).

“Liquidity Reserve Draw Amount” shall mean, with respect to any Payment Date and as calculated as of the immediately preceding Reporting Date, any amounts pursuant to clauses (i), (iii) and (iv) of the Priority of Payments that would be due and unpaid after accounting for all distributions pursuant to the Priority of Payments on such Payment Date, assuming that the only funds distributed pursuant to the Priority of Payments are the related Retained Collections and any funds from a Yield Maintenance Reserve Account.

“Liquidity Reserve Letter of Credit” shall mean an outstanding letter of credit issued by an Eligible L/C Provider for the benefit of the Indenture Trustee for the benefit of the Noteholders and the other Secured Parties and the Servicer from either (i) a portion of the commitment with respect to any Variable Funding Note Purchase Agreement or (ii) a portion of the commitment with respect to any credit facility entered into by one or more Non-Securitization Entities, in each case only so long as the named beneficiary with respect to such Liquidity Reserve Letter of Credit is the Indenture Trustee or an Obligor (or which letter of credit is otherwise contributed to the Issuer).

“Liquidity Reserve Release Amount” shall have the meaning ascribed to it in Section 4.05(b).

“Majority Controlling Class Holders” shall mean the Noteholders representing more than 50% of the Class Principal Balance of the Controlling Class.

“Majority of Noteholders” shall have the meaning ascribed to it in Section 11.07(b).

“Management Agreement” shall mean the Management Agreement, dated as of the Series 2026-1 Closing Date, by and among the Manager, the Holdco Guarantor and the Obligors.

“Management Fee” shall mean a fee payable to the Manager, with respect to any Payment Date, equal to the sum of:

(i)	to pay all direct costs to operate and maintain the Fiber Network Assets (including, but not limited to, backhaul costs, utility costs, building services real estate and maintenance costs and pole attachment costs (such costs, the “Network OpEx”)), an amount equal to the sum of the Network OpEx Variable Component and the Network OpEx Fixed Component (the “Network OpEx Component”);

(ii)	to pay all costs of field technicians related to installation and maintenance activities of the Fiber Network Assets (including, but not limited to, labor costs, buried drop costs, material costs, fleet costs and maintenance, CPE costs, and travel costs), an amount equal to the sum of (i) the Installation Component plus (ii) the Servicing Component (the “Field Tech Cost Component”);

(iii)	to pay sales and marketing costs and costs related to customer support (including, but not limited to, customer care and repair costs for customer calls to call center) expenses, an amount equal to the sum of (i) the Sales and Marketing Component plus (ii) the Customer Support Component (the “Variable SG&A Component”);

(iv)	to pay fixed costs for corporate overhead related to the Fiber Network Assets, $1,000,000 with respect to each Collection Period (the “Fixed SG&A Component”); and

(v)	to pay for direct maintenance costs to maintain the Fiber Network Assets in operating condition and repair fiber optic infrastructure, inclusive of plant maintenance and repair costs, inclusive of expenses associated with external contractors for such activities, $1.00 multiplied by the number of Passed Residential Fiber Locations in the related Collection Period (the “Maintenance CapEx Component”).

A new formula for the calculation of the Management Fee may be designated by the Issuer in writing to the Indenture Trustee and the Servicer, so long as (a) the Issuer certifies in writing to the Indenture Trustee and the Servicer that the formula was determined in consultation with the Back-Up Manager, (b) the Issuer discloses the formula in each Manager Report and (c) the Indenture Trustee and the Servicer have received written confirmation from the Issuer that a Rating Agency Confirmation with respect to each Series of Notes Outstanding has been obtained; provided that, the foregoing requirements shall not apply to any amendment of the definition of “Passed Residential Fiber Location” by the Manager with Rating Agency Confirmation, as set forth in the definition thereof.

“Manager” shall mean, as of the Series 2026-1 Closing Date, Uniti Kinetic Fiber LLC, and thereafter any other manager described in the Management Agreement or one or more Successor Managers as may be charged with management of the Asset Entities in accordance with the terms and conditions of the Transaction Documents.

“Manager Report” shall have the meaning ascribed to it in Section 7.02(a)(v).

“Manager Termination Event” shall have the meaning ascribed thereto in the Management Agreement.

“Material Adverse Effect” shall mean, (i) a material adverse effect upon the business, operations, or condition (financial or otherwise) of the Obligors and the Holdco Guarantor (taken as a whole), (ii) the material impairment of the ability of the Obligors and the Guarantor (taken as a whole) to perform their obligations under the Transaction Documents (taken as a whole), or (iii) a material adverse effect on the use, value or operation of the Fiber Networks (taken as a whole).

“Material Agreement” shall mean any contract or agreement, or series of related written agreements, by any Asset Entity or the Issuer relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Fiber Network Assets under which there is an obligation of an Obligor in the aggregate to pay, or under which any Obligor receives compensation in the aggregate, of more than $5,000,000 per annum, excluding (i) the Transaction Documents, (ii) any agreement which is terminable by an Obligor on not more than 60 days’ prior written notice without any material fee or penalty, (iii) any Customer Agreement and (iv) any Fiber Network Underlying Rights Agreement.

“Member” shall mean, individually or collectively, any entity which is now or hereafter becomes the managing member or shareholder of any of the Issuer, the Holdco Guarantor or the Asset Entities under such Person’s Organizational Documents.

“Minimum Cash Liquidity Amount” shall mean, as of any Payment Date, an amount equal to the excess, if any, of (1) the product of (x) the sum of (i) the amount of interest on the Class A-2 Notes and the Class B Notes due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date, (ii) the Note Rate for the Class C Notes multiplied by the Class Principal Balance of the Class C Notes as of such Determination Date, divided by 12 and (iii) the aggregate amount of interest, commitment fees (including any Series 2026-1 VFN Undrawn Commitment Fees and the Series 2026-1 Liquidity Funding Commitment Fees) and Letter of Credit Fees due and payable to holders of any Class A-1 Notes on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date and (y) three, over (2) the aggregate available amount of each Liquidity Reserve Letter of Credit that has been issued and is outstanding and undrawn as of such Payment Date.

“Minimum DSCR” shall mean 1.50:1.00.

“Monthly Amortization Amount” shall mean, on each Payment Date with respect to any Class of Notes of any Series that provides for scheduled principal amortization, the sum of (i) the Targeted Amortization Amount for such Notes, if any, on such Payment Date and (ii) the Unpaid Monthly Amortization Amount for such Notes as of such Payment Date.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Network OpEx Variable Component” shall mean, with respect to each Collection Period, $1.30 multiplied by the total number of Passed Residential Fiber Locations as of the last day of such Collection Period.

“Network OpEx Fixed Component” shall mean, with respect to each Collection Period, $750,000; provided that, this amount (as may have been previously increased) shall be permanently increased by 1% on the first Payment Date immediately following each anniversary of the Series 2026-2 Closing Date, if as of the last of the day of the related Collection Period, the Retained Collections received during the immediately preceding twelve (12) Collection Periods are at least 1% higher than the Retained Collections received during the twelve (12) Collection Periods immediately preceding such Collection Periods.

“New Customers” shall mean, with respect to any Collection Period, each new Residential Customer which, during such Collection Period, entered into a Customer Agreement with an Asset Entity pursuant to which broadband services are provided.

“Non-Contributed Utility Poles” shall mean any utility pole that is either owned by third-parties or owned jointly by certain of the Non-Securitization Entities and third parties whose pole attachments are used by the Asset Entities to deliver Services.

“Non-Securitization Customer Locations” shall mean, as of any date of determination, those customer locations of the Non-Securitization Entities for which the delivery of services utilizes Shared Fiber Assets.

“Non-Securitization Entities” shall mean Uniti Group and certain of its subsidiaries, except for the Obligors and the Holdco Guarantor (including other special purpose vehicles used in connection with other securitizations of Uniti Group and its subsidiaries).

“Non-Transferable Fiber Network Underlying Rights Agreements” shall mean certain Fiber Network Underlying Rights Agreements that pursuant to their terms cannot be assigned to the applicable Asset Entities on the relevant Closing Date as listed in the applicable Access Agreement.

“Note Owner” shall mean, with respect to any Book-Entry Note, the Person who is the beneficial owner of such Note as reflected on the books of the Depositary or on the books of a DTC Participant or on the books of an indirect participating brokerage firm for which a DTC Participant acts as agent.

“Note Rate” shall mean (i) with respect to any Term Note of a Class and a Series, the interest rate applicable thereto as set forth in the Series Supplement for such Series and (ii) with respect to any Class A-1 Notes of a Series, the rate determined in accordance with the related Class A-1 Note Purchase Agreement.

“Note Register” and “Note Registrar” shall mean the register maintained and the registrar appointed or otherwise acting pursuant to Section 2.02(a).

“Noteholder” shall have the meaning ascribed to it in the definition of “Holder”.

“Noteholder Tax Identification Information” shall mean information and/or properly completed and signed tax certifications provided by a recipient of payments that is sufficient (i) to eliminate the imposition of or determine the amount of any withholding of tax, including FATCA Withholding Tax with respect to payments made to such recipient, (ii) to determine that such recipient of payments has complied with such recipient’s obligations under FATCA or (iii) to otherwise allow the Issuer, Paying Agent and Indenture Trustee to comply with their respective obligations under FATCA.

“Notes” shall mean the Series 2026-1 Notes, the Series 2026-2 Notes and any other notes (including Additional Notes) issued by the Issuer pursuant to this Base Indenture and the related Series Supplements.

“NRSRO” shall mean a nationally recognized statistical ratings organization.

“Obligations” shall mean the unpaid principal amount of the Outstanding Notes, accrued interest thereon and all other obligations, liabilities and indebtedness of every nature to be paid or performed by the Holdco Guarantor or any of the Obligors under the Transaction Documents, including fees, costs, indemnity amounts and expenses, and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect by or against the Holdco Guarantor or any of the Obligors, and the performance of all other terms, conditions and covenants under the Transaction Documents.

“Obligors” shall have the meaning ascribed to it in the preamble hereto.

“Obligor Collateral” shall have the meaning ascribed to it in Section 14.01(a).

“Original Base Indenture” shall have the meaning ascribed to it in the recitals hereto.

“Offering Memorandum” with respect to a Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Officer’s Certificate” shall mean a certificate signed by any Authorized Officer of the Issuer or the Manager, under the circumstances described in, and otherwise complying with, the applicable requirements of Section 15.01, and delivered to the Indenture Trustee or the Servicer, as applicable.

“Operation Standards” shall have the meaning set forth in the Management Agreement.

“Opinion of Counsel” shall mean one or more written opinions of counsel which shall be reasonably acceptable to and delivered to the addressee(s) thereof.

“OID” shall have the meaning ascribed to it in Section 5.01(f).

“Organizational Documents” shall mean, to the extent applicable to any of the Obligors, the Holdco Guarantor, the Manager, the Indenture Trustee and the Servicer, the certificate of formation, certificate or articles of incorporation, limited liability company agreement, operating agreement, memorandum of association or articles of association applicable to such Obligor, Guarantor, Manager, Indenture Trustee or Servicer.

“Other Servicing Fees” shall mean the Special Servicing Fee, the Liquidation Fee, the Workout Fee, the Fiber Network Acquisition Fee and the Fiber Network Release Fee.

“Outstanding” shall mean, as of the date of determination, all Notes theretofore authenticated and delivered (or registered in the case of Uncertificated Notes) under this Base Indenture, except:

(a)               Notes theretofore cancelled (or de-registered in the case of Uncertificated Notes) by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b)               Notes for the payment of which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent (other than the Issuer) in trust for the Holders of such Notes (provided, however, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Base Indenture or provision for such notice has been made, satisfactory to the Indenture Trustee); or

(c)               Notes in exchange for or in lieu of which other Notes have been authenticated and delivered (or registered in the case of Uncertificated Notes) pursuant to this Base Indenture unless proof satisfactory to the Indenture Trustee is presented that any such first-mentioned Notes are held by a protected purchaser;

provided, however, that in determining whether the Holders of the requisite Class Principal Balance of any Class of Notes have given any request, demand, authorization, direction, notice, consent, or waiver hereunder or under any other Transaction Document, Notes owned by the Issuer, any other obligor upon the Notes or any Affiliate of the foregoing Persons shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee or the Servicer, as applicable, has actual knowledge that such Notes are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not an Obligor, any other obligor upon the Notes or any Affiliate of any of the foregoing Persons.

“Ownership Interest” shall mean, in the case of any Note, any ownership or security interest in such Note as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Participants” shall mean Clearstream Participants, DTC Participants or Euroclear Participants, as applicable.

“Passed Residential Fiber Locations” shall mean any residential home, any individual residential customer within an MTE or any other potential residential customer location by which any Asset Entity has fiber infrastructure “passed” that has the capability to provide a customer connection (as determined by the Manager in accordance with its internal methodology); provided, that the Manager’s internal methodology for the calculation of “passed” locations may be amended by the Manager at any time for purposes of this definition with Rating Agency Confirmation.

“Paying Agent” shall be (x) initially, the Indenture Trustee, who is hereby authorized by the Issuer to make payments as agent of the Issuer to and from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes on behalf of the Issuer, or (y) any successor appointed by the Issuer who (i) meets the eligibility standards for the Indenture Trustee specified in Section 11.06 and (ii) is authorized to make payments to and from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes.

“Payment Date” shall mean the 25th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day; provided that the initial Payment Date for any Series may be specified in the Series Supplement for such Series.

“Percentage Interest” shall mean, with respect to any Note, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Outstanding principal balance of such Note on such date, and the denominator of which is the Class Principal Balance of the

Class to which such Note belongs on such date. The Percentage Interest for any Class of Variable Funding Notes shall be calculated based on the maximum committed amounts of such Variable Funding Notes. The Percentage Interest for any Class of Liquidity Funding Notes shall be calculated based on the maximum committed amounts of such Liquidity Funding Notes.

“Pending Assets” shall mean the Fiber Network Assets, Customer Agreements and related Customer Receivables located in the state of Oklahoma that will not be transferred to the Series 2026-2 Prefunding Period Entity on the Series 2026-2 Closing Date due to pending regulatory approvals.

“Pending Assets Transfer” shall mean the transfer of Pending Assets from the applicable Non-Securitization Entities to the Series 2026-2 Prefunding Period Entity upon the receipt of the required regulatory approvals.

“Pending Assets Transfer Date” shall mean the date on which a Pending Assets Transfer occurs.

“Permitted Encumbrances” shall mean, collectively, (i) Liens created pursuant to the Transaction Documents; (ii) Liens for taxes, assessments, governmental charges, levies or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which adequate reserves have been maintained in accordance with GAAP with respect to such Liens; (iii) zoning, subdivision and building laws and regulations of general application to the Fiber Networks; (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens (1) arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or (2) for which the Asset Entities are adequately indemnified by another party (other than an Affiliate); (v) with respect to a Fiber Network, the interests of the owner or lessor of the real property through which such Fiber Network runs; (vi) easements, rights-of-way, licenses, restrictions, encroachments, liens and other similar encumbrances incurred in the ordinary course of the business of the Asset Entities or, with respect to any Fiber Network, which, in the aggregate, do not materially (1) interfere with the ordinary conduct of the business of the Asset Entities, taken as a whole, or (2) impair the use or operations of the interest of the Asset Entity in such Fiber Network; (vii) Liens arising in connection with any Remedial Work (as to the Asset Entities) not in excess of $1,000,000 in an aggregate amount at any time outstanding (excluding any portion thereof for which either (a) such Asset Entity has been indemnified by another party other than an Affiliate or (b) with respect to which a cash reserve in an amount equal to the remediation costs has been provided for and funded); (viii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (ix) Liens created by lease agreements, statute or common law to secure the payments of rental amounts or other sums not yet delinquent thereunder; (x) grants or Liens on real or personal property that is leased, licensed or occupied by an Asset Entity pursuant to an easement, license or other Fiber Network Underlying Rights Agreement created or caused by an owner or lessor thereof or arising out of the fee interest therein; (xi) Customer Agreements and other licenses, sublicenses, leases or subleases granted by the Asset Entities in the ordinary course of their businesses and not materially interfering with the conduct of the business of the Asset Entities; (xii) Liens incurred or created in the ordinary course of business on cash and cash equivalents to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders; (xiii) Liens securing the payment of judgments which do not result in an Event of Default; (xiv) Liens arising as a consequence of liens imposed as a result of the failure of a Site Owner to pay taxes, assessments or similar charges; (xv) Liens existing on the Series 2026-1 Closing Date, which shall be released on such date; provided that mortgage recordations need not have been terminated of record on the Series 2026-1 Closing Date so long as such mortgage recordations are terminated within ninety (90) days after the Series 2026-1 Closing Date; (xvi) Liens securing purchase money indebtedness and incurred in order to finance the acquisition, lease or improvement of equipment in the ordinary course of business, to the extent secured solely by such equipment, (xvii) Liens not securing indebtedness that attach to any Collateral in an aggregate outstanding amount not exceeding $1,000,000 at any time, (xviii) deposits or pledges made to secure payment obligations supporting contractual obligations to municipalities or other governmental authorities in connection with the receipt of permits for the construction, development or improvement of any Fiber Network Asset, to the extent secured solely by the real property and/or other assets relating to such Fiber Network Assets, (xix) any Liens arising under law or pursuant to documentation governing permitted accounts in connection with the Asset Entities’ cash management systems (including credit card and processing arrangements), and (xx) Liens arising in connection with any capital lease obligation, sale-leaseback transaction or indebtedness, in each case that is permitted under this Base Indenture.

“Permitted Indebtedness” shall have the meaning ascribed to it in Section 7.16.

“Permitted Investments” shall have the meaning ascribed to it in the Cash Management Agreement.

“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Plan” shall mean (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the Code to which Section 4975 or provisions under any Similar Laws apply, (iii) an entity deemed to hold the assets of any of the foregoing (within the meaning of the Plan Assets Regulation or otherwise).

“Plan Assets Regulation” shall mean the U.S. Department of Labor regulation codified at 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA.

“Pledged Equity Interests” shall mean all Equity Interests in the Asset Entities owned by the Issuer.

“Pole Attachments Access Agreement” shall mean the access agreement entered into by the Non-Securitization Entities and the Asset Entities on the Series 2026-1 Closing Date (as supplemented by the joinder thereto on the Series 2026-2 Closing Date, or following the Series 2026-2 Closing Date, including upon consummation of the Pending Assets Transfer), pursuant to which the Asset Entities were granted access to the Non-Contributed Utility Poles for the purpose of delivering the Services.

“Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Additional Interest Rate” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Note Spread” for each Class and Series of Notes, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Post-ARD Period” shall mean, with respect to any Class of Notes in a Series, the period (x) commencing on the applicable Anticipated Repayment Date for such Class (if the Notes of such Class have not been paid in full on or prior to such date) and (y) ending on the date on which all principal of, and interest (including Post-ARD Additional Interest and Deferred Post-ARD Additional Interest) on, such Class of Notes of such Series is paid in full.

“Pre-Existing Condition” shall have the meaning ascribed to it in Section 7.06(b).

“Pre-formed Additional Asset Entity” shall mean a limited liability company, partnership or other entity acquired or formed by the Issuer in advance of its acquisition of any Fiber Network Assets. No Pre-formed Additional Asset Entity will constitute an Additional Asset Entity (or Asset Entity) unless and until it owns Fiber Network Assets, and immediately upon acquiring Fiber Network Assets it will become an “Asset Entity” pursuant to Section 15.26. On the Series 2026-2 Closing Date, the Series 2026-2 Prefunding Period Entity will be a Pre-formed Additional Asset Entity.

“Prefunding Account” shall mean each non-interest bearing segregated trust account established as an Eligible Account in the name of the Indenture Trustee for the benefit of the Noteholders of one or more Classes of a Series and the other Secured Parties in connection with the issuance of such Series of Notes, the purpose of which is to reserve all or a portion of the proceeds of the issuance of such Series of Notes, to be released to the Issuer in accordance with the terms of the Series Supplement for such Series. The amount to be deposited into a Prefunding Account for a Series of Notes on the Closing Date of such Series will be the amount specified in the Series Supplement for such Series.

“Prefunding Account Bank” shall have the meaning ascribed to it in Section 3.01(b).

“Prefunding Period” shall mean with respect to any Class and Series that has funded a Prefunding Account, the period commencing on the Closing Date of such Class and Series and ending on the date specified in the Series Supplement for such Series.

“Prepayment Consideration” shall mean, unless otherwise defined in the applicable Series Supplement,

(i)               with respect to any prepayment of the principal balance of a Note (other than with funds on deposit in any Prefunding Account), an amount that is equal to the excess, if any, of

(x)       the present value on the date of such prepayment of the sum of all future installments of interest (excluding any interest required to be paid on the applicable prepayment date) on and principal of such Note that the Issuer would otherwise have been required to pay on the portion of such Note to be prepaid from the date of such prepayment to and including the last day of the related Prepayment Consideration Period absent such prepayment (assuming (i) timely payment of any Monthly Amortization Amounts and (ii) that the entire remaining unpaid principal amount of such Note or portion thereof will have been paid on the final day of the related Prepayment Consideration Period), with such present value determined by the use of a discount rate equal to the sum of (a) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association), five Business Days prior to such prepayment of the United States Treasury Security having the maturity closest to the last day of the related Prepayment Consideration Period, plus (b) 0.50% over

(y)        the principal amount of such Note being prepaid on the date of such prepayment;

provided that, in making any determination of principal pursuant to the preceding clause (x), such principal amount will be further reduced by any unreinvested proceeds of a condemnation, casualty or other loss of Fiber Network Assets then available to the Issuer and any amounts on deposit in the Cash Trap Reserve Account; and

(ii)                with respect to any prepayment of the principal balance of a Note made from funds on deposit in any Prefunding Account, the amount set forth in the applicable Series Supplement.

“Prepayment Consideration Period”, with respect to each Series and Class, shall have the meaning ascribed to it in the related Series Supplement.

“Priority of Payments” shall have the meaning ascribed to it in Section 5.01(a).

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“PTE” shall have the meaning ascribed to it in Section 11.06.

“Qualified Institutional Buyer” shall mean a qualified institutional buyer within the meaning of Rule 144A.

“Rapid Amortization Period” shall mean a period that (x) will commence as of any Determination Date if the Senior DSCR as of such Determination Date is less than the Minimum DSCR and (y) will continue to exist until the Senior DSCR equals or exceeds the Minimum DSCR for three consecutive Determination Dates.

“Rated Final Payment Date” with respect to each Class of a Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Rating Agency” or “Rating Agencies” shall mean, with respect to a Class and Series of Notes, the rating agency or rating agencies appointed by the Issuer to rate such Class and Series of Notes specified as such in the Series Supplement for such Series.

“Rating Agency Confirmation” with respect to any Series and Class of Notes, shall have the meaning ascribed to it in the applicable Series Supplement for such Series and Class of Notes, or, if not ascribed a meaning therein, shall mean, with respect to any transaction or matter in question concerning such Series and Class of Notes, (i) 30 calendar days’ prior written notice by the Issuer to each Rating Agency then-appointed by the Issuer to rate such Series and Class of Notes (or such shorter period as may be agreed upon by each such Rating Agency in its discretion) and (ii) confirmation from each such Rating Agency that such transaction or matter will not result in a downgrade, qualification or withdrawal of the then-current rating assigned by it to such Series and Class of Notes (or the placing of such Series and Class of Notes on negative credit watch or ratings outlook in contemplation of any such action with respect thereto); provided that, other than with respect to (i) any issuance of Additional Notes, (ii) any Specified Amendment, or (iii) any amendment effected pursuant to Section 13.01(xiv), (A) no Rating Agency Confirmation will be required from any such Rating Agency with respect to any matter or transaction to the extent that such Rating Agency (x) no longer maintains a rating on such Class of the Notes or (y) has made a public statement or has otherwise communicated to the Issuer that it will not review such transaction or matter or that it will no longer review transactions or matters of such type for purposes of evaluating whether to confirm the then-current ratings of obligations rated by such Rating Agency, and (B) if any such Rating Agency refuses to respond or otherwise does not respond to a request for Rating Agency Confirmation made in accordance with this Base Indenture within 15 Business Days of such request being made (but otherwise confirms recognition of receipt of such request), the requirement to obtain Rating Agency Confirmation from such Rating Agency shall be deemed to have been satisfied or waived.

“Rating Criteria” with respect to any Person, shall mean that (i) the short-term deposit obligations of such Person are rated at least “F2” by Fitch (or its equivalent from at least one NRSRO if Fitch is not a Rating Agency for any Series of Notes), or (ii) the long-term unsecured debt obligations of such Person are rated at least “BBB” by Fitch (or its equivalent from at least one NRSRO if Fitch is not a Rating Agency for any Series of Notes).

“Receiver” shall mean a receiver, a manager or a receiver and manager.

“Record Date” shall mean, with respect to payments made on any Payment Date, the close of business on the last Business Day of the related Collection Period; provided, however, with respect to any redemption or optional prepayment of any Series and Class of Notes, the Record Date will be the Business Day prior to the date of such redemption or optional prepayment.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Regulation S Global Note” shall mean with respect to any Series and Class of Notes, one or more global Notes representing such Series and Class offered and sold outside the United States in reliance on Regulation S, in definitive, fully registered form without interest coupons, which Notes bear a Regulation S Legend. It being understood that at no time may Tax Restricted Notes be offered or sold in reliance on Regulation S.

“Regulation S Legend” shall mean, with respect to any Series and Class of Notes, a legend generally to the effect that such Series and Class of Notes may not be offered, sold, pledged or otherwise transferred in the United States or to a U.S. Person (as defined under Regulation S) prior to the related Release Date except pursuant to an exemption from the registration requirements of the Securities Act.

“Related Party” shall mean, with respect to any Obligor, any partner, member, shareholder, principal or Affiliate of such Obligor or of another Obligor, except that the term does not include any other Obligor or the Holdco Guarantor.

“Related Property” shall mean:

(a)               with respect to an Asset Entity, assets that it owns that are related to its ownership or operation of Fiber Network Assets and other property interests or its ownership of Additional Asset Entities, if any, or that are necessary or incidental to such ownership, such operation or the discharge of the obligations of such Asset Entity under the Transaction Documents, under the Customer Agreements, under the Pole Attachments Access Agreement, under any Access Agreement and under any Fiber Network Underlying Rights Agreements, including the rights of such Asset Entity (i) under the Transaction Documents, (ii) under the Customer Agreements, (iii) under the insurance policies contemplated or required by the Transaction Documents, (iv) in the Accounts established and maintained in the name of such Asset Entity, (v) in the Reserves and (vi) in all proceeds of all such Fiber Network Assets and any other tangible or intangible property interests, Additional Asset Entities, if any, and other rights and assets;

(b)               with respect to the Issuer, assets that it owns that are related to its ownership of the applicable Asset Entities or that are necessary or incidental to the discharge of the obligations of the Issuer under the Transaction Documents, including the rights of the Issuer (i) under the Transaction Documents, (ii) under the insurance policies contemplated or required by the Transaction Documents, (iii) in the Accounts established and maintained in the name of the Issuer, (iv) in the Reserves and (v) in all proceeds of all such rights and assets; and

(c)               with respect to the Holdco Guarantor, assets that it owns that are related to its ownership of the Issuer or that are necessary or incidental to the discharge of the obligations of the Holdco Guarantor under the Transaction Documents, including the rights of the Holdco Guarantor (i) under the Transaction Documents, (ii) under the insurance policies contemplated or required by the Transaction Documents and (iii) in all proceeds of all such rights and assets.

“Release Date” shall mean with respect to any Series and Class of Notes (other than any Series and Class of Notes that are designated as Tax Restricted Notes), the date that is 40 days following the later of (i) the Closing Date for such Series of Notes and (ii) the commencement of the initial offering of such Series of Notes in reliance on Regulation S.

“Release Price” shall mean, in relation to the disposition of Fiber Network Assets, an amount equal to the product of (i) the Allocated Note Amount of the relevant disposed Fiber Network Assets and (ii) 125%.

“Release Price Disposition” shall have the meaning ascribed to it in Section 7.29(b).

“Remedial Work” shall mean any investigation, site monitoring, cleanup or other remedial work of any kind required to be performed by any Asset Entity under applicable Environmental Laws because of or in connection with any presence or release of any Hazardous Materials on, under or from any Fiber Network.

“Replacement Customers” means, with respect to any Collection Period, the number of New Customers equal to (i) the total number of New Customers added during such Collection Period, minus (ii) the Incremental Customer Adds for such Collection Period.

“Reporting Date” shall have the meaning ascribed to it in Section 7.02(a)(v).

“Requesting Party” shall have the meaning ascribed to it in Error! Reference source not found..

“Required Liquidity Amount” shall mean (a) as of the Series 2026-2 Closing Date, $72,689,453; and (b) as of any Payment Date, an amount equal to the sum of (1) the amount estimated in good faith by the Manager in accordance with the Operation Standards to be the amount of Reserved Fixed Costs during the Applicable Period, (2) the product of (A) the aggregate amount of Indenture Trustee Fees, Verification Agent Fees, Back-Up Manager Fees, rating agency fees, the Servicing Fee, and fees due to the independent managers of the Obligors and the Holdco Guarantor, due and payable on such Payment Date (in each case, as adjusted to be a monthly amount if the applicable fees are billed on a non-monthly basis) and (B) six, (3) the product of (A) the amount of interest that accrued on the Term Notes (other than any Class C Notes) during the Interest Accrual Period with respect to such Payment Date in each case, as adjusted to be a 30-day amount if the applicable Interest Accrual Period is longer than 30 days and (B) six, (4) the product of (A) the amount of interest on the Class C Notes due and payable on such Payment Date in respect of the related Interest Accrual Period with respect to such Payment Date (in each case, as adjusted to be a 30-day amount if the applicable Interest Accrual Period is longer than 30 days) and (B) three, and (5) the sum of (A) the amount of interest, commitment fees (including any Series 2026-1 VFN Undrawn Commitment Fees) and Letter of Credit Fees that accrued on any Variable Funding Notes during the Interest Accrual Period with respect to such Payment Date and (B) the amount estimated in good faith by the Manager to be the amount of interest, commitment fees and Letter of Credit Fees payable with respect to any Variable Funding Notes for the following five Payment Dates; provided, that with respect to clauses (3) and (4) above, if such Payment Date occurs during a Prefunding Period for any Series, interest payable with respect to the portion of the proceeds of the Classes of Notes of such Series that remains on deposit in the Prefunding Account for such Series will be calculated net of amounts in the Yield Maintenance Reserve Account with respect to such Series.

“Required Liquidity Reserve Amount” shall mean, the greater of (A) the excess, if any, of (1) the Required Liquidity Amount as of such date over (2) the sum of (a) the aggregate available amount of each Liquidity Reserve Letter of Credit that has been issued and is outstanding as of such date, plus (b) the aggregate outstanding amount of commitments available to fund Liquidity Funding Notes (including the Series 2026-1 Liquidity Funding Notes) as of such date; and (B) the Minimum Cash Liquidity Amount as of such date.

“Required Payment Direction” shall have the meaning ascribed to it in Section 3.02(a).

“Reserved Fixed Costs” shall mean, without duplication, (1) all fixed recurring costs and expenses relating to network related utilities cost, pole attachment expenses, building services and maintenance, and transport and (2) all expected insurance premiums, and local or other property and similar taxes (including payments in lieu of taxes) payable with respect to such Fiber Network and/or such related Fiber Network Assets.

“Reserve Account” shall mean (a) the Cash Trap Reserve Account, (b) any Yield Maintenance Reserve Account and (c) the Liquidity Reserve Account.

“Reserves” shall mean the reserve funds held by or on behalf of the Indenture Trustee pursuant to this Base Indenture or the other Transaction Documents, including the funds held in the Reserve Accounts. For the avoidance of doubt, Reserves does not include amounts held in any Prefunding Account.

“Residential Customers” shall mean residential customers within the Contributed Markets.

“Responsible Officer” shall mean, (a) when used with respect to the Indenture Trustee, any officer within the corporate trust department of the Indenture Trustee, including any trust officer or any other officer of the Indenture Trustee, as applicable, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject; in each case who shall have direct responsibility for the administration of this Base Indenture, (b) when used with respect to an Obligor, shall mean an Executive Officer of such Obligor and (c) when used with respect to the Servicer, any officer within the primary servicing office of the Servicer, including any officer or any other officer of the Servicer, as applicable, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Servicing Agreement and the other Transaction Documents.

“Restoration” shall have the meaning ascribed to it in Section 7.06(b).

“Retained Collections” shall mean, with respect to a Collection Period, the amount of Collections received during such Collection Period (excluding all Excluded Amounts).

“Retained Collections Contribution” shall have the meaning ascribed to it in Section 2.12(b).

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act and any successor provision thereto.

“Rule 144A Global Note” shall mean, with respect to any Series and Class of Notes, one or more global Notes representing such Series and Class, in definitive, fully registered form without interest coupons, which Notes do not bear a Regulation S Legend, offered and sold to Qualified Institutional Buyers in the United States of America in reliance on Rule 144A.

“Rule 144A Information” shall mean the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Notes pursuant to Rule 144A.

“Sales and Marketing Component” shall mean, with respect to each Collection Period, $250 multiplied by the number of Replacement Customers related to such Collection Period.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.11(a).

“Secured Parties” shall mean the Indenture Trustee, the Noteholders, the Back-Up Manager and the Servicer.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Securitization Entities” shall mean the Holdco Guarantor, the Issuer, the Closing Date Asset Entities and each other Asset Entity, if any.

“Senior Cash Trap DSCR” shall mean 1.75x.

“Senior Debt Service Coverage Ratio” or “Senior DSCR” shall mean the DSCR as calculated excluding clause (ii)(c) of the definition of DSCR.

“Series” shall mean a series of Notes issued pursuant to this Base Indenture and a related Series Supplement.

“Series 2026-1 Closing Date” shall mean January 30, 2026, as set forth in the Series 2026-1 Supplement.

“Series 2026-1 Closing Date Asset Entity” shall have the meaning ascribed to it in the preamble hereto.

“Series 2026-1 Cut-Off Date” shall have the meaning set forth in the Contribution Agreement.

“Series 2026-1 Term Notes” shall have the meaning set forth in the Series 2026-1 Supplement.

“Series 2026-1 Class A-1-L Notes” shall have the meaning set forth in the Series 2026-1 Supplement. The Series 2026-1 Class A-1-L Notes shall constitute Liquidity Funding Notes for all purposes hereunder and under the other Transaction Documents.

“Series 2026-1 Class A-1-V Notes” shall have the meaning set forth in the Series 2026-1 Supplement. The Series 2026-1 Class A-1-V Notes shall constitute Variable Funding Notes for all purposes hereunder and under the other Transaction Documents.

“Series 2026-1 Liquidity Funding Commitment Fee” shall have the meaning set forth in the Series 2026-1 Liquidity Funding Note Purchase Agreement.

“Series 2026-1 Liquidity Funding Note Purchase Agreement” shall mean that certain note purchase agreement dated as of the Series 2026-1 Closing Date, as amended on the Series 2026-2 Closing Date to increase the commitment of the Class A-1-L Noteholders thereunder, pursuant to which the Issuer sells the Series 2026-1 Class A-1-L Notes to the note purchasers identified therein.

“Series 2026-1 Notes” shall mean, as the context may require, (i) the Series 2026-1 Term Notes and/or (ii) the Series 2026-1 Class A-1-V Notes and/or (iii) the Series 2026-1 Class A-1-L Notes.

“Series 2026-1 Supplement” shall mean the Series 2026-1 Supplement, dated as of the Series 2026-1 Closing Date, by and among the Issuer, the Closing Date Asset Entities and the Indenture Trustee, pursuant to which the Series 2026-1 Term Notes identified therein were issued.

“Series 2026-1 Variable Funding Note Purchase Agreement” shall mean that certain note purchase agreement dated as of the Series 2026-1 Closing Date pursuant to which the Issuer sells the Series 2026-1 Class A-1-V Notes to the note purchasers identified therein.

“Series 2026-2 Closing Date” shall mean July 15, 2026.

“Series 2026-2 Closing Date Asset Entity” shall have the meaning ascribed to it in the preamble hereto.

“Series 2026-2 Notes” shall have the meaning set forth in the Series 2026-2 Supplement.

“Series 2026-2 Supplement” shall mean the Series 2026-2 Supplement, dated as of the Series 2026-2 Closing Date, by and among the Issuer, the Closing Date Asset Entities and the Indenture Trustee, pursuant to which the Series 2026-2 Term Notes identified therein are issued.

“Series 2026-2 Term Notes” shall have the meaning set forth in the Series 2026-2 Supplement.

“Series 2026-1 VFN Undrawn Commitment Fee” shall have the meaning set forth in the Series 2026-1 Variable Funding Note Purchase Agreement.

“Series Supplement” shall mean a series supplement entered into by and among the Issuer and the Asset Entities party thereto, as the Obligors thereunder, and the Indenture Trustee, that authorizes the issuance of a particular Series of Notes pursuant to this Base Indenture and such series supplement pursuant to Section 2.07 hereof.

“Servicer” shall have the meaning set forth in the Servicing Agreement.

“Servicer Termination Event” shall have the meaning ascribed to it in the Servicing Agreement.

“Services” shall mean, collectively, fiber optic services, including data services, IP-delivered voice services and other revenue-generating usages of, or services derived from or related to, the Fiber Networks owned by the Asset Entities, delivered to Residential Customers within the Contributed Markets.

“Servicing Agreement” shall mean the Servicing Agreement, dated as of the Series 2026-1 Closing Date and as amended on the Series 2026-2 Closing Date, between the Indenture Trustee, the Obligors, the Manager and the Servicer.

“Servicing Component” shall mean, with respect to each Collection Period, $2.85 multiplied by the number of Residential Customers having an existing Customer Agreement with an Asset Entity as of the last day of such Collection Period.

“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“Shared Access and Services Agreement” shall mean the Shared Access and Services Agreement, dated as of the Series 2026-1 Closing Date (as supplemented by the joinder thereto on the Series 2026-2 Closing Date, or following the Series 2026-2 Closing, including upon consummation of any Pending Assets Transfer), by and among the Manager, each Closing Date Asset Entity, Uniti Services LLC and each Non-Securitization Entity party thereto pursuant to which (i) the Non-Securitization Entities may from time to time be granted access to the Shared Fiber Assets, Utility Pole Assets and Copper Assets and (ii) the Asset Entities will provide the Support Services.

“Shared Fiber Assets” shall mean any portion of the Fiber Network Assets owned by the Asset Entities to which the Non-Securitization Entities (or their successors and assigns) are granted access pursuant to the Shared Access and Services Agreement to provide services to Non-Securitization Customer Locations.

“Similar Law” shall mean the provisions under any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility provisions of Title I of ERISA or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Site Owner” shall mean the real property owner of land with respect to a Fiber Network.

“Special Servicing Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Specially Serviced Fiber Networks” shall have the meaning ascribed to it in the Servicing Agreement.

“Specially Serviced Notes” shall have the meaning set forth in the Servicing Agreement.

“Specified Amendment” shall mean any amendment to the Transaction Documents in order to (i) allow for the addition of new types of Collateral, (ii) decrease the Cash Trap DSCR, Senior Cash Trap DSCR or Required Liquidity Amount, (iii) increase the Cash Trap Trigger Leverage Ratio or Cash Sweep Trigger Leverage Ratio or (iv) amend the Required Liquidity Amount (and make related amendments to the Transaction Documents) to the extent that the Issuer enters into an agreement with a third-party servicer or other entity that agrees to advance amounts to pay shortfalls in (x) debt service on the Notes or (y) certain other amounts necessary to operate Fiber Networks.

“Specified Bankruptcy Opinion Provisions” shall mean the provisions contained in the legal opinion(s) delivered in connection with the issuance of each Series of Notes relating to the substantive non-consolidation of the Obligors and the Holdco Guarantor, on the one hand, with any Non-Securitization Entity, on the other hand.

“Sub-Servicing Agreement” shall have the meaning set forth in the Servicing Agreement.

“Successor Manager” shall have the meaning set forth in the Management Agreement.

“Support Services” shall mean the management and operational services provided by the Asset Entities to the Non-Securitization Entities (and any of their permitted successors and assigns) with respect to the Shared Fiber Assets and the Utility Pole Assets.

“Targeted Amortization Amount” shall mean, on each Payment Date with respect to any Class of Notes that provides for scheduled principal amortization, the amount, if any, set forth in the Series Supplement for such Notes for such Payment Date.

“Tax Restricted Notes” shall mean any Series and Class of Notes for which the Issuer does not receive an opinion from nationally recognized tax counsel that such Series and Class of Notes will be properly characterized as debt for United States federal income tax purposes (it being understood that such Series and Class of Notes will be designated as “Tax Restricted Notes” in the Series Supplement for such Series and Class).

“Term Notes” shall mean Notes of a Series and Class (other than any Class A-1 Notes) designated at the time of issuance thereof as “Term Notes” and pursuant to which the Class Principal Balance thereof permanently decreases with any principal payment on such Notes.

“Termination Date” shall mean the first date on which all Obligations are paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made).

“Third Party Control Party Amendment” shall have the meaning set forth in the Servicing Agreement.

“Transaction Documents” shall mean the Notes, this Base Indenture, each Series Supplement, each Class A-1 Note Purchase Agreement, each note purchase agreement or similar agreement executed in connection with the issuance of Term Notes, the Holdco Guaranty, the Management Agreement, the Back-Up Management Agreement, the Servicing Agreement, the Cash Management Agreement, the Contribution Agreement (and any other similar transfer or contribution agreements entered into in connection with Additional Asset Entities or Additional

Fiber Network Assets), the Shared Access and Services Agreement, the Pole Attachments Access Agreement, the Access Agreement, the Account Control Agreements, each joinder agreement to the Base Indenture executed by an Additional Asset Entity, and all other documents executed by the Holdco Guarantor or any Obligor in connection with the issuance of any Notes. For the avoidance of doubt, the term “Transaction Documents” shall not include any Customer Agreements or any Fiber Network Underlying Rights Agreement.

“Transfer” shall mean any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Note.

“Transferee” shall mean any Person who is acquiring by Transfer any Ownership Interest in a Note.

“Transferor” shall mean any Person who is disposing by Transfer any Ownership Interest in a Note.

“Transition Plan” shall have the meaning set forth in the Back-Up Management Agreement.

“Trust Estate” shall mean all money, instruments, rights and other property that are subject or intended to be subject to the Lien created by this Base Indenture for the benefit of the Secured Parties (including all property and interests Granted to the Indenture Trustee on behalf of the Secured Parties), including all proceeds thereof.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York.

“Uncertificated Note” shall have the meaning ascribed to it in Section 2.01(a)(i).

“Underlying Interests” shall have the meaning ascribed to it in Section 8.01(a).

“United States” shall mean any State, Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and other territories or possessions of the United States of America, except with respect to U.S. federal income tax matters in which case it shall have the meaning given to it in the Code.

“Uniti Group” shall mean Uniti Group Inc., a Delaware corporation.

“Unpaid Monthly Amortization Amount” shall mean, on each Payment Date with respect to a Class of Notes that provides for a Monthly Amortization Amount, the amount, if any, of the unpaid Monthly Amortization Amount for such Notes as measured immediately after the distributions pursuant to the Priority of Payments on the immediately preceding Payment Date.

“Utility Pole Assets” shall mean utility poles that constitute a portion of the Fiber Network Assets owned by the Asset Entities and to which, pursuant to the Shared Access and Services Agreement, the Asset Entities grant the Non-Securitization Entities access for purposes of leasing to third parties under Utility Pole Leases.

“Utility Pole Leases” shall mean each lease or similar agreement pursuant to which a Non-Securitization Entity, acting as lessor, leases Utility Pole Assets to a third-party lessee.

“Variable Funding Note Purchase Agreement” shall mean, for any Class of any Series of Variable Funding Notes, the note purchase agreement pursuant to which the Issuer sells Notes designated at the time of issuance thereof as “Variable Funding Notes” to the note purchasers identified therein.

“Variable Funding Notes” or “Class A-1-V Notes” shall mean Notes of a Series and Class designated at the time of issuance thereof as “Variable Funding Notes” or “Class A-1-V Notes” (including the Series 2026-1 Variable Funding Notes) and pursuant to which the Class Principal Balance thereof may increase and decrease from time to time on a revolving or delayed draw basis in the manner set forth in the note purchase agreement for such Variable Funding Notes.

“Verification Agent” shall initially mean the Indenture Trustee.

“Verification Agent Fee” shall mean a monthly fee equal to $1,250 for each Series of Notes outstanding on such Payment Date to be paid in arrears on each Payment Date to the Verification Agent as compensation for services rendered by it in its capacity as Verification Agent.

“Warm Back-Up Management Trigger Event” shall mean, as provided in the Back-Up Management Agreement, the occurrence and continuation of (i) a Cash Sweep Period or (ii) a Rapid Amortization Period, in each case, that has occurred and is continuing and has not been waived in writing by the Servicer (acting at the direction of the Controlling Class Representative, or, if there is no Controlling Class Representative, the Majority Controlling Class Holders) or otherwise cured in accordance with the Indenture.

“Workout Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Yield Maintenance Reserve Account” shall mean each account established in connection with the issuance of a Series of Term Notes, the purpose of which is to reserve certain amounts with respect to one or more Classes thereof with terms to be set forth in the applicable Series Supplement.

Section 1.02. Rules of Construction. Unless the context otherwise requires:

(a)               a term has the meaning assigned to it;

(b)               accounting terms not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(c)               “or” is not exclusive;

(d)               “including” means including without limitation;

(e)               words in the singular include the plural and words in the plural include the singular;

(f)                all references to “$” or “USD” are to United States dollars;

(g)               any agreement, instrument, regulation, directive or statute defined or referred to in this Base Indenture or in any instrument or certificate delivered in connection herewith means such agreement, instrument, regulation, directive or statute as from time to time amended, supplement or otherwise modified in accordance with the terms thereof and includes (in the case of agreements) references to all attachments thereto and instruments incorporated therein;

(h)               references to a Person are also to its permitted successors and assigns;

(i)                 the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Base Indenture, shall refer to this Base Indenture as a whole and not to any particular provision of this Base Indenture, and Section, Schedule and Exhibit references are to this Base Indenture unless otherwise specified;

(j)                 the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(k)               references to any matter being “permitted” under this Base Indenture or under any other Transaction Document shall include references to such matters not being prohibited or otherwise being approved under this Base Indenture or such other Transaction Document;

(l)                 any reference to any applicable law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such law;

(m)             whenever the phrase “in direct order of alphabetical designation” or “highest alphabetical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and ending with the letter “Z”;

(n)               whenever the phrase “in direct order of alphanumerical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and the lowest numerical designation within such Class and ending with the letter “Z” and the highest numerical designation within such Class (e.g., A-1, then A-2, then B, then C); and

(o)               Liquidity Funding Notes, which are required to be designated as “Class A-1-L Notes” shall be construed as having a higher “alphanumerical designation” (i.e., higher priority) than Variable Funding Notes, which are required to be designated as “Class A-1-V Notes”.

ARTICLE II

THE NOTES

Section 2.01. The Notes.

(a)               Variable Funding Notes.

(i)                 All Variable Funding Notes shall be issued and delivered in fully registered, certificated form (the “Definitive Variable Funding Notes”) or, at the request of a Holder or transferee, in uncertificated, fully registered form evidenced by entry in the Note Registrar (the “Uncertificated Notes”) if provided for in its Series Supplement. Any Definitive Variable Funding Notes shall be substantially in the form or forms provided for in the Series Supplement for such Series; provided, however, that any of the Definitive Variable Funding Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Base Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Variable Funding Notes may be admitted to trading, or to conform to general usage. The Variable Funding Notes shall be revolving or delayed draw Notes. Additional borrowings may be made under any Variable Funding Notes pursuant to the applicable Variable Funding Note Purchase Agreement and, if it is a revolving Note, the principal of the Variable Funding Notes may be repaid and reborrowed pursuant to the terms of the applicable Variable Funding Note Purchase Agreement. The Variable Funding Notes shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof. With respect to any Uncertificated Note, the Indenture Trustee shall provide a Confirmation of Registration to the applicable Holder, upon request of such Holder, after registration of the Uncertificated Note in the Note Register by the Note Registrar.

(ii)              The Variable Funding Notes (other than Uncertificated Notes) shall be executed by manual, electronic or facsimile signature by an Authorized Officer of the Issuer. Definitive Variable Funding Notes bearing the manual, electronic or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer shall be entitled to all benefits under this Base Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Variable Funding Notes or did not hold such offices at the date of such Variable Funding Notes. No Variable Funding Note (other than Uncertificated Notes) shall be entitled to any benefit under this Base Indenture, or be valid for any purpose, however, unless there appears on such Variable Funding Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual, electronic or facsimile signature, and such certificate of authentication upon any Variable Funding Note shall be conclusive evidence, and the only evidence, that such Variable Funding Note has been duly authenticated and delivered hereunder. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver (or register in the case of Uncertificated Notes) any Variable Funding Notes executed by the Issuer for issuance pursuant to this Base Indenture. All Variable Funding Notes shall be dated the date of their authentication (or registration, in the case of Uncertificated Notes).

(iii)            Except as otherwise expressly provided herein:

(A)             Uncertificated Notes registered in the name of a Person shall be considered “held” by such Person for all purposes of this Base Indenture and its applicable Series Supplement; and

(B)              with respect to any Uncertificated Note, (a) references herein to authentication and delivery shall be deemed to refer to creation of an entry for such Uncertificated Note in the Note Register and registration of such Uncertificated Note the name of the owner, (b) references herein to cancellation of a Uncertificated Note shall be deemed to refer to de-registration of such Uncertificated Note and (c) references herein to the date of authentication of a Uncertificated Note shall refer to the date of registration of such Uncertificated Note in the Note Register in the name of the owner thereof.

(iv)             For the avoidance of doubt, no Confirmation of Registration shall be surrendered (x) in connection with a transfer of the related Uncertificated Note or (y) in connection with the final payment of the related Uncertificated Note. In connection with (x) and (y) in the preceding sentence, the Indenture Trustee shall require a written request for registration or de-registration, as applicable, to be signed by the Holder and medallion guaranteed.

(v)               The Note Register shall be conclusive evidence of the ownership of an Uncertificated Note.

(vi)             Each Definitive Variable Funding Note may also be exchanged in its entirety for an Uncertificated Note and, upon complete exchange thereof, such Note shall be cancelled and de-registered by the Note Registrar. Each of the Uncertificated Notes may be exchanged in its entirety for a Definitive Variable Funding Note and, upon complete exchange thereof, such Uncertificated Note shall be de-registered by the Note Registrar. In connection with such exchanges, the applicable Holder shall request such exchange in writing to the Issuer and Indenture Trustee, provide the Indenture Trustee with such documents as it may require to effect such exchange and provide customary documentation as may be required by the Indenture Trustee and the Note Registrar.

(vii)          Any Variable Funding Notes must be designated as “Class A-1-V Notes” and no Notes that are not Variable Funding Notes may be designated as “Class A-1-V Notes.”

(viii)        Subject to the satisfaction of the conditions precedent set forth in the applicable Variable Funding Note Purchase Agreement, the Issuer may increase the outstanding Note principal balance in the manner provided in the Variable Funding Note Purchase Agreement. Upon each such increase, the Indenture Trustee shall, or shall cause the Note Registrar to, indicate in the Note Register such increase.

(b)               Term Notes.

(i)                 The Term Notes shall be substantially in the form attached as Exhibit A-1, A-2, A-3 or A-4, as applicable; provided, further, that any of the Term Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Base Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Term Notes may be admitted to trading, or to conform to general usage. The Term Notes shall be issuable in book-entry form and in accordance with Section 2.03 beneficial ownership interests in the Book-Entry Notes shall initially be held and transferred through the book-entry facilities of the Depositary; provided, that, if specified in the applicable Series Supplement, all or a portion of any Class or Series of Term Notes may be initially issued in fully registered, certificated form (the “Definitive Term Notes” and together with the Definitive Variable Funding Notes and any Definitive Liquidity Funding Notes, the “Definitive Notes”). The Class A Notes and the Class B Notes of any Series shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof. The Class C Notes of any Series shall be issued in minimum denominations of $6,000,000 (or such other amount as may be specified in the applicable Series Supplement with respect to the Class C Notes of any Series) and in any whole dollar denomination in excess thereof.

(ii)              The Term Notes shall be executed by manual, electronic or facsimile signature by an Authorized Officer of the Issuer. The Term Notes bearing the manual, electronic or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer shall be entitled to all benefits under this Base Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Term Notes or did not hold such offices at the date of such Term Notes. No Term Note shall be entitled to any benefit under this Base Indenture, or be valid for any purpose, however, unless there appears on such Term Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual, electronic or facsimile signature, and such certificate of authentication upon any Term Note shall be conclusive evidence, and the only evidence, that such Term Note has been duly authenticated and delivered hereunder. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver any Term Notes executed by the Issuer for issuance pursuant to this Base Indenture. All Term Notes shall be dated the date of their authentication.

(iii)            The aggregate principal amount of the Term Notes which may be authenticated and delivered under this Base Indenture shall be unlimited.

(c)               Liquidity Funding Notes.

(i)                 To the extent issued, all Liquidity Funding Notes shall be issued and delivered in fully registered, certificated form (the “Definitive Liquidity Funding Notes”) or, at the request of a Holder or transferee, in uncertificated, fully registered form evidenced by entry in the Note Registrar (the “Uncertificated Notes”) if provided for in its Series Supplement. Any Definitive Liquidity Funding Notes shall be substantially in the form or forms provided for in the Series Supplement for such Series; provided, that any of the Liquidity Funding Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Base Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Liquidity Funding Notes may be admitted to trading, or to conform to general usage. Except as may be set forth in the applicable Series Supplement, the Liquidity Funding Notes shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof. With respect to any Uncertificated Note, the Indenture Trustee shall provide to the applicable Holder, upon request of such Holder, after registration of the Uncertificated Note in the Note Register by the Note Registrar a Confirmation of Registration, the form of which shall be set forth in Exhibit F attached hereto.

(ii)              To the extent issued, the Liquidity Funding Notes (other than Uncertificated Notes) shall be executed by manual, electronic or facsimile signature by an Authorized Officer of the Issuer. Liquidity Funding Notes bearing the manual, electronic or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer shall be entitled to all benefits under this Base Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Liquidity Funding Notes or did not hold such offices at the date of such Liquidity Funding Notes. No Liquidity Funding Note (other than Uncertificated Notes) shall be entitled to any benefit under this Base Indenture, or be valid for any purpose, however, unless there appears on such Liquidity Funding Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual, electronic or facsimile signature, and such certificate of authentication upon any Liquidity Funding Note shall be conclusive evidence, and the only evidence, that such Liquidity Funding Note has been duly authenticated and delivered hereunder. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver (or register in the case of Uncertificated Notes) any Liquidity Funding Notes executed by the Issuer for issuance pursuant to this Base Indenture. All Liquidity Funding Notes shall be dated the date of their authentication (or registration, in the case of Uncertificated Notes).

(iii)            Except as otherwise expressly provided herein:

(A)             Uncertificated Notes registered in the name of a Person shall be considered “held” by such Person for all purposes of this Base Indenture and its applicable Series Supplement; and

(B)              with respect to any Uncertificated Note, (a) references herein to authentication and delivery shall be deemed to refer to creation of an entry for such Uncertificated Note in the Note Register and registration of such Uncertificated Note the name of the owner, (b) references herein to cancellation of a Uncertificated Note shall be deemed to refer to de-registration of such Uncertificated Note and (c) references herein to the date of authentication of a Uncertificated Note shall refer to the date of registration of such Uncertificated Note in the Note Register in the name of the owner thereof.

(iv)             For the avoidance of doubt, no Confirmation of Registration shall be required to be surrendered (x) in connection with a transfer of the related Uncertificated Note or (y) in connection with the final payment of the related Uncertificated Note. In connection with (x) and (y) in the preceding sentence, the Indenture Trustee shall require a written request for registration or de-registration, as applicable, to be signed by the Holder and medallion guaranteed.

(v)               The Note Register shall be conclusive evidence of the ownership of an Uncertificated Note.

(vi)             Each Definitive Liquidity Funding Note may also be exchanged in its entirety for an Uncertificated Note and, upon complete exchange thereof, such Note shall be cancelled and de-registered by the Note Registrar. Each of the Uncertificated Notes may be exchanged in its entirety for a Definitive Liquidity Funding Note and, upon complete exchange thereof, such Uncertificated Note shall be de-registered by the Note Registrar. In connection with such exchanges, the applicable Holder shall request such exchange in writing to the Issuer and Indenture Trustee, provide the Indenture Trustee with such documents as it may require to effect such exchange and provide customary documentation as may be required by the Indenture Trustee and the Note Registrar.

(vii)          Any Liquidity Funding Notes must be designated as “Class A-1-L Notes” and no Notes that are not Liquidity Funding Notes may be designated as “Class A-1-L Notes.” Furthermore, fees (the “Liquidity Funding Commitment Fees”) on the undrawn portion of any Liquidity Funding Commitments may accrue on each day during the relevant Interest Accrual Period, as set forth in the applicable Liquidity Funding Note Purchase Agreement.

(viii)        Subject to satisfaction (or waiver) of the conditions precedent set forth in the applicable Liquidity Funding Note Purchase Agreement, the Issuer may increase or decrease the Outstanding Note Principal Balance in the manner provided in such Liquidity Funding Note Purchase Agreement. Upon each such increase, the Indenture Trustee shall, or shall cause the Note Registrar to, indicate in the Note Register such increase.

Section 2.02. Registration of Transfer and Exchange of Notes.

(a)               The Issuer may, at its own expense, appoint any Person with appropriate experience as a securities registrar to act as Note Registrar hereunder; provided that in the absence of any other Person appointed in accordance herewith acting as Note Registrar, the Indenture Trustee agrees to act in such capacity in accordance with the terms hereof. The Note Registrar shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Indenture Trustee, and the provisions of Sections 11.01, 11.02, 11.03, 11.04, 11.05(b), and 11.05(c) shall apply to the Note Registrar to the same extent that they apply to the Indenture Trustee and with the same rights of recovery. Any Note Registrar appointed in accordance with this Section 2.02(a) may at any time resign by giving at least 90 days’ advance written notice of resignation to the Indenture Trustee, the Servicer, the Back-Up Manager and the Issuer. The Issuer may at any time terminate the agency of any Note Registrar appointed in accordance with this

Section 2.02(a) by giving written notice of termination to such Note Registrar, with a copy to the Indenture Trustee, the Back-Up Manager and the Servicer. If a successor Note Registrar does not take office within 30 days after the outgoing Note Registrar resigns or is removed, the outgoing Note Registrar may petition any court of competent jurisdiction for the appointment of a successor Note Registrar.

At all times during the term of this Base Indenture, there shall be maintained at the office of the Note Registrar a Note Register in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes (including the name and address of each such Noteholder) and of transfers and exchanges of Notes as herein provided (or as set forth in any Series Supplement with respect to the transfer and registration or de-registration of any Uncertificated Note). The Note Registrar shall indicate in its books and records the principal (and stated interest) amount owing to each Noteholder from time to time. The Issuer, the Servicer and the Indenture Trustee shall have the right to inspect the Note Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register.

Upon written request of any Noteholder of record made for purposes of communicating with other Noteholders with respect to their rights under this Base Indenture (which request must be accompanied by a copy of the communication that the Noteholder proposes to transmit), the Note Registrar, within 30 days after the receipt of such request, must afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar. Every Noteholder, by receiving such access, agrees with the Note Registrar and the Indenture Trustee that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder, regardless of the source from which such information was derived.

(b)               No transfer, sale, pledge or other disposition of any Note or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. No transfer, sale, pledge or other disposition of any Tax Restricted Note or interest therein shall be made unless such transfer, sale, pledge or other disposition is otherwise made in accordance with Section 2.02(k) and, if such transfer, sale, pledge or other disposition is to be made to a Management Affiliate, the Issuer or its agent has provided its written consent to such transfer, sale, pledge or other disposition.

Except as otherwise provided in a Series Supplement for a Series of Variable Funding Notes, if a transfer of any Note that constitutes a Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Notes or a transfer of a Book-Entry Note to a successor Depositary as contemplated by Section 2.03(c)), the Note Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon with no duty to confirm, verify or otherwise review and with no liability therefor) either: (i) a certificate from the Noteholder desiring to effect such transfer substantially in the form attached hereto as Exhibit B-4 or Exhibit B-5, as applicable, and a certificate from the prospective Transferee substantially in the form attached hereto as Exhibit B-2 or Exhibit B-3, as applicable; or (ii) an Opinion of Counsel satisfactory to the Note Registrar to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Issuer, the Servicer, the Indenture Trustee, the Manager, or the Note Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer or such Noteholder’s prospective Transferee on which such Opinion of Counsel is based. Notwithstanding any of the foregoing to the contrary, if a Definitive Term Note is transferred to a Holder who takes its interest therein in the form of a Global Note, such Holder shall not be obligated to provide any additional documentation.

The transfer, sale, pledge or other disposition of any Class of a Series of Class A-1 Notes shall be subject to the terms of the Series Supplement for such Series and the applicable Class A-1 Note Purchase Agreement.

If a transfer of any interest in a Rule 144A Global Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Notes), then the Holder shall be required to represent to the Issuer, the Note Registrar and the Indenture Trustee that it is a Qualified Institutional Buyer and is acquiring a Rule 144A Global Note (or interest therein) for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are Qualified Institutional Buyers). Except as provided in the following two paragraphs, no interest in a Rule 144A Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Note.

Notwithstanding the preceding paragraph, any interest in a Rule 144A Global Note for a Class of Book-Entry Notes (other than a Rule 144A Global Note that is a Tax Restricted Note) may be transferred to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, and credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Rule 144A Global Note in respect of the applicable Class of Notes and increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Also notwithstanding the foregoing, any interest in a Rule 144A Global Note with respect to any Class of Book-Entry Notes may be transferred by any Note Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of an IAI Global Note of the same Class as such Rule 144A Global Note upon delivery to the Note Registrar and the Indenture Trustee of (i) an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee to debit the account of a DTC Participant by the denomination of the transferred interests in such Rule

144A Global Note. Upon delivery to the Note Registrar of an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the subject Rule 144A Global Note by the denomination of the transferred interests in such Rule 144A Global Note and increase the denomination of the IAI Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

If a transfer of any interest in a Definitive Term Note is to be made to a Rule 144A Global Note without registration under the Securities Act, then the new Holder shall be required to represent to the Issuer and the Indenture Trustee that it is a Qualified Institutional Buyer and is acquiring a Rule 144A Global Note (or interest therein) for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are Qualified Institutional Buyers).

Any interest in a Definitive Term Note with respect to any Class (other than a Definitive Term Note that is a Tax Restricted Note) may be transferred to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Definitive Term Notes to be transferred. In addition, prior to any such transfer, the prospective Transferee must furnish a written certification substantially in the form set forth in Exhibit B-1 certifying that such Transferee is not a U.S. Person (as defined under Regulation S). Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Any interest in a Definitive Term Note with respect to any Class may be transferred to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a beneficial interest in an IAI Global Note of the same Class upon delivery to the Note Registrar and the Indenture Trustee of (i) an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee. Upon delivery to the Note Registrar of an Opinion of Counsel, certifications and/or other information satisfactory to the Issuer, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall increase the denomination of the IAI Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

In the event of (and as a condition to) any transfer of a Definitive Term Note in accordance with the prior three paragraphs, such Definitive Term Note shall be surrendered to the Indenture Trustee for cancellation.

Except as provided in the next paragraph, no beneficial interest in a Regulation S Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Note. On or prior to the Release Date, a Note Owner desiring to effect any such Transfer shall be required to obtain from such Note Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit B-1 certifying that such Transferee is not a U.S. Person (as defined under Regulation S). On or prior to the Release Date, beneficial interests in the Regulation S Global Note for each Class of Book-Entry Notes may be held only through Euroclear or Clearstream. The Regulation S Global Note for each Class of Book-Entry Notes shall be deposited with the Indenture Trustee as custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary.

Notwithstanding the preceding paragraph, after the Release Date, any interest in a Regulation S Global Note for a Class of Book-Entry Notes may be transferred to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Note or an IAI Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, and credit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note or IAI Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Regulation S Global Note in respect of the applicable Class of Notes and increase the denomination of the Rule 144A Global Notes or IAI Global Notes, as applicable, for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

None of the Issuer, the Indenture Trustee nor the Note Registrar shall be obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Base Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect a transfer, sale, pledge or other disposition of any Note or interest therein shall, and does hereby agree to, indemnify the Obligors, the Holdco Guarantor, the Initial Purchasers, the Indenture Trustee, the Manager, the Servicer, the Back-Up Manager and the Note Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

(c)               No transfer of any Note or any interest therein shall be made to any Plan or to any Person who is directly or indirectly acquiring such Note on behalf of, as fiduciary of, as trustee of, or with the assets of, a Plan, except in each such case, in accordance with the following provisions of this Section 2.02(c). Any attempted or purported transfer of a Note in violation of this Section 2.02(c) will be null and void and vest no rights in any purported Transferee.

The Note Registrar shall not register the transfer of a Note that constitutes a Definitive Note or the transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note unless the Note Registrar has received from the prospective Transferee a certification that either (i) if it is acquiring a Note other than a Tax Restricted Note, then either (A) such prospective Transferee is not a Plan or any person who is acquiring or holding such Note or any interest therein on behalf of, as fiduciary of, as trustee of, or with assets of, any Plan or (B)

such acquisition and holding by such Transferee of such Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Law or (ii) if it is acquiring Tax Restricted Notes, then either (A) it is neither a Plan nor a person who is purchasing such Notes or any interest therein on behalf of, as fiduciary of, as trustee of, or with assets of, any Plan or (B) it is a Plan not subject to Title I of ERISA or Section 4975 of the Code and its purchase and holding of such Notes or any interest therein will not result in a violation of any applicable Similar Laws.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits B-2 and B-3 is acceptable for purposes of the preceding sentence. If a transfer of any interest in a Note is to be made and is permitted without delivering to the Note Registrar a certification as provided in this Section 2.02(c), the prospective Transferee of such Note, by its acquisition of such Note (or an interest therein), shall be deemed to have represented and warranted that either (i) if it is acquiring a Note other than a Tax Restricted Note, then either (A) such prospective Transferee is not a Plan or any person who is acquiring or holding such Note or any interest therein on behalf of, as fiduciary of, as trustee of, or with the assets of, any Plan or (B) such acquisition and holding by such Transferee of such Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Law or (ii) if it is acquiring a Tax Restricted Note, then either (A) it is neither a Plan nor a person who is purchasing such Tax Restricted Note or any interest therein on behalf of, as fiduciary of, as trustee of, or with assets of, any Plan or (B) it is a Plan not subject to Title I of ERISA or Section 4975 of the Code and its purchase and holding of such Tax Restricted Note or any interest therein will not result in a violation of any applicable Similar Laws.

The Note Registrar shall not register the transfer of a Class C Note that constitutes a Definitive Note or the transfer of an interest in a Book-Entry Class C Note that following such purported transfer will constitute a Definitive Note unless the Note Registrar has received from the prospective Transferee a certification that (A) such prospective Transferee is not, and is not investing on behalf of any, (i) Benefit Plan Investor or (ii) Plan Investor subject to any U.S. or non-U.S. federal, state, local or other laws or regulations that would provide that the assets of the Issuer could be deemed to include the assets of such Plan Investor and (B) if it is, or is investing on behalf of a Plan Investor, its purchase and holding of the Note or any interest therein will not result in a violation of any applicable Other Plan Laws. It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits B-2 and B-3 is acceptable for purposes of the preceding sentence.

If a transfer of any interest in a Class C Note is to be made and is permitted without delivering to the Note Registrar a certification as provided in this Section 2.02(c), the prospective Transferee of such Class A Note or Class B Note, by its acquisition of such Note (or an interest therein), shall be deemed to have represented and warranted that (A) such prospective Transferee is not, and is not investing on behalf of any, (i) Benefit Plan Investor or (ii) Plan Investor subject to any U.S. or non-U.S. federal, state, local or other laws or regulations that would provide that the assets of the Issuer could be deemed to include the assets of such Plan Investor and (B) if it is, or is investing on behalf of a Plan Investor, its purchase and holding of the Note or any interest therein will not result in a violation of any applicable Other Plan Laws.

(d)               If a Person is acquiring a Note as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Note Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications or agreements with respect to each such account as set forth in subsections Error! Reference source not found., (c), (d) or (k), as appropriate, of this Section 2.02.

(e)               Subject to the preceding provisions of this Section 2.02, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose (or as set forth in any Series Supplement with respect to the transfer and registration or de-registration of any Uncertificated Note), one or more new Notes of authorized denominations of the same Class and Series evidencing a like aggregate Percentage Interest (except in the case of Uncertificated Notes) shall be executed, authenticated and delivered, in the name of the designated transferee or transferees, in accordance with Section 2.01(b)(ii).

(f)                At the option of any Noteholder, its Notes may be exchanged for other Notes of authorized denominations of the same Class and Series evidencing a like aggregate Percentage Interest, upon surrender (or de-registration) of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange (or de-registration), the Notes which the Noteholder making the exchange is entitled to receive shall be executed, authenticated and delivered (or registered in the case of Uncertificated Notes) in accordance with Section 2.01(b)(ii).

(g)               Every Note (other than Uncertificated Notes) presented or surrendered for transfer or exchange (or de-registration) shall (if so required by the Note Registrar) be duly endorsed by the Noteholder thereof or be accompanied by a written instrument of transfer in form satisfactory to the Note Registrar duly executed by the Noteholder thereof or its attorney duly authorized in writing.

(h)               No service charge shall be imposed for any transfer or exchange (or de-registration) of Notes, but the Indenture Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange (or de-registration) of Notes.

(i)                 All Notes surrendered for transfer and exchange (other than Uncertificated Notes) shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its standard procedures.

(j)                 The Note Registrar shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the requesting party, an updated copy of the Note Register.

(k)               Each purchaser and Transferee of Tax Restricted Notes will have made all representations, on its own behalf and on behalf of any Beneficial Owner for which it is purchasing or acquiring Tax Restricted Notes, specified in the applicable Series Supplement.

Notwithstanding anything herein to the contrary, no transfer of any beneficial interest in any Tax Restricted Note of a Series shall be permitted (i) if such transfer would result in there being collectively more than the number of Persons specified in the applicable Series Supplement that may be beneficial holders and beneficial owners of Tax Restricted Notes or (ii) to a Benefit Plan Investor or Similar Law Plan, and each Transferee of a Tax Restricted Note shall be deemed to represent and covenant that it is not (a) a Benefit Plan Investor, (b) a Similar Law Plan or (c) a person who is directly or indirectly purchasing or holding such Transfer Restricted Notes or any interest therein on behalf of, as a fiduciary of, a trustee of, or with the assets of, any Benefit Plan Investor or Similar Law Plan. Any purported sales or Transfers of any beneficial interest in a Tax Restricted Note to a Transferee which does not comply with the requirements of this paragraph shall be null and void ab initio.

(l)                 Neither the Indenture Trustee nor the Note Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Base Indenture or under applicable law with respect to the transfer of any Note (and registration or de-registration of any Uncertificated Note) or the transfer of any interest in any Book-Entry Note other than to require delivery of the certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Base Indenture, and to examine the same to determine substantial compliance on their face to the express requirements of this Base Indenture. In connection with the transfer of any Note or the transfer of any interest in any Book-Entry Note pursuant to this Base Indenture, the Indenture Trustee and the Note Registrar shall be under no duty to inquire into the validity, legality and due authorization of such transfer pursuant to this Base Indenture.

Section 2.03. Book-Entry Notes.

(a)               Each Class and Series of Term Notes shall (other than any Definitive Term Notes) initially be issued as one or more Term Notes registered in the name of the Depositary or its nominee and, except as provided in Section 2.03(c), transfer of such Term Notes may not be registered by the Note Registrar unless such transfer is to a successor Depositary that agrees to hold such Term Notes for the respective Note Owners with Ownership Interests therein. Such Note Owners shall hold and, subject to Sections 2.02Error! Reference source not found., 2.02(c) and 2.02(k), transfer their respective ownership interests in and to such Notes through the book-entry facilities of the Depositary and, except as provided in Section 2.03(c), shall not be entitled to Definitive Term Notes in respect of such ownership interests. Term Notes of each Class and Series of Notes initially sold in reliance on Rule 144A shall be represented by the Rule 144A Global Note for such Class and Series, which shall be deposited with the DTC Custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary. Term Notes of each Class and Series of Notes initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Global Note for such Class and Series, which shall be deposited with the Indenture Trustee as custodian for the Depositary. All transfers by Note Owners of their respective ownership interests in the Book-Entry Notes shall be made in accordance with the procedures established by the DTC Participant or brokerage firm representing each such Note Owner. Each DTC Participant shall only transfer the ownership interests in the Book-Entry Notes of Note Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depositary’s normal procedures.

(b)               The Issuer, the Servicer, the Indenture Trustee and the Note Registrar shall for all purposes, including the making of payments due on the Book-Entry Notes, deal with the Depositary as the authorized representative of the Note Owners with respect to such Notes for the purposes of exercising the rights of Noteholders hereunder. The rights of Note Owners with respect to the Book-Entry Notes shall be limited to those established by law and agreements between such Note Owners and the DTC Participants and indirect participating brokerage firms representing such Note Owners. Multiple requests and directions from, and votes of, the Depositary as holder of the Book-Entry Notes with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Note Owners. The Indenture Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Noteholders and shall give notice to the Depositary of such record date.

(c)               Notes initially issued in the form of Book-Entry Notes will thereafter be issued as Definitive Notes or Uncertificated Notes to applicable Note Owners or their nominees, rather than to DTC or its nominee, only if the Issuer advises the Indenture Trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Notes and the Issuer is unable to locate a qualified successor. Upon the occurrence of the event described in the preceding sentence, the Indenture Trustee will be required to notify, in accordance with DTC’s procedures, all DTC Participants (as identified in a listing of DTC Participant accounts to which each Class and Series of Book-Entry Notes is credited) through DTC of the availability of such Definitive Notes. Upon surrender to the Note Registrar of any Class of Book-Entry Notes (or any portion of any Class thereof) by the Depositary, accompanied by re-registration instructions from the Depositary for registration of transfer, the Indenture Trustee or other designated party shall be required to cause the issuance of Definitive Notes in respect of such Class (or portion thereof) and Series to be executed and authenticated in accordance with Section 2.01(b)(ii) and delivered to the Note Owners identified in such instructions. None of the Issuer, the Servicer, the Indenture Trustee or the Note Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Notes for purposes of evidencing ownership of any Book-Entry Notes, the registered holders of such Definitive Notes shall be recognized as Noteholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise voting rights with respect to, and to transfer and exchange such Definitive Notes, subject to the conditions and restrictions contained in Section 2.02.

(d)               None of the Obligors, the Holdco Guarantor, the Manager, the Indenture Trustee, the Servicer, the Back-Up Manager, the Note Registrar or the Initial Purchasers will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Section 2.04. Mutilated, Destroyed, Lost or Stolen Notes. If (i) any mutilated but clearly identifiable Note is surrendered to the Note Registrar, or the Note Registrar receives evidence to its satisfaction of the destruction, loss, mutilation beyond clear identification or theft of any Note, and (ii) there is delivered to the Indenture Trustee and the Note Registrar such security or indemnity as may be reasonably required by them to hold each of them harmless, then, in the absence of actual written notice to the Indenture Trustee or the Note Registrar, as applicable, that such Note has been acquired by a bona fide purchaser, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of the same Class and Series and of like Percentage Interest shall be executed, authenticated and delivered in accordance with Section 2.01(b)(ii) (or registered in accordance with Section 2.01(a), in the case of an Uncertificated Note). Upon the issuance of any new Note under this Section 2.04, the Indenture Trustee and the Note Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Indenture Trustee and the Note Registrar) connected therewith. Any replacement Note issued (or registered in the case of Uncertificated Notes) pursuant to this Section 2.04 shall constitute complete and indefeasible evidence of ownership of such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time.

Section 2.05. Persons Deemed Owners. Prior to due presentment for registration of transfer of any Notes (or any other transfer and de-registration of Uncertificated Notes), the Issuer, the Manager, the Servicer, the Indenture Trustee, the Note Registrar and any agent of any of them shall treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payments pursuant to Article V and for all other purposes whatsoever, and none of the Issuer, the Manager, the Servicer, the Indenture Trustee, the Note Registrar or any agent of any of them shall be affected by any notice to the contrary.

Section 2.06. Certification by Note Owners.

(a)               Each Note Owner is hereby deemed, by virtue of its acquisition of an ownership interest in the Book-Entry Notes, to agree to comply with the transfer requirements of Section 2.02(c) and, if applicable, Section 2.02(k).

(b)               To the extent that under the terms of this Base Indenture it is necessary to determine whether any Person is a Note Owner, the Indenture Trustee and the Servicer may conclusively rely on a certificate of such Person in such form as shall be reasonably acceptable to the Indenture Trustee or the Servicer, as applicable, which specifies the Class, Series and principal balance of the Book-Entry Note beneficially owned; provided, however, that neither the Indenture Trustee, the Servicer, nor the Note Registrar shall knowingly recognize such Person as a Note Owner if such Person, to the Knowledge of a Responsible Officer of the Indenture Trustee, the Servicer or the Note Registrar, as the case may be, acquired its ownership interest in a Book-Entry Note in violation of Section 2.02(c) or Section 2.02(k), or if such Person’s certification that it is a Note Owner is in direct conflict with information actually known by, or made known in writing to, a Responsible Officer the Indenture Trustee, the Servicer or the Note Registrar, with respect to the identity of a Note Owner. The Indenture Trustee and the Note Registrar shall afford any Person providing information with respect to its Note ownership of any Book-Entry Note an opportunity to resolve any discrepancies between the information provided and any other information available to the Indenture Trustee or the Note Registrar, as the case may be. If any request would require the Indenture Trustee or the Note Registrar, as the case may be, or the Servicer to determine the beneficial owner of any Note, the Indenture Trustee or the Note Registrar, as applicable, or the Servicer, as applicable, may condition its making such a determination on the payment by the applicable Person of any and all costs and expenses incurred or reasonably anticipated to be incurred by the Indenture Trustee, the Note Registrar, or the Servicer, as applicable, in connection with such request or determination.

Section 2.07. Notes Issuable in Series.

Each Class of Notes of the Issuer shall be issued in one or more Series. Each Class of a Series shall be issued pursuant to a Series Supplement (it being understood that a single Series Supplement may provide for more than one Class or Series). Each Series Supplement shall include with respect to the related Class and Series:

(i)                 the title of such Series (which shall distinguish such Series from other Series) and whether each Class of such Series will be Variable Funding Notes, Term Notes or Liquidity Funding Notes;

(ii)              (a) with respect to each Class of Term Notes, the initial outstanding principal balance thereof and (b) with respect to each class of Class A-1 Notes, the maximum committed amount thereof.

(iii)            with respect to each Class of Term Notes, the Targeted Amortization Amounts, if any, and the date or dates on which such Targeted Amortization Amounts are payable;

(iv)             the related Note Rate(s);

(v)               whether such Class and/or Series has a Prefunding Period, and, if so, the funded amount of the related Prefunding Account, the applicable Classes of such Series that the Prefunding Account relates to, the expiration date of the related Prefunding Period, and the funded amount of the related Yield Maintenance Reserve Account applicable to such Series for purposes of Section 4.03;

(vi)             the definition of Rating Agency Confirmation with respect to such Class and/or Series, if different from the definition herein, and the Rating Agency or Rating Agencies for such Series;

(vii)          whether the Notes of each Class of such Series are Uncertificated Notes, Book-Entry Notes or Definitive Notes;

(viii)        if such Class and/or Series includes Tax Restricted Notes, the maximum number of beneficial holders of Tax Restricted Notes of such Class and/or Series;

(ix)             the related Anticipated Repayment Date(s);

(x)               the related Closing Date;

(xi)             the related Initial Purchasers (if any);

(xii)          the related initial Payment Date;

(xiii)        the related Post-ARD Note Spread(s);

(xiv)         with respect to each Class of Term Notes, the definition of Prepayment Consideration, if different from the definition herein, and the related Prepayment Consideration Period(s);

(xv)           the related Rated Final Payment Date; and

(xvi)         any other terms of such Class and/or Series (which terms shall not be inconsistent with the provisions of this Base Indenture except as specifically authorized herein or to the extent that such Series Supplement also constitutes an Indenture Supplement to this Base Indenture pursuant to Article XIII).

The Notes of a Series may have more than one settlement or issue date. The Notes of each Series will be assigned to one or more Classes and, with respect to any Series of Additional Notes issued after the Series 2026-1 Closing Date, shall satisfy the requirements of Section 2.12(c) as of the date of issuance.

The Issuer agrees that it will not designate, for any Series and Class of Notes that are Tax Restricted Notes, a maximum number of beneficial holders for such Series and Class of Tax Restricted Notes that would cause the aggregate maximum number of beneficial holders and beneficial owners for all Series and Classes of Tax Restricted Notes then Outstanding, collectively with the aggregate number of beneficial holders of any other interests in the Issuer that are or may be treated as equity of the Issuer for U.S. federal income purposes, as determined for purposes of Treasury regulation 1.7704-1(h), to exceed 90.

Section 2.08. Principal Payments. Prior to the Anticipated Repayment Date for any Class of Notes of a Series, unless prior thereto any principal amount with respect to such Notes of such Class of such Series becomes due and payable pursuant to clause (vi), (ix), (x), (xi) or (xiv) of the Priority of Payments or any funds remain on deposit in the applicable Prefunding Account at the end of the applicable Prefunding Period, no principal shall be required to be paid with respect to such Class of such Series. The Class Principal Balance of each Class of Notes, to the extent not earlier paid, shall be due and payable in its entirety on the Rated Final Payment Date for such Class.

Section 2.09. Certain Prepayments and Prepayment Consideration.

(a)               Optional Prepayments. The Issuer may, at their option, prepay the Notes in whole or in part on any Business Day; provided that (i) the Issuer shall have provided written notice of such prepayment to the Indenture Trustee, the Paying Agent, the Back-Up Manager and Servicer no later than five Business Days (or such shorter notice period as set forth in the Class A-1 Note Purchase Agreement for any Series of Class A-1 Notes) prior to the date of such prepayment and (ii) such prepayment is accompanied by all accrued and unpaid interest on the principal amount of such Notes being prepaid through the date of such prepayment (along with any applicable Prepayment Consideration); provided that, in connection with an optional prepayment in full of all Notes, the Indenture Trustee, the Back-Up Manager and the Servicer shall be paid all unpaid fees, expenses and indemnities to the extent due and payable to the Indenture Trustee, the Back-Up Manager and the Servicer, as applicable; provided further that optional partial prepayments (other than to the extent made with funds on deposit in the Cash Trap Reserve Account) (i) may be directed by the Issuer to be applied solely to Notes of a particular Series and (ii) are applied to the Classes of such selected Series of Notes in direct order of alphanumerical designation, except that no prepayment is required to be applied to any Class A-1 Notes unless (x) the commitment with respect to such Class A-1 Notes is not revolving or (y) such Class A-1 Notes are in a Post-ARD Period, and provided further that in connection with an optional prepayment in full of all Notes, the Indenture Trustee, the Back-Up Manager, the Verification Agent and the Servicer will be paid all fees, expenses and indemnities to the extent due and payable to the Indenture Trustee, the Back-Up Manager, the Verification Agent and the Servicer.

On the date of any optional prepayment of Term Notes in connection with which Prepayment Consideration is payable, the Indenture Trustee or the Paying Agent, as applicable, in either case at the prior written direction of the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer), shall pay such Prepayment Consideration received in respect of any Class and Series of Term Notes to the Holders of such Term Notes pro rata based on the amount of principal prepaid on each such Term Note. Such optional prepayment shall be subject in all respects to the applicable requirements of the Depositary in connection with any prepayment and neither the Indenture Trustee nor the Paying Agent shall have any responsibility or liability for the failure or delay of any such optional prepayments due to (i) lack of compliance (other than, subject to timely receipt of any information or documents required for its compliance, by the Indenture Trustee or the Paying Agent, as applicable) with the applicable requirements of or any other policies and procedures of the Depositary or (ii) any other act or omission of the Depositary.

(b)               Release Price Disposition. In connection with each disposition of a Fiber Network Asset or Customer Agreement pursuant to Section 7.29, if and to the extent required thereunder, the Issuer shall prepay the Term Notes in an amount equal to the applicable Release Price for the related Fiber Network Assets pursuant to clause (vi) of the Priority of Payments, and pay all amounts necessary to satisfy the Disposition Conditions.

(c)               Mandatory Prepayments from Prefunding Accounts. On the first Payment Date following the end of the Prefunding Period with respect to a Series of Notes, if any funds remain in the Prefunding Account for such Series of Term Notes, the Indenture Trustee will, solely pursuant to written direction of the Manager, use the funds remaining on deposit therein to repay a portion of the principal amount of the applicable Classes of Term Notes of such Series of Term Notes as set forth in the Series Supplement for such Series; provided that, if on such date a Cash Sweep Period or Rapid Amortization Period is then in effect or an Event of Default has occurred and is continuing, such funds will be used (i) first to repay the principal amount of the applicable Classes of Term Notes of such Series of Notes as set forth in the Series Supplement for such Series and (ii) second to repay the other Term Notes in direct order of alphanumerical designation.

(d)               Prepayment Consideration. Except as otherwise provided in this Section 2.09(d) or in a Series Supplement for any Series of Term Notes, Prepayment Consideration shall be payable in connection with (i) any optional prepayment of any Class of Term Notes, (ii) any prepayments of any Class of Term Notes made in connection with a Release Price Disposition and (iii) any mandatory prepayment of any Class of Term Notes made from funds on deposit in any Prefunding Account, in each case of clauses (i) and (ii), that are made during the applicable Prepayment Consideration Period.

For the avoidance of doubt, except as provided in the Series Supplement with respect to a Series of Term Notes, no Prepayment Consideration shall be required to be paid in connection with (i) any prepayments made pursuant to clauses (xi) and (xiv) of the Priority of Payments during a Rapid Amortization Period or pursuant to clause (ix) of the Priority of Payments while a Cash Sweep Period is in effect; (ii) any prepayments made following an acceleration of the maturity of the Notes following the occurrence and during the continuation of an Event of Default; (iii) any prepayments made from unreinvested Insurance Proceeds pursuant to Section 7.06; (iv) any prepayments made from funds on deposit in the Cash Trap Reserve Account; (v) any cancellation of repurchased Outstanding Notes; or (vi) any prepayment after the related Prepayment Consideration Period. No Prepayment Consideration shall be payable in connection with prepayments of any Series of Class A-1 Notes. Any due and unpaid Prepayment Consideration shall be paid in accordance with the Priority of Payments. Prepayment Consideration that is not paid when due because funds are not available to make such payment pursuant to the Priority of Payments shall not bear interest.

(e)               Commencing on the Payment Date specified in a Series Supplement for any Series of Term Notes, and subject to the availability of funds for such purpose, a portion of the principal of the Notes of such Series will be payable on each Payment Date in an amount equal to the Monthly Amortization Amount for such Term Notes and such Payment Date if the Series Supplement for such Series specifies that the Monthly Amortization Amount shall apply to such Term Notes. Failure on the part of the Issuer to pay the entire Monthly Amortization Amount for such Term Notes on any Payment Date, other than the Rated Final Payment Date, will not constitute an Event of Default or otherwise provide to the Noteholders (or the Indenture Trustee on behalf of the Noteholders) any additional rights or remedies.

Section 2.10. Post-ARD Additional Interest.

Additional interest (“Post-ARD Additional Interest”) shall accrue in respect of a Class of Notes of a Series (other than any Liquidity Funding Notes) during the Post-ARD Period for such Class of Notes on the Class Principal Balance of each Note of such Class at a per annum rate (each, a “Post-ARD Additional Interest Rate”) equal to (x) in the case of a Series of Variable Funding Notes, the rate set forth in the related Series Supplement or Variable Funding Note Purchase Agreement and (y) in the case of a Series of Term Notes, the rate determined by the Manager to be the greater of (i) 5.0% per annum and (ii) the amount, if any, by which the sum of the following exceeds the Note Rate for such Note: (A) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association) on the Anticipated Repayment Date for such Note of the United States Treasury Security having a remaining term closest to ten (10) years plus (B) 5.0% per annum, plus (C) the Post-ARD Note Spread applicable to such Note. The Manager shall provide written notice to the Indenture Trustee of the Post-ARD Additional Interest Rate. In no event shall the Indenture Trustee be obligated to recalculate or verify the Post-ARD Additional Interest Rate.

Post-ARD Additional Interest accrued for a particular Class and Series of Notes shall not be payable until the aggregate Class Principal Balance of (x) Class A-1 Notes and (y) each Class of Notes that is then in a Post-ARD Period, in each case, has been reduced to zero. Prior to such time, Post-ARD Additional Interest shall be deferred and added to any Post-ARD Additional

Interest previously deferred and remaining unpaid (the “Deferred Post-ARD Additional Interest”). Deferred Post-ARD Additional Interest and Post-ARD Additional Interest shall not bear interest.

Section 2.11. Defeasance.

(a)               Indenture Defeasance. At any time, the Obligors may obtain the release from all covenants of this Base Indenture upon delivery of funds and/or Government Securities in an amount that would be sufficient to provide for payments on each Payment Date of all required payments (including any Monthly Amortization Amounts) due under the Transaction Documents for each series of Notes then Outstanding, including the Indenture Trustee Fee and any other amounts due and owing to the Indenture Trustee, the Verification Agent Fees, Servicing Fees, Other Servicing Fees and any other amounts due and owing to the Servicer, the Verification Agent, rating agency fees and any other amounts due and owing to any Rating Agency, Workout Fees, and the Back-Up Manager Fees and any other amounts due and owing to the Back-Up Manager through the first Payment Date for each such Series occurring after the Prepayment Consideration End Date for such Series (including payment in full of all remaining principal of the Notes of such Series on such Payment Date) (such payments in respect of all such Notes then Outstanding, collectively, the “Scheduled Defeasance Payments”); provided that (i) the Issuer shall pay or deliver on the date of such defeasance (the “Defeasance Date”) (a) all interest accrued and unpaid on such Notes to but not including the Defeasance Date, (b) all other sums then due under each Class of Notes and all other Transaction Documents executed in connection therewith, including any costs incurred in connection with such defeasance, and (c) funds and/or Government Securities providing for payments equal to the relevant Scheduled Defeasance Payments; and (ii) a notice shall have been delivered to the Rating Agencies. In addition, the Issuer shall deliver to the Indenture Trustee (1) a security agreement granting the Indenture Trustee on behalf of the Secured Parties a first priority perfected security interest in the funds and Government Securities so delivered by the Issuer, (2) an Opinion of Counsel as to the enforceability and perfection of such security interest and (3) a confirmation by an Independent certified public accounting firm that the funds and Government Securities so delivered are sufficient to pay all relevant Scheduled Defeasance Payments. The Issuer, pursuant to the security agreement described above, shall authorize and direct that the payments received from the Government Securities shall be made directly to the Indenture Trustee and applied to satisfy the obligations of the Issuer under the Notes of such Series and the other Transaction Documents.

(b)               Series or Class Defeasance. Subject to the terms of each applicable Series Supplement, at any time, the Obligors may obtain the release from all covenants of this Base Indenture in respect of a particular Series or Class of Notes (the “Defeased Notes”) by delivering funds and/or Government Securities that provide for Scheduled Defeasance Payments solely with respect to such Defeased Notes; provided that (i) the Issuer shall pay or deliver on the Defeasance Date (a) all interest accrued and unpaid on such Defeased Notes to but not including the Defeasance Date, (b) all other sums then due under each Class of Defeased Notes and all other Transaction Documents executed in connection therewith, including any costs incurred in connection with such defeasance, and (c) funds and/or Government Securities providing for payments equal to the Scheduled Defeasance Payments solely with respect to each class of Defeased Notes; and (ii) a notice shall have been delivered to the Rating Agencies. In addition, the Issuer shall deliver to the Indenture Trustee (1) a security agreement granting the Indenture Trustee on behalf of the Secured Parties in respect of the applicable Defeased Notes a first priority perfected security interest in the funds and Government Securities so delivered by the Issuer, (2) an Opinion of Counsel as to the enforceability and perfection of such security interest and (3) a confirmation by an Independent certified public accounting firm that the funds and Government Securities so delivered are sufficient to pay all Scheduled Defeasance Payments solely with respect to the relevant Defeased Notes; provided further that (i) if, after giving effect to the deposit, any other Series or Class of Notes is Outstanding, the Issuer delivers to the Indenture Trustee an Officer’s Certificate of the Issuer stating that (x) the defeasance was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding other creditors, and (y) such defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other Transaction Documents, (ii) the Rating Agency Confirmation is received with respect to each Series of Notes Outstanding, if any, other than the Defeased Notes and (iii) the Indenture Trustee shall have received an Officer’s Certificate and Opinion of Counsel described in Section 15.01. The Issuer, pursuant to the security agreement described above, shall authorize and direct that the payments received from the Government Securities shall be made directly to the Indenture Trustee and applied to satisfy the obligations of the Issuer with respect to the applicable Defeased Notes under the Transaction Documents.

(c)               If the Asset Entities will continue to own any material assets other than the Government Securities and funds delivered in connection with the defeasance of Defeased Notes, the Issuer, shall establish or designate a special-purpose bankruptcy-remote successor entity acceptable to the Indenture Trustee (acting at the prior written direction of the Servicer), with respect to which a substantive non-consolidation Opinion of Counsel reasonably satisfactory to the Indenture Trustee (and any such Opinion of Counsel consistent with the prior non-consolidation Opinion of Counsel most recently delivered to the Indenture Trustee will be deemed to be reasonably satisfactory to the Indenture Trustee) has been delivered to the Indenture Trustee and to transfer to that entity the pledged Government Securities and funds. The new entity shall assume the obligations of the Issuer under the Notes being defeased and the other Transaction Documents and the Obligors and the Holdco Guarantor shall be relieved of their obligations in respect thereof under the Transaction Documents. The Issuer shall pay Ten Dollars ($10) to such new entity as consideration for assuming such obligations.

(d)               If the Issuer satisfies the requirements of Section 2.11(a) to defease the Notes and delivers to the Indenture Trustee an Officer’s Certificate of the Issuer and an Opinion of Counsel in compliance with Section 15.01, the Indenture Trustee shall promptly execute, acknowledge and deliver to the Obligors a release of the Collateral under the applicable Transaction Documents in recordable form to the extent applicable for such release; provided that the Obligors shall, at their sole expense, prepare any and all documents and instruments necessary to effect such release, all of which shall be subject to the reasonable approval of the Indenture Trustee, and the Obligors shall pay all costs reasonably incurred by the Indenture Trustee (including reasonable attorneys’ fees and disbursements) in connection with the review, execution and delivery of the documents and instruments necessary to effect such release.

(e)               All monies deposited with the Indenture Trustee pursuant to this Section 2.11 with respect to any or all Series of Notes shall be held in trust and applied by the Indenture Trustee, in accordance with the provisions of the Notes of such Series and this Base Indenture, to the payment through the Paying Agent to the Holders of the particular Notes of such Series for the payment of which such monies have been deposited with the Indenture Trustee, of all sums due and to become due thereon for the principal balance of such Notes and interest but such monies need not be segregated from other funds except to the extent required in this Base Indenture or required by law.

Section 2.12. Additional Contributed Markets; Retained Collections Contributions; Additional Notes.

(a)               Additional Contributed Markets. From time to time the Manager may, but is not required to, designate additional geographic areas as Contributed Markets and contribute related Fiber Network Assets and/or Fiber Network and the related Customer Agreements and Customer Receivables (including any Additional Asset Entity Fiber Network Assets and/or Additional Asset Entity Fiber Networks), as additional Collateral for the Notes (including the Pending Assets, to the extent that the Pending Assets are not contributed on the Series 2026-2 Closing Date), in each case subject to and in accordance with the Operation Standards; provided that, in connection with each such addition the following conditions, as certified in an Officer’s Certificate to the Servicer and the Indenture Trustee by the Manager, are satisfied immediately after giving effect thereto as of the applicable Additional Fiber Network Acquisition Date:

(i)                 if any of the related Additional Fiber Network Assets is an Additional Asset Entity Fiber Network Asset, the related Additional Asset Entity executes and delivers to the Indenture Trustee a Joinder Agreement (provided that the Indenture Trustee and the Servicer have no obligation to review such agreement);

(ii)              either (1) with respect to any fiscal year, the Manager’s reasonable estimate of the Aggregate Annualized Net Cash Flow of the fiber networks that are proposed to become Additional Fiber Networks in such new Contributed Markets (together with such estimates for all other fiber networks that are proposed to become Additional Fiber Networks by contribution in such fiscal year, in each case as of the date of such contribution) is less than 5% of the Aggregate Annualized Net Cash Flow for all Collateral (including the proposed additional Fiber Networks), or (2) a Rating Agency Confirmation is received with respect to such contribution;

(iii)            the Indenture Trustee and the Servicer have received Opinions of Counsel consistent with the Opinions of Counsel delivered on the most recently occurring Closing Date as they may reasonably request;

(iv)             if the Notes are Specially Serviced Notes, the Servicer consents thereto; and

(v)               the Manager delivers an updated schedule reflecting such new Contributed Markets and Additional Fiber Networks to the Indenture Trustee, each Rating Agency, the Servicer and the Back-Up Manager.

(b)               Retained Collections Contributions. Any Obligor may designate (x) cash capital contributions made to such Obligor at any time by the Manager or an affiliate of the Manager and/or (y) any amount allocated under clause (xxi) of the Priority of Payments on any Payment Date that is retained by the Obligors and, in each case, deposited into the Liquidity

Reserve Account, as a “Retained Collections Contribution”; provided that a cash capital contribution shall not be deemed to be a Retained Collections Contribution if, as of the related deposit date into the Liquidity Reserve Account, (x) the aggregate Retained Collections Contributions during the immediately preceding twelve-month period would exceed the greater of (A) 7.5% of Annualized Net Cash Flow as of the last day of the immediately preceding calendar month and (B) $18,500,000 or (y) the aggregate Retained Collections Contributions since the Series 2026-1 Closing Date would exceed the greater of (A) 15% of Annualized Net Cash Flow as of the last day of the immediately preceding calendar month and (B) $37,000,000. Any Retained Collections Contribution made following a Collection Period, but on or before the related Payment Date may, at the Issuer’s discretion as designated in the applicable Manager Report, be included in Aggregate Annualized Net Cash Flow as of the related Determination Date. Any Retained Collections Contributions will be part of Aggregate Annualized Net Cash Flow for one year from the related deposit date. Any Retained Collections Contribution will be required to be retained in the Liquidity Reserve Account until the earlier of (i) one year after its related deposit date, and (ii) such Retained Collections Contribution being required to be used to satisfy any Liquidity Reserve Draw Amount. Upon the satisfaction of the preceding clause (i), the Obligors (or the Manager on their behalf) may direct the Indenture Trustee in writing to release the related Retained Collections Contributions from the Liquidity Reserve Account and deposit such amount to the Collection Account on the following Payment Date for application in accordance with the Priority of Payments on such Payment Date pursuant to the related Manager Report. For the avoidance of doubt, Retained Collections Contributions will not be annualized.

(c)               Additional Notes. The Issuer may at any time and from time to time issue additional Notes (“Additional Notes”) pursuant to a Series Supplement in one or more Classes each of which will rank pari passu with each Class of Notes Outstanding bearing the same alphanumerical Class designation (regardless of Series or date of issuance), if any, and may have other characteristics different than the other Outstanding Notes. If any Notes (other than Additional Notes) will remain outstanding after the issuance of such Additional Notes (such Notes, “Continuing Notes”), the following conditions will be required to be satisfied to issue such Additional Notes, as certified in an Officer’s Certificate to the Servicer and the Indenture Trustee (with a copy to the Back-Up Manager) by the Manager:

(A)             if any Series of Variable Funding Notes will be Continuing Notes, the Rated Final Payment Date of the Additional Notes will be later than the Rated Final Payment Date for such Series of Variable Funding Notes,

(B)              the Senior DSCR is equal to or greater than 2.00x, as calculated on a pro forma basis after giving effect to such issuance (and any concurrent acquisition of any Additional Fiber Network Assets, Additional Asset Entity Fiber Network Assets and other Collateral and any concurrent repayment of Notes),

(C)              the Class A Leverage Ratio, as calculated on a pro forma basis after giving effect to such issuance (and any concurrent acquisition of any Additional Fiber Network Assets, Additional Asset Entity Fiber Network Assets or other Collateral and any concurrent repayment of Notes), is less than or equal to 6.50x; provided, that such threshold may be increased at the request of the Issuer upon obtaining the consent of the Noteholders representing more than 50% of the Class Principal Balance of the Class A Notes,

(D)             Rating Agency Confirmation with respect to each Class of Continuing Notes is obtained, and

(E)              the Issuer receives an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the Opinion of Counsel with respect to the tax treatment of the Notes delivered on the most recent prior Closing Date) to the effect that the issuance of such Additional Notes will not, for United States federal income tax purposes, (x) cause the Issuer to be taxable as other than a partnership that is not a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes within the meaning of Section 7704 of the Code or a disregarded entity at the date of issuance or (y) cause any of the Continuing Notes that are characterized as indebtedness to be characterized as other than indebtedness.

Further, the Issuer may, but is not obligated to, issue Additional Notes of an existing Series and Class, subject to the issuance conditions for Additional Notes set forth above in this Section 2.12(c); provided that any execution of Notes or registration of Uncertificated Notes with respect to an increase in the Class A-1-V Notes Maximum Principal Amount with respect to any existing Series of Variable Funding Notes or with respect to an increase in the Class A-1-L Notes Maximum Principal Amount with respect to any existing Series of Liquidity Funding Notes, as applicable, shall only be subject to the satisfaction of the conditions set forth in clauses (B) and (C) of this Section 2.12(c).

(d)               Pre-formed Additional Asset Entity. If the contribution, sale or other transfer of Fiber Network Assets to any Pre-formed Additional Asset Entity is not consummated (including any Pending Assets Transfer), the Issuer may cause such Pre-formed Additional Asset Entity (including the Series 2026-2 Prefunding Period Entity) to be liquidated, wound up or dissolved in accordance with its organizational documents; provided that, the Issuer shall not cause the Series 2026-2 Prefunding Period Entity to be liquidated, wound up or dissolved prior to the end of the Series 2026-2 Prefunding Period.

Section 2.13. Appointment of the Verification Agent.

(a)               As of the Series 2026-1 Closing Date, the Issuer appointed the Indenture Trustee as verification agent (in such capacity, the “Verification Agent”) who, as of the Series 2026-1 Closing Date, will continue to review, recalculate and confirm certain calculations contained in the Manager Report. The Issuer may appoint one or more additional verification agents after the Series 2026-1 Closing Date. The term “Verification Agent” shall include any additional verification agent. The Issuer may change the Verification Agent without prior notice to any Noteholder. The Issuer shall notify the Indenture Trustee in writing of the name and address of any Verification Agent not a party to this Base Indenture. The Indenture Trustee is initially the sole Verification Agent as of the Series 2026-1 Closing Date.

(b)               The Controlling Class Representative may replace any existing Verification Agent that has resigned or otherwise ceased to serve as Verification Agent, with a successor verification agent that is reasonably acceptable to the Indenture Trustee (acting at the direction of the Noteholders). The Controlling Class Representative shall so designate a Person (the “Designated Verification Agent”) to serve as successor verification agent by the delivery to the Indenture Trustee, the proposed successor verification agent and the existing Verification Agent of a written notice stating such designation. The Indenture Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form of Exhibit G. The Designated Verification Agent shall become the Verification Agent on the date as of which the Indenture Trustee shall have received: (i) Rating Agency Confirmation with respect to each Series; (ii) an Acknowledgment of Proposed Verification Agent in the form of Exhibit H, executed by the Designated Verification Agent; and (iii) an opinion of counsel (which shall not be an expense of the Indenture Trustee) substantially to the effect that (A) the designation of the Designated Verification Agent to serve as Verification Agent is in compliance with this Section 2.13, (B) the Designated Verification Agent is validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the Acknowledgment of Proposed Verification Agent has been duly authorized, executed and delivered by the Designated Verification Agent and (D) upon the execution and delivery of the Acknowledgment of Proposed Verification Agent, the Designated Verification Agent shall be bound by the terms of this Base Indenture and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, that this Base Indenture shall be enforceable against the Designated Verification Agent in accordance with its terms. Any existing Verification Agent shall be deemed to have been terminated simultaneously with the Designated Verification Agent’s becoming the Verification Agent hereunder; provided that the terminated Verification Agent shall be entitled to receive, in connection with, and upon the effective date of, its termination, payment out of the Collection Account of all of its accrued and unpaid Verification Agent Fee earned pursuant to Section 11.05 and reimbursement of any outstanding Additional Securitization Expenses previously made or incurred by the terminated Verification Agent and any other amounts which the terminated Verification Agent is entitled to receive and which remain unpaid or unreimbursed; provided, further that the terminated Verification Agent shall continue to be entitled to receive all other amounts accrued or owing to it under this Agreement or under any of the other Transaction Documents on or prior to the effective date of such termination. Such terminated Verification Agent shall cooperate with the Indenture Trustee and the replacement Verification Agent in effecting the transfer of the terminated Verification Agent’s responsibilities and rights hereunder to its successor. The reasonable out-of-pocket costs and expenses of any such transfer shall in no event be paid by the Indenture Trustee or the Verification Agent, and instead shall be paid by the Controlling Class Representative or the holders (or, if applicable, the Note Owners) of the Class of Notes that directed the Controlling Class Representative to remove the terminated Verification Agent, as such parties may agree; provided that no such transfer shall become effective until such reasonable out-of-pocket costs and expenses have been paid in full by the Controlling Class Representative or the holders (or, if applicable, the Note Owners) of the Class of Notes that directed the Controlling Class Representative to remove the terminated Verification Agent.

ARTICLE III

ESTABLISHMENT OF ACCOUNTS AND CASH MANAGEMENT

Section 3.01. Establishment of Collection Account, Prefunding Accounts, Insurance Proceeds Account and Reserve Accounts.

(a)               On or prior to the Series 2026-1 Closing Date, an Eligible Account shall be established by the Issuer, in the name of the Indenture Trustee, for the benefit of the Secured Parties to serve as the collection account (such account, and any account replacing the same in accordance with this Base Indenture and the Cash Management Agreement, the “Collection Account”; and the depositary institution in which the Collection Account is maintained, the “Collection Account Bank”). The Collection Account Bank shall initially be the Indenture Trustee and shall be entitled to all rights, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents as if they were each expressly set forth herein for the benefit of the Collection Account Bank, mutatis mutandis.

(b)               On or before the Closing Date for any Series of Notes for which a Prefunding Account is established, an Eligible Account shall be established by the Issuer, in the Indenture Trustee’s name for the benefit of the Secured Parties, to serve as the Prefunding Account for such Series of Notes (the depositary institution in which such Prefunding Account is maintained, the “Prefunding Account Bank”). The Prefunding Account Bank shall initially be the Indenture Trustee and shall be entitled to all rights, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents as if they were each expressly set forth herein for the benefit of the Prefunding Account Bank, mutatis mutandis.

(c)               On or prior to the Series 2026-1 Closing Date, the Reserve Accounts and the Insurance Proceeds Accounts shall be established by the Issuer, in the name of the Indenture Trustee for the benefit of the Secured Parties. The Collection Account, the Prefunding Accounts, the Insurance Proceeds Account and the Reserve Accounts shall be non-interest bearing segregated trust accounts under the sole dominion and control of the Indenture Trustee (which dominion and control may be exercised by the Servicer as provided by the express terms of this Base Indenture or any other Transaction Document, or other designee of the Indenture Trustee); and except as expressly provided hereunder, in any Series Supplement, or in the Cash Management Agreement, the Obligors shall not have the right to control or direct the investment or payment of funds therein. The Obligors shall change any financial institution in which any Account is maintained if such Account is no longer an Eligible Account, subject to the immediately preceding sentence.

(d)               The Issuer shall pay, in accordance with the Priority of Payments, all reasonable out-of-pocket costs and expenses incurred by the Indenture Trustee in connection with the transactions and other matters contemplated by this Section 3.01, including the Indenture Trustee’s reasonable attorneys’ fees and expenses, and all reasonable fees and expenses of the Collection Account Bank and Prefunding Account Bank, including their reasonable attorneys’ fees and expenses.

Section 3.02. Deposits to the Control Accounts and the Collection Account; Excluded Amounts.

(a)               Deposits to Control Accounts and the Collection Account. On and after the Series 2026-1 Closing Date, Residential Customers party to Customer Agreements with the Asset Entities will be directed to pay all fees and other amounts due to the Asset Entities on or after the Series 2026-1 Closing Date directly into a Control Account.

The Obligors and the Manager may (and in the case of clause (ii) below, shall) withdraw available amounts on deposit in the Control Accounts to make the following payments and deposits:

(i)	as and when necessary, to pay to the applicable payee any Excluded Amounts; and

(ii)	subject to the terms of the Cash Management Agreement, within two (2) Business Days of identification thereof into such Control Accounts, all Retained Collections then on deposit in such Control Account to the Collection Account.

Notwithstanding anything herein to the contrary, any Retained Collections required under the Transaction Documents to be deposited into the Insurance Proceeds Account shall not be required to be deposited into the Collection Account until such time, if any, as they are released into the Collection Account as set forth in Section 7.06(b).

The Indenture Trustee shall not be responsible for monitoring the Control Accounts or Collection Account and all fees, expenses and indemnity amounts payable to any entity that is holding such Control Account or the Collection Account shall, with respect to such account, be treated as costs and expenses borne by the Obligors and paid as Additional Securitization Expenses pursuant to the Priority of Payments.

Notwithstanding anything to the contrary in this Agreement, any Collections received from Customers in the forms of checks or other physical means of payment shall be deemed to be received upon the deposit of the related funds in the applicable Account.

(b)               Excluded Amounts. Excluded Amounts will not be required to be transferred into the Collection Account, will not constitute Collateral regardless of whether such amounts are deposited into any Account, and will therefore not be available to pay interest on and principal of the Notes; provided, that (i) cash capital contributions as set forth in clause (b) of the definition of Excluded Amounts may be applied in the manner designated by the Manager (including to be transferred into the Collection Account or to pay interest on and principal of the Notes) and (ii) any Excluded Amounts inadvertently held in the Collection Account may be used for the purposes described in the definition of Excluded Amounts.

In the event that the Manager, acting on behalf of the Obligors, directs the Indenture Trustee in writing to withdraw from the applicable Account (or directs the Indenture Trustee to draw upon any Liquidity Reserve Letter of Credit) and distribute to the Manager amounts on deposit in the Liquidity Reserve Account (or available under any Liquidity Reserve Letter of Credit) in order for the Manager to pay, without duplication, any due and unpaid Reserved Fixed Costs, then, upon receipt of any such written direction from the Manager (each, including as may be set forth in the applicable Manager Report, a “Direction Letter”), to be provided at least two (2)

Business Days prior to payment (or such shorter period of time as may be acceptable to the Indenture Trustee in its sole discretion, the Indenture Trustee shall disburse such amounts specified in, and in accordance with, such Direction Letter (including to the Manager who shall, if applicable, cause the payment of such amounts to the applicable recipients thereof)).

Section 3.03. Special Withdrawals from the Collection Account. During a Rapid Amortization Period or if an Event of Default has occurred and is continuing, the Indenture Trustee shall, from time to time and solely in accordance with a Direction Letter (or, when the Notes become Specially Serviced Notes, solely with the written direction of the Servicer), without regard to the limitations described under Section 5.01, make withdrawals from the Collection Account to pay or reimburse the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee for any amounts then due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee, respectively, under the Transaction Documents. To the extent that the Indenture Trustee makes any withdrawals to make payments of amounts in the manner described in this paragraph, such amounts shall not be paid on any subsequent Payment Date pursuant to the Priority of Payments.

Section 3.04. Deposits to the Control Accounts and the Collection Account; Excluded Amounts.

Funds in the Collection Account shall be allocated on each Payment Date in accordance with Section 5.01.Section 3.05.[Reserved].

Section 3.06. Application of Funds after Event of Default.

If the maturity of the Notes is accelerated following the occurrence and continuation of an Event of Default, then, notwithstanding anything to the contrary in this Article III, the Indenture Trustee, at the written request of the Servicer, in addition to all other rights and remedies available to it, may use funds on deposit in the Collection Account or the Reserve Accounts (or any portion thereof) and all other cash reserves held by or on behalf of the Indenture Trustee for the payment of all or any portion of the Obligations; provided, that such application of funds shall not cure or be deemed to cure any default; provided, further, that any payments with regard to any application of any such amounts will be made in accordance with the Priority of Payments. Neither the Indenture Trustee nor the Servicer is obligated to apply, or to cause the application of, all or any portion of the funds in the Reserve Accounts during the continuance of an Event of Default to payment of the Notes or in any specific order of priority except as set forth in the immediately preceding sentence (provided, that the funds in any Yield Maintenance Reserve Account will only be applied to payments with respect to the related Classes of Notes as set forth in the applicable Series Supplement). If the maturity of the Notes has been accelerated following the occurrence and continuation of an Event of Default, the funds in each Prefunding Account shall be used in accordance with Section 2.09(c). The provisions of this Section are subject to the provisions of Section 10.01 and Section 11.01(a).

ARTICLE IV

RESERVES

Section 4.01. Security Interest in Reserves; Other Matters Pertaining to Reserves.

(a)               The Obligors hereby grant to the Indenture Trustee on behalf of the Secured Parties a security interest in and to all of the Obligors’ right, title and interest in and to the Account Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the other Transaction Documents, in accordance with the terms of Section 14.01.

Section 4.02. Return of Reserves; Funding at Closings.

(a)               Return of Reserves to Obligors. After repayment of all of the Obligations (other than contingent Obligations for which no demand of payment has been made), all funds held as Reserves will be promptly returned to, or as directed by, the Issuer on behalf of the Obligors. All Permitted Investments will mature or be liquidated at par no later than one Business Day prior to each Payment Date or otherwise when such funds are required to be distributed pursuant to Section 5.01. Each of the Collection Account Bank and the Prefunding Account Bank shall not in any way be held liable by reason of any insufficiency in any of the Collection Account, the Prefunding Account, or any Reserve Account resulting from any loss on any Permitted Investment included therein, except for losses attributable to the Collection Account Bank’s or the Prefunding Account Bank’s failure to make payments on such Permitted Investments issued by the Collection Account Bank or the Prefunding Account Bank, as applicable, in its commercial capacity as principal obligor and not as trustee, in accordance with their terms.

(b)               Funding at Closings. Any required deposits into the Reserve Accounts or applicable Prefunding Account, as the case may be, on any Closing Date may occur by deduction from the amount of proceeds of the issuance of the Notes on such Closing Date that otherwise would be disbursed to the Issuer, followed by deposit of the same into the applicable Reserve Account or Prefunding Account in accordance with the Cash Management Agreement or the applicable Series Supplement on such Closing Date. Notwithstanding such deductions, such Notes shall be deemed for all purposes to be issued in full on such Closing Date.

Section 4.03. Yield Maintenance Reserve Accounts.

(a)               On any Closing Date for a Series of Notes for which a Prefunding Account is established, the Issuer shall deposit with the Collection Account Bank for credit to the related Yield Maintenance Reserve Account the amount (if any) specified in the related Series Supplement. On each Payment Date, in accordance with the Manager’s written direction and the related Series Supplement, the Indenture Trustee shall withdraw amounts from each Yield Maintenance Reserve Account for distribution in accordance with such Series Supplement; provided that, if on such date a Cash Sweep Period or Rapid Amortization Period is then in effect or an Event of Default has occurred and is continuing, such funds will be used (i) first to repay the principal amount of the applicable Classes of Term Notes of such Series of Notes as set forth in the Series Supplement for such Series and (ii) second to repay the other Term Notes in direct order of alphanumerical designation.

Section 4.04. Cash Trap Reserve Account.

(a)               From and after the date that it is determined that a Cash Trap Period has commenced (as set forth in the Manager Report) and for so long as such Cash Trap Period continues to exist the Cash Trapping Percentage of the funds available to be paid pursuant to clause (viii) of the Priority of Payments shall be deposited into the Cash Trap Reserve Account.

(b)               If a Cash Trap Period ceases to exist and none of a Cash Sweep Period, Rapid Amortization Period nor a Post-ARD Period is then in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, any funds then on deposit in the Cash Trap Reserve Account shall be deposited into the Collection Account for distribution on the immediately following Payment Date pursuant to the Priority of Payments.

(c)               If a Cash Trap Period ceases to exist as a result of a Cash Sweep Period commencing, then the product of the Cash Sweep Percentage as of the first Payment Date during such Cash Sweep Period and the amount of funds on deposit in the Cash Trap Reserve Account shall be paid to the Holders of the Notes (other than any Liquidity Funding Notes) in respect of principal on such first Payment Date in direct order of alphanumerical designation pro rata among Holders of Notes within each Class of the same alphanumerical designation.

(d)               On the first Payment Date to occur after (x) the commencement of a Rapid Amortization Period or (y) the acceleration of the maturity of the Notes following the occurrence and continuation of an Event of Default, the Indenture Trustee shall apply all the funds (or the portion of such funds needed to pay the items set forth in clauses (i) and (ii) below, as the case may be) on deposit in the Cash Trap Reserve Account on such Payment Date pursuant to written direction of the Issuer, (or the Manager on its behalf) (i) to reimburse the Indenture Trustee, the Verification Agent, the Back-Up Manager and the Servicer for any amounts then due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee hereunder or under the other Transaction Documents (including unpaid Additional Securitization Expenses, and all unpaid fees, expenses, and indemnifications due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee hereunder and under the other Transaction Documents), and then (ii) to pay to the Holders of the Notes the amounts due in respect of the Notes as provided pursuant to clauses (x), (xi) and (xiv) of the Priority of Payments, as applicable.

(e)               On any Payment Date, upon written direction by the Issuer (or the Manager on its behalf), the Indenture Trustee shall apply all the funds (or the portion of such funds needed to pay the items set forth in clauses (i) and (ii) below, as the case may be) on deposit in the Cash Trap Reserve Account on such Payment Date (i) to reimburse the Indenture Trustee, the Verification Agent, the Back-Up Manager and the Servicer for any amounts then due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee under the Transaction Documents, and then (ii) to pay to the Holders of each Class of Notes in direct order of alphanumerical designation in respect of principal, pro rata among Holders of the Notes within each Class of the same alphanumerical designation.

(f)                On the first Payment Date to occur on or after the commencement of a Post-ARD Period (in circumstances where there is no Rapid Amortization Period and no acceleration of the maturity of the Notes following the occurrence and continuation of an Event of Default), the Indenture Trustee shall apply all funds (or the portion of such funds needed to pay the items set forth in clauses (i) and (ii) below, as the case may be) on deposit in the Cash Trap Reserve Account on such Payment Date pursuant to written direction of the Manager, acting on behalf of the Issuer, (i) to reimburse the Indenture Trustee, the Back-Up Manager, the Verification Agent and the Servicer for any amounts then due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee hereunder or under the other Transaction Documents (including unpaid Additional Securitization Expenses, and all unpaid fees, expenses, and indemnifications due to the Servicer, the Back-Up Manager, the Verification Agent and the Indenture Trustee hereunder and under the other Transaction Documents), and then (ii) to pay to the Holders of Notes subject to a Post-ARD Period (and to holders of all Class A-1 Notes, regardless of Series) the amounts provided pursuant to clauses (xii), (xv) and (xvi) of the Priority of Payments.

Section 4.05. Liquidity Reserve Account; Liquidity Reserve Letters of Credit.

(a)               The Indenture Trustee, pursuant to the related Manager Report, shall deposit into the Liquidity Reserve Account on each Payment Date any amounts necessary to make the amount on deposit therein (without taking into consideration the amount of any Retained Collections Contributions on deposit therein on such Payment Date) equal to the Required Liquidity Reserve Amount as of such Payment Date, in each case to the extent of available funds in the Collection Account for such purpose under the Priority of Payments on such Payment Date.

(b)               If on any Payment Date the amounts on deposit in the Liquidity Reserve Account (without taking into consideration the amount of any Retained Collections Contributions on deposit therein on such date) exceed the Required Liquidity Reserve Amount, the Obligors (or the Manager on their behalf) will direct the Indenture Trustee in writing to transfer such excess amount then on deposit in the Liquidity Reserve Account (a “Liquidity Reserve Release Amount”) to the Collection Account for distribution in accordance with the Priority of Payments on such Payment Date.

(c)               If, on the date that is five (5) Business Days prior to the expiration of any Liquidity Reserve Letter of Credit, such Liquidity Reserve Letter of Credit has not been replaced or renewed and is not scheduled to renew automatically pursuant to its terms, and the Issuer has not otherwise deposited funds into the Liquidity Reserve Account in an amount equal to the amount by which the Required Liquidity Amount exceeds the sum of (i) the amounts on deposit in the Liquidity Reserve Account on such date (without taking into consideration the amount of any Retained Collections Contributions on deposit therein on such date), plus (ii) the available amount of each Liquidity Reserve Letter of Credit that has been issued and is outstanding as of such date (excluding, for these purposes, the amount available to be drawn under such Liquidity Reserve Letters of Credit that will expire within such five (5) Business Day period), plus (iii) the aggregate outstanding amount of commitments available to fund Liquidity Funding Notes as of such date (such excess amount (if any), the “Liquidity Reserve Deficiency Amount”), then, at the option of the Issuer, the Indenture Trustee, upon direction from the Issuer, shall (i) submit a notice of drawing under such Liquidity Reserve Letter of Credit, with a copy to the Servicer and the Issuer, and (ii) use the proceeds thereof to fund a deposit into the Liquidity Reserve Account in an amount sufficient to satisfy the Liquidity Reserve Deficiency Amount.

(d)               If, on any day when a Liquidity Reserve Letter of Credit is outstanding and a Rapid Amortization Period or an Event of Default has occurred and is continuing, to the extent the Required Liquidity Amount on such date exceeds the sum of (a) the amounts on deposit in the Liquidity Reserve Account on such date, plus (b) the pro forma available amount of each Liquidity

Reserve Letter of Credit that has been issued and is outstanding as of such date (for these purposes, (x) without taking into consideration the amount of any Retained Collections Contributions on deposit therein as of such date and (y) calculated as if such Liquidity Reserve Letter(s) of Credit had not been issued and outstanding as of such date), plus (c) the aggregate outstanding amount of commitments available to fund Liquidity Funding Notes as of such date, the Indenture Trustee, on behalf of and solely at the written direction of the Issuer, or the Servicer, on behalf of and solely at the written direction of the Issuer, shall (i) no later than the Business Day following receipt of such written direction from the Issuer, submit a notice of drawing under such Liquidity Reserve Letter(s) of Credit, with a copy to the Indenture Trustee or the Servicer, as applicable, and the Issuer, and (ii) use the proceeds of such drawing to fund the Liquidity Reserve Account in an amount equal to such excess.

(e)               If, on any day a Liquidity Reserve Letter of Credit is outstanding, such Liquidity Reserve Letter of Credit becomes an Ineligible Liquidity Reserve Letter of Credit, then no later than the fifth (5th) Business Day after such day, at the option of the Issuer, either (i) the Issuer shall fund a deposit into the Liquidity Reserve Account an amount sufficient to satisfy the Liquidity Reserve Deficiency Amount on such date (excluding, for these purposes, the amount available to be drawn under such Liquidity Reserve Letters of Credit that becomes an Ineligible Liquidity Reserve Letter of Credit), (ii) the Indenture Trustee shall, solely at the written direction from the Issuer or the Servicer on behalf of the Indenture Trustee and solely at the written direction of the Issuer, (x) submit a notice of drawing under such Liquidity Reserve Letter of Credit, with a copy to the Servicer and the Issuer, and (y) use the proceeds thereof to fund a deposit into the Liquidity Reserve Account in an amount sufficient to satisfy the Liquidity Reserve Deficiency Amount on such date (excluding, for these purposes, the amount available to be drawn under such Liquidity Reserve Letters of Credit that becomes an Ineligible Liquidity Reserve Letter of Credit) and/or (iii) the Issuer shall obtain one or more replacement Liquidity Reserve Letters of Credit (that is not an Ineligible Liquidity Reserve Letter of Credit) on substantially the same terms as each such Liquidity Reserve Letter of Credit being replaced.

(f)                Each Liquidity Reserve Letter of Credit (a) shall name each of the Servicer and the Indenture Trustee, for the benefit of the Noteholders and the other Secured Parties, as the beneficiaries thereof; (b) shall allow the Indenture Trustee or the Servicer on the Indenture Trustee’s behalf to submit a notice of drawing in respect of such Liquidity Reserve Letter of Credit whenever amounts would otherwise be required to be withdrawn from the Liquidity Reserve Account pursuant to this Base Indenture; (c) shall have an expiration date of no later than ten (10) Business Days prior to the termination date of the letter of credit commitment under the related agreement pursuant to which such Liquidity Reserve Letter of Credit was issued except as otherwise agreed by the applicable Letter of Credit Provider; and (d) shall indicate by its terms that the proceeds in respect of drawings under such Liquidity Reserve Letter of Credit will be paid directly into the Liquidity Reserve Account.

(g)               [Reserved].

(h)               In the event that a Liquidity Reserve Letter of Credit has been issued in full or partial satisfaction of the Required Liquidity Amount, the Issuer shall be entitled to submit an amendment to such Liquidity Reserve Letter of Credit and/or the excess amount of the related Liquidity Reserve Letter of Credit may be reduced by delivering a replacement or amended

Liquidity Reserve Letter of Credit to the Indenture Trustee or the Servicer, as applicable, reflecting such reduced amount. If the existing Liquidity Reserve Letter of Credit is so amended, the Indenture Trustee and the Servicer shall be entitled to execute or acknowledge such amendment based solely on the written confirmation from the Manager (in the form of an Officer’s Certificate) acting in accordance with the Operation Standards that no deficit in the Required Liquidity Amount will exist on the immediately following Payment Date (after the allocation of all amounts on such Payment Date pursuant to the Priority of Payments). The Indenture Trustee or the Servicer, as applicable, will (without the consent of any Noteholder, the Controlling Class Representative or any other Secured Party) deliver to the Eligible L/C Provider any replaced Liquidity Reserve Letter of Credit for termination simultaneously with the receipt by the Indenture Trustee or the Servicer, as applicable, of the related replacement Liquidity Reserve Letter of Credit, upon the Indenture Trustee’s or the Servicer’s, as applicable, receipt of the written confirmation from the Manager (in the form of an Officer’s Certificate) acting in accordance with the Operation Standards that no deficit in the Required Liquidity Amount will exist on the immediately following Payment Date (after the allocation of all amounts on such Payment Date pursuant to the Priority of Payments).

(i)                 [Reserved].

(j)                 In accordance with Section 3.02(b), the Manager, acting on behalf of the Obligors, will direct the Indenture Trustee in a Direction Letter, to be provided at least two (2) Business Days prior to payment (or such shorter period of time as may be acceptable to the Indenture Trustee in its sole discretion) to distribute to the Manager amounts on deposit in the, to distribute to the Manager amounts on deposit in the Liquidity Reserve Account (or direct the Indenture Trustee to distribute amounts available under any Liquidity Reserve Letter of Credit) in order for the Manager to pay any due and unpaid Fiber Network Operating Expenses.

(k)               If the Liquidity Reserve Draw Amount, as set forth in the Manager Report delivered on the Reporting Date immediately preceding any Payment Date, is greater than zero, (a) on such Payment Date, the Indenture Trustee shall, solely in accordance with a related Issuer direction, withdraw from the Liquidity Reserve Account an aggregate amount equal to the lesser of (x) the Liquidity Reserve Draw Amount and (y) the amount on deposit in the Liquidity Reserve Account, and (b) on such Payment Date, solely in accordance with a related Issuer direction, to the extent that the amount set forth in clause (a) is less than the Liquidity Reserve Draw Amount set forth in such Manager Report, the Indenture Trustee shall draw on any Liquidity Reserve Letters of Credit in an amount equal to such shortfall, and, in each case, shall deposit such amounts into the Collection Account. If, after giving effect to the foregoing, the amounts withdrawable from the Liquidity Reserve Account are insufficient to fund the entirety of such Liquidity Reserve Draw Amount, the Issuer expects that proceeds of a Liquidity Funding Advance will have been made available to it to fund the remaining amount of such Liquidity Reserve Draw Amount, subject to the terms and conditions of the applicable Liquidity Funding Note Purchase Agreement.

ARTICLE V

PRIORITY OF PAYMENTS; PAYMENTS TO NOTEHOLDERS

Section 5.01. Priority of Payments.

(a)               On each Payment Date, (v) all Retained Collections on deposit in the Collection Account in respect of the immediately preceding Collection Period, (w) any applicable amounts withdrawn from a Yield Maintenance Reserve Account in accordance with the related Series Supplement, (x) any Liquidity Reserve Draw Amount withdrawn from the Liquidity Reserve Account (to be applied only to clauses (i), (iii) and (iv) of the Priority of Payments), (y) any Liquidity Reserve Release Amount and (z) any Retained Collections Contributions that are released from the Liquidity Reserve Account (other than as part of a Liquidity Reserve Draw Amount) and any other amounts expressly required to be distributed pursuant to the Priority of Payments (collectively, the “Available Funds”), shall be applied by the Indenture Trustee (based solely upon the related Manager Report) in the following order of priority (the “Priority of Payments”):

(i)                 (A) first, pro rata to the Indenture Trustee, the Verification Agent, the Servicer, any Rating Agencies, and the Back-Up Manager, an amount equal to the Indenture Trustee Fee, Verification Agent Fee, Servicing Fee and Other Servicing Fees, rating agency fees, and the Back-Up Manager Fees, as applicable, due on such Payment Date (or that remain unpaid from prior Payment Dates), and then (B) second, pro rata to any Class A-1-L Noteholders, in an amount equal to any outstanding principal on any Liquidity Funding Notes and accrued and unpaid interest thereon; and then (C) third, pro rata to the Servicer and the Back-Up Manager for any Additional Securitization Expenses (other than any Other Servicing Fees paid under (A) above) due to the Servicer and the Back-Up Manager on such Payment Date (or that remain unpaid from prior Payment Dates); and then (D) fourth, pro rata to the Persons to whom any other Additional Securitization Expenses are owed, to the payment of such other Additional Securitization Expenses due on such Payment Date (or that remain unpaid from prior Payment Dates);

(ii)              to the Manager or its designee(s), the Management Fee for the immediately preceding Collection Period and, to the extent unpaid, such amounts for all prior Collection Periods;

(iii)            if either (x) no Rapid Amortization Period or Post-ARD Period with respect each Outstanding Class of Notes that has an Anticipated Repayment Date is then in effect or (y) the maturity of the Notes has been accelerated following the occurrence and continuation of an Event of Default (regardless of whether a Rapid Amortization Period or a Post-ARD Period with respect to each outstanding Class of Notes that has an Anticipated Repayment Date is then in effect), to the Holders of each Class of Notes, in direct order of alphanumerical designation, (A) the Accrued Note Interest of each such Note of such Class (other than any Liquidity Funding Notes) on such Payment Date (or that remains unpaid from prior Payment Dates) and (B) any accrued and unpaid commitment fees (including the Series 2026-1 VFN Undrawn Commitment Fee and the Series 2026-1 Liquidity Funding Commitment Fees), Letter of Credit Fees and any other fees, expenses and other amounts due on or prior to such Payment Date to Holders of any Class A-1 Notes under the Class A-1 Note Purchase Agreement with respect to such Class A-1 Notes, in each case, pro rata, among Holders of Notes within each Class of the same alphanumerical designation;

(iv)             if (x) a Rapid Amortization Period is in effect or a Post-ARD Period is in effect with respect to each Outstanding Class of Notes that has an Anticipated Repayment Date and (y) no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, to the Holders of the Class A Notes and Class B Notes, in direct order of alphanumerical designation, (A) the Accrued Note Interest of each such Note of such Class (other than any Liquidity Funding Notes) on such Payment Date (or that remains unpaid from prior Payment Dates) and (B) any accrued and unpaid commitment fees (including the Series 2026-1 VFN Undrawn Commitment Fee and the Series 2026-1 Liquidity Funding Commitment Fees), Letter of Credit Fees and any other fees, expenses and other amounts due on or prior to such Payment Date to Holders of the Class A-1 Notes under the related Class A-1 Note Purchase Agreement with respect to such Class A-1 Notes, in each case, pro rata, among Holders of Notes within each Class of the same alphanumerical designation;

(v)               to the Obligors, an amount equal to the excess, if any, of (x) the Network OpEx incurred in the immediately preceding Collection Period over (y) the Network OpEx Component of the Management Fee paid to the Manager pursuant to item (ii) above as of such Payment Date;

(vi)             if no Rapid Amortization Period, Cash Sweep Period or Post-ARD Period with respect to each outstanding Class of Notes that has an Anticipated Repayment Date is then in effect and no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, to the Holders of any Notes for which a Monthly Amortization Amount or an Additional Principal Payment Amount is due on such Payment Date, pro rata, based on the Monthly Amortization Amount or an Additional Principal Payment Amount with respect to each such Note on such Payment Date, the Monthly Amortization Amount or an Additional Principal Payment Amount applicable thereto;

(vii)          to the Liquidity Reserve Account, unless and until the amount on deposit therein (without taking into consideration the amount of any Retained Collections Contributions on deposit therein on such Payment Date) is equal to the Required Liquidity Reserve Amount as of such Payment Date;

(viii)        if a Cash Trap Period is in effect, to the Cash Trap Reserve Account, an amount equal to the product of (A) Cash Trapping Percentage and (B) the remaining Available Funds;

(ix)             if a Cash Sweep Period is in effect, to the Holders of each Class of Notes (other than any Liquidity Funding Notes) in direct order of alphanumerical designation in respect of principal, the product of (A) the applicable Cash Sweep Percentage for such Cash Sweep Period and (B) the remaining Available Funds, pro rata among Holders of Notes within each Class of the same alphanumerical designation, until the then-unpaid Class Principal Balance of the outstanding Notes of each such Class is repaid in full;

(x)               following an acceleration of the maturity of the Notes following the occurrence and continuation of an Event of Default, to the Holders of each Class of Notes (other than any Liquidity Funding Notes) in direct order of alphabetical designation in respect of principal, pro rata among holders of Notes within each Class of the same alphabetical designation, until the then-unpaid Class Principal Balance of the outstanding Notes of each such Class is repaid in full;

(xi)             during a Rapid Amortization Period, to the Holders of each Class of Class A Notes (other than any Liquidity Funding Notes) and Class B Notes in direct order of alphanumerical designation in respect of principal, pro rata among Holders of Notes within each Class of the same alphanumerical designation, until the then-unpaid Class Principal Balance of the Outstanding Notes of each such Class (other than Liquidity Funding Notes) is repaid in full;

(xii)          during any Post-ARD Period with respect to any Outstanding Class A Notes or Class B Notes of a Series, (A) first, pro rata to all Variable Funding Notes outstanding in respect of principal, regardless of Series, until paid in full, and then (B) second, to the Holders of all such Classes of Term Notes that are Class A Notes and Class B Notes of such Series that are then in a Post-ARD Period in direct order of alphanumerical designation in respect of principal, pro rata among Holders of Notes within each Class of the same alphanumerical designation, until the aggregate Class Principal Balance of each such Class of Notes of such Series is repaid in full;

(xiii)        if (x) a Rapid Amortization Period or a Post-ARD Period is in effect with respect to each Outstanding Class of Notes that has an Anticipated Repayment Date and (y) no acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, to the Holders of the Class C Notes, the Accrued Note Interest of each such Class C Note on such Payment Date (or that remains unpaid from prior Payment Dates);

(xiv)         during a Rapid Amortization Period, to the Holders of the Class C Notes in direct order of alphanumerical designation in respect of principal, pro rata among Holders of Notes within each Class of the same alphanumerical designation, until the then-unpaid Class Principal Balance of the Outstanding Class C Notes is repaid in full;

(xv)           during a Post-ARD Period with respect to any Outstanding Class C Notes of a Series, to the Holders of all Class C Notes of such Series that are then in a Post-ARD Period in direct order of alphanumerical designation in respect of principal, pro rata among Holders of Notes within each Class of the same alphanumerical designation, until the then-unpaid Class Principal Balance of the outstanding Class C Notes is repaid in full;

(xvi)         to the Holders of any Notes (other than any Liquidity Funding Notes) that are then in a Post-ARD Period in direct order of alphanumerical designation (A) first, any Post-ARD Additional Interest that is then due and payable and that has not been deferred with respect to any prior Payment Date, and then (B) second, any Deferred Post-ARD Additional Interest due with respect to all prior Interest Accrual Periods, in each case pro rata among Holders of Notes within each Class of the same alphanumerical designation;

(xvii)      to the Holders of each Class of Notes in direct order of alphanumerical designation, any unpaid Prepayment Consideration, pro rata among Holders of Notes within each Class of the same alphanumerical designation;

(xviii)    to the Holders of each Class of Variable Funding Notes for which the Issuer has determined to make an optional prepayment in accordance with the applicable Series Supplement, an amount equal to the optional prepayment amount so designated by the Issuer;

(xix)         to the Manager, for reimbursement for any advance made by the Manager, along with the interest payable thereon;

(xx)           to the Obligors, an amount equal to the sum of (i) $468.40 multiplied by the number of Incremental Customer Adds (if any) as of the immediately preceding Determination Date and (ii) $250 multiplied by the number of Incremental Customer Adds (if any) as of the immediately preceding Determination Date; and

(xxi)         any remaining Available Funds to, or at the written direction of, the Issuer or the Manager, including to (x) the Collections Account as a Retained Collections Contribution and/or (y) the direct or indirect holders of the Equity Interests in the Issuer.

All such allocations by the Indenture Trustee shall be based solely on the information set forth in the Manager Report. In no event shall the Indenture Trustee have any obligation to recalculate or verify the information contained in the Manager Report nor shall the Indenture Trustee have any liability therefor.

(b)               Except as otherwise provided below, payments of due and payable interest, principal and other amounts will be made to the extent of Available Funds in accordance with the Priority of Payments on each Payment Date to the Noteholders of record at the close of business on the immediately preceding Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account specified by such Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have provided the Indenture Trustee with wiring instructions no later than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Payment Dates). In the case of the final principal payment with respect to any Definitive Notes, such final payment shall be made to the persons presenting and surrendering such Notes at the offices of the Note Registrar or such other location specified in the notice to Noteholders of such final payment.

(c)               Each payment with respect to a Book-Entry Note shall be paid by the Indenture Trustee pursuant to written direction to the Depositary, as Holder thereof, and the Depositary shall be responsible for crediting the amount of such payment to the accounts of its DTC Participants in accordance with its normal procedures. Each DTC Participant shall be responsible for making such payment to the related Note Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each such indirect participating brokerage firm shall be responsible for disbursing funds to the related Note Owners that it represents. None of the parties hereto shall have any responsibility therefor except as otherwise provided by this Base Indenture or applicable law. The Issuer shall perform their respective obligations under the letters of representations between the Issuer and the initial Depositary.

(d)               The rights of the Noteholders to receive payments from the proceeds of the Collateral in respect of their Notes, and all rights and interests of the Noteholders in and to such payments, shall be as set forth in this Base Indenture. Neither the Holders of any Class of Notes nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Notes in respect of amounts previously paid on the Notes in accordance with this Base Indenture.

(e)               Except as otherwise provided herein, if a Responsible Officer of the Indenture Trustee receives written notice that the final payment with respect to any Series and Class of Notes will be made on the next Payment Date, the Indenture Trustee shall, as promptly as possible thereafter, make available to each Holder of a Definitive Note of such Series and Class of Notes of record on such date a notice to the effect that:

(i)                 the Indenture Trustee expects that the final payment with respect to such Series and Class of Notes will be made on such Payment Date but only upon presentation and surrender of such Definitive Notes at the office of the Note Registrar or at such other location therein specified, and

(ii)              no interest shall accrue on such Notes from and after the end of the Interest Accrual Period for such Payment Date.

Any funds not paid to any Holder or Holders of Definitive Notes of such Series and Class on such Payment Date because of the failure of such Holder or Holders to tender their Definitive Notes shall, on such date, be set aside and credited to, and shall be held uninvested in trust for, the account or accounts of the appropriate non-tendering Holder or Holders. If any Definitive Notes as to which notice has been given pursuant to this Section 5.01(e) Section 5.01(e) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Indenture Trustee shall mail a second notice to the remaining non-tendering Noteholders to surrender their Definitive Notes for cancellation in order to receive the final payment with respect thereto. If within one (1) year after the second notice all such Definitive Notes shall not have been surrendered for cancellation, then the remaining amount due shall be discharged from the trust under this Base Indenture and the Indenture Trustee shall return the remaining amount due and payable on such Definitive Notes to, or at the direction of, the Issuer upon receipt of an Issuer Request, and each Holder of the Definitive Notes due such remaining amount, as an unsecured general creditor, shall look only to the Issuer for payment thereof (but only to the extent of the amounts so paid to the Issuer), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease. The costs and expenses of holding such funds in trust and of contacting such Noteholders following the first anniversary of the delivery of such second notice to the non-tendering Noteholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph.

(f)                Notwithstanding any other provision of this Base Indenture, the Indenture Trustee shall comply with all withholding requirements respecting payments to Noteholders of interest or original issue discount (“OID”) that the Indenture Trustee reasonably believes are applicable under the Code or any similar provision of state, local or foreign law. The consent of Noteholders shall not be required for such withholding. If the Indenture Trustee does withhold any amount from payments or advances of interest or OID to any Noteholder pursuant to any applicable withholding requirements, the Indenture Trustee shall indicate the amount withheld to such Noteholder. Any amounts so withheld shall be deemed to have been paid to such Noteholder for all purposes of this Base Indenture.

Section 5.02. Payments of Principal.

(a)               Any Monthly Amortization Amount for a Series of Notes will be payable as provided in the related Series Supplement.

(b)               Commencing on the first Payment Date to occur on or after an acceleration of the maturity of the Notes following the occurrence and during the continuance of an Event of Default, all the Available Funds pursuant to Section 5.01(a)(x) shall be applied to repay the Class Principal Balance of each outstanding Class of Notes as provided therein.

(c)               On the first Payment Date to occur after a Cash Sweep Period commenced and is continuing, the product of the Cash Sweep Percentage as of such Payment Date and the remaining Available Funds pursuant to Section 5.01(a)(ix) will be applied to repay the Class Principal Balance of each outstanding Class of Notes as provided therein.

(d)               Commencing on the first Payment Date to occur on or after the occurrence and during the continuance of a Rapid Amortization Period, the Available Funds pursuant to Sections 5.01(a)(xi) or 5.01(a)(xiv), as applicable, shall be applied to repay the Class Principal Balance of each outstanding Class of Notes as provided therein.

(e)               Commencing on the first Payment Date to occur on or after the occurrence and during the continuance of an ARD Period with respect to any Classes of Notes in a Series, (x) the Available Funds pursuant to Section 5.01(a)(xii) will be applied to pay (i) first, the Class Principal Balance of all Variable Funding Notes regardless of Series, and (ii) second, the aggregate Class Principal Balance of the Class A-2 Notes and Class B Notes of any Series with respect to which the ARD Period has commenced in order of alphanumeric designation and (y) the Available Funds pursuant to Section 5.01(a)(xv) will be applied to pay the Class Principal Balance of the Class C Notes of any Series with respect to which the ARD Period has commenced.

(f)                If any funds remain on deposit in a Prefunding Account at the end of the applicable Prefunding Period, the amount of such funds will be withdrawn and applied to prepay the applicable Series of Notes on the next Payment Date pursuant to Section 2.09(c).

Section 5.03. Payments of Interest. On each Payment Date, Accrued Note Interest (other than Post-ARD Additional Interest) then due on all Classes of Notes will be paid from Available Amounts in accordance with Sections 5.01(a)(iii), 5.01(a)(iv), and 5.01(a)(xiii), respectively. Payments in respect of these amounts shall be allocated among the Classes of Notes in direct order of alphanumerical designation and shall be allocated within a Class to the Holder of each Note of that Class pro rata based on the amount of Accrued Note Interest accrued on such Note.

Section 5.04. No Gross Up. The Issuer shall not be obligated to pay any additional amounts to the Holders or the holders of beneficial interests in the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges. The Indenture Trustee shall be entitled to deduct FATCA Withholding Tax and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. Nothing in the immediately preceding sentence shall be construed as obligating the Obligors to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted. Each Noteholder or Note Owner, by its acceptance of a Note or, in the case of a Note Owner, a beneficial interest in a Note, agrees to provide and, upon request, shall provide to the Indenture Trustee, Paying Agent and/or the Issuer (or other person responsible for withholding of taxes) the Noteholder Tax Identification Information. Further, each Noteholder and Note Owner is deemed to understand, acknowledge and agree that the Indenture Trustee, Paying Agent and Issuer have the right to withhold on payments with respect to a Note (without any corresponding gross-up) where an applicable party fails to comply with the requirements set forth in the preceding sentence or the Indenture Trustee, Paying Agent or Issuer is otherwise required to so withhold under applicable law. Notwithstanding any other provisions herein, the term “applicable law” for purposes of this Section 5.04 includes U.S. federal tax law and FATCA.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Each of the Obligors, jointly and severally, represent and warrant to the Indenture Trustee that the statements set forth in this Article VI will be, true, correct and complete in all material respects as of each Closing Date, and each Additional Asset Entity, jointly and severally, represents and warrants to the Indenture Trustee that the statements set forth in this Article VI will be, true, correct and complete in all material respects as of the date on which it becomes an Additional Asset Entity and each Closing Date thereafter.

Section 6.01. Organization, Powers, Capitalization, Good Standing, Business.

(a)               Organization and Powers. It is duly organized, validly existing and in good standing under the law of the jurisdiction in which such entity was organized and has the power and authority to execute, deliver and perform its obligations under each Transaction Document that it has entered into.

(b)               Qualification. It is duly qualified and in good standing in each jurisdiction where necessary to carry on its present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 6.02. Authorization of Borrowing, Authority, etc.It has the power and authority to incur or guarantee the Indebtedness evidenced by the Notes and this Base Indenture. The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, corporate or other action, as the case may be.

(a)               No Conflict. The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not: (1) contravene (x) any provision of its applicable Organizational Documents, (y) any provision of law applicable to it (except where such violation will not cause a Material Adverse Effect) or (z) any order, judgment or decree of any Governmental Authority binding on it or any of its property (except where such violation will not cause a Material Adverse Effect); (2) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation binding upon it or its property (except where such breach or default will not cause a Material Adverse Effect); or (3) result in or require the creation or imposition of any material Lien (other than the Lien of the Transaction Documents and other Permitted Encumbrances) upon its assets.

(b)               Consents. The execution and delivery by it of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other Person which has not been obtained or made and is in full force and effect, other than (i) any of the foregoing the failure to have made or obtained which will not cause a Material Adverse Effect and (ii) any registrations, consents, approvals required pursuant to the Transaction Documents.

(c)               Binding Obligations. This Base Indenture and each of the other Transaction Documents to which such Obligor is a party, when executed and delivered by such Obligor, is the legally valid and binding obligation of such Obligor, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights.

Section 6.03. Financial Statements. All Financial Statements which have been furnished by or on behalf of the Obligors to the Indenture Trustee pursuant to this Base Indenture present fairly in all material respects the financial condition of the Persons covered thereby as of the dates covered by such Financial Statements.

Section 6.04. Indebtedness and Contingent Obligations. The Obligors have no outstanding Indebtedness or Contingent Obligations other than the Obligations and the Permitted Indebtedness.

Section 6.05. Fiber Network Assets.

Each of the Asset Entities has an interest in the Fiber Network Assets and the access rights granted pursuant to the Fiber Network Underlying Rights Agreements, held by it, free and clear of all Liens except for Permitted Encumbrances. The financing statements under the UCC will, upon filing (i) create perfected security interests in and to, and perfected collateral assignments of, all personal property in connection therewith (including the Customer Agreements and Customer Receivables (other than any Customer Agreement which, by its terms, does not allow for such a security interest to be granted)), and (ii) create perfected security interests in all fixtures, in each case to the extent that such liens and security interests may be perfected by filing a financing statement under the UCC, subject only to Permitted Encumbrances. There are (i) no proceedings in condemnation or eminent domain affecting any of the Fiber Network Assets, and to the Knowledge of the Asset Entities, none is threatened, that in either case would individually or in the aggregate cause a Material Adverse Effect, and (ii) no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Fiber Network Assets the effect of which is reasonably likely to have a Material Adverse Effect. The Permitted Encumbrances, in the aggregate, do not (w) materially interfere with the benefits of the security intended to be provided by the UCC financing statements and this Base Indenture, (x) materially and adversely affect the value of the Fiber Networks taken as a whole, (y) materially impair the use or operations of the Fiber Networks or (z) materially impair the Obligors’ ability to pay their respective obligations in a timely manner. For the avoidance of doubt, no Obligor shall be required, and no Secured Party shall be authorized, to take any steps to perfect any security interest in the Fiber Network Assets by filing or recording any mortgages.

Section 6.06. Customer Agreements; Other Agreements.

(a)               Material Agreements. The Obligors have delivered to the Indenture Trustee a list of all Material Agreements affecting the operation and management of the Fiber Networks as in effect on the applicable Closing Date, and such Material Agreements have not been modified or amended, except pursuant to amendments or modifications made available to the Indenture Trustee. Except for the rights of the Manager pursuant to the Management Agreement (and its sub-managers thereunder), no Person has any right or obligation to manage any of the Fiber Networks on behalf of the Asset Entities or to receive compensation in connection with such management. No Person (other than the Manager and its sub-managers) has any right or obligation to enter into customer contracts, or solicit customers, for the Fiber Networks, or to receive compensation in connection with such contracts.

(b)               Customer Agreements. To the Issuer and the Asset Entities’ Knowledge, (i) the Customer Agreements are in full force and effect and (ii) the Asset Entities have not given any notice of default to any Residential Customer under any Customer Agreement which remains uncured, except to the extent that the failure of the representations set forth in items (i) and (ii) is not reasonably likely to have a Material Adverse Effect.

(c)               Management Agreement. The Issuer has delivered to the Indenture Trustee a true and complete copy of the Management Agreement as in effect on such date, and such Management Agreement has not been modified or amended, except pursuant to amendments or modifications delivered to the Indenture Trustee. The Management Agreement is in full force and effect and no default by any of the parties thereto exists thereunder.

Section 6.07. Litigation; Adverse Facts. There are no judgments outstanding against the Obligors, or affecting any of the Fiber Networks or any property of the Obligors, nor to the Obligors’ Knowledge is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against the Obligors or any of the Fiber Networks that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.08. Payment of Taxes. All material federal, state, provincial, territorial and local tax returns and reports of the Issuer and each Asset Entity required to be filed have been timely filed (or each such Person has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Persons and upon their respective properties, assets, income, profits, businesses and franchises which are due and payable have been timely paid except to the extent the same are being contested in accordance with Section 7.04(b) or except to the extent the effect of the failure to file such tax returns and reports or to pay such taxes, assessments, fees and other governmental charges could not reasonably be expected to result in a Material Adverse Effect.

Section 6.09. Performance of Agreements. To the Issuer’s Knowledge, neither the Issuer nor the Asset Entities are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Persons which could, in the aggregate, reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10. Investment Company Act. The Obligors are not required to register as “investment companies” under the Investment Company Act.

Section 6.11. Employee Benefit Plans. The Obligors do not maintain or contribute to, or have any obligation (including any Contingent Obligation) under, any Employee Benefit Plans.

Section 6.12. Solvency. The Obligors (a) have not entered into any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and (b) have received reasonably equivalent value in exchange for their obligations under the Transaction Documents. After giving effect to the issuance of the Notes (and the use of proceeds thereof), the fair saleable value of the Obligors’ assets taken as a whole exceeds and will, immediately following the issuance of any Notes, exceed the Obligors’ total liabilities, including subordinated, unliquidated, disputed or Contingent Obligations. The fair saleable value of the Obligors’ assets taken as a whole are and will, immediately following the issuance of any Notes (and the use of proceeds thereof), be greater than the Obligors’ probable liabilities, including the maximum amount of their Contingent Obligations on their debts as such debts become absolute and matured. The Obligors’ assets taken as a whole do not and, immediately following the issuance of any Notes (and the use of proceeds thereof) will not, constitute unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted. The Obligors do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond their ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Obligors and the amounts to be payable on or in respect of obligations of the Obligors).

Section 6.13. Use of Proceeds and Margin Security. No portion of the proceeds from the issuance of the Notes shall be used by the Issuer or any Person in any manner that would cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 6.14. Insurance. Set forth on Schedule 6.14 is a description of all Insurance Policies for the Asset Entities that are in effect as of such date. Such Insurance Policies conform to the requirements of Section 7.05. No notice of cancellation has been received with respect to such policies, and, to each Asset Entity’s Knowledge, the Asset Entities are in compliance with all material conditions contained in such policies.

Section 6.15. Investments; Ownership of the Obligors. The Obligors have no (i) direct or indirect Equity Interest in any other Person (other than in the Asset Entities), or (ii) direct or indirect loan or advance or capital contribution to any other Person, including all indebtedness owed by that other Person (other than in the Asset Entities). Schedule 6.15 correctly sets forth the ownership interests of the Issuer and each of the Asset Entities and each of their respective subsidiaries as of such date.

Section 6.16. Environmental Compliance. Except to the extent the effect of the following representations not being true would not reasonably be expected to have a Material Adverse Effect: the Fiber Networks are in compliance with all applicable Environmental Laws; no notice of violation of such Environmental Laws has been issued by any Governmental Authority which has not been resolved; no action has been taken by the Asset Entities that would cause the Fiber Networks not to be in compliance with all applicable Environmental Laws pertaining to Hazardous Materials; and no Hazardous Materials are present at the Fiber Networks, except in quantities that do not violate applicable Environmental Laws.

Section 6.17. JPM Account Control Agreement. Each Control Account included within the Cash Concentration Service (as defined in the JPM Account Control Agreement) is established with JPM in the name of the Issuer or the Asset Entities and is subject to the JPM Account Control Agreement and the lien of the Indenture Trustee on behalf of the Secured Parties.

ARTICLE VII

COVENANTS

Each of the Obligors, jointly and severally, covenants and agrees that until payment in full of the Obligations, it shall, and in the case of the Issuer shall cause the applicable Asset Entities to, perform and comply with all covenants in this Article VII applicable to such Person.

Section 7.01. Payment of Principal and Interest. Subject to Section 15.18 and Section 15.21, the Issuer shall duly and timely pay the principal and interest on the Notes of each Series in accordance with the terms of the Notes and this Base Indenture and the related Series Supplement and, in the case of Class A-1 Notes, the applicable Class A-1 Note Purchase Agreement. Amounts properly withheld under the Code by any Person from a payment to any Noteholder of interest or principal shall be considered as having been paid by the Issuer to such Noteholder for all purposes of this Base Indenture and the related Series Supplement.

Section 7.02. Financial Statements and Other Reports.

(a)               Financial Statements.

(i)                 Quarterly Reporting on Uniti Group. So long as Uniti Group owns the Manager, within sixty (60) days after the end of each of the first three fiscal quarters in each fiscal year (beginning with fiscal quarter ending March 31, 2026), the Issuer shall furnish to the Indenture Trustee, the Servicer, the Back-Up Manager, Fitch at globalcrosssectorsf@fitchratings.com (so long as Fitch is a Rating Agency for any Series of Notes) and KBRA at abssurveillance@kbra.com (so long as KRBA is a Rating Agency for any Series of Notes) a copy of the unaudited quarterly consolidated financial statements of Uniti Group for such fiscal quarter, without notes, prepared in accordance with GAAP.

(ii)              Annual Reporting on Uniti Group. So long as Uniti Group owns the Manager, within one hundred fifty (150) days after the end of each fiscal year (beginning with fiscal year ending December 31, 2026), the Issuer shall furnish to the Indenture Trustee, the Servicer, the Back-Up Manager, Fitch at globalcrosssectorsf@fitchratings.com (so long as Fitch is a Rating Agency for any Series of Notes) and KBRA at abssurveillance@kbra.com (so long as KRBA is a Rating Agency for any Series of Notes) a copy of the audited annual consolidated financial statements of Uniti Group for such fiscal year, prepared in accordance with GAAP, accompanied by a report by an independent certified public accounting firm of national standing.

(iii)            Quarterly Reporting on the Issuer. Within ninety (90) days after the end of the first fiscal quarter of the fiscal year 2026, and thereafter within sixty (60) days after the end of each of the first three fiscal quarters in each fiscal year, the Issuer shall furnish to the Indenture Trustee, the Servicer, the Back-Up Manager, Fitch at globalcrosssectorsf@fitchratings.com (so long as Fitch is a Rating Agency for any Series of Notes) and KBRA at abssurveillance@kbra.com (so long as KRBA is a Rating Agency for any Series of Notes) a copy of the unaudited quarterly consolidated financial statements of the Issuer for such fiscal quarter, without notes, prepared in accordance with GAAP;

(iv)             Annual Reporting on the Issuer. Within one hundred fifty (150) days after the end of each fiscal year (beginning with fiscal year ending December 31, 2026), the Issuer shall furnish to the Indenture Trustee, the Servicer, the Back-Up Manager, Fitch at globalcrosssectorsf@fitchratings.com (so long as Fitch is a Rating Agency for any Series of Notes) and KBRA at abssurveillance@kbra.com (so long as KRBA is a Rating Agency for any Series of Notes) a copy of the audited annual consolidated financial statements of the Issuer for such fiscal year, prepared in accordance with GAAP, accompanied by a report by an independent certified public accounting firm of national standing.

(v)               Manager Report. On or before 4:30p.m. (New York City time) on the third Business Day prior to each Payment Date (the “Reporting Date”), the Issuer shall furnish, or cause the Manager to furnish, to the Indenture Trustee, the Servicer, the Back-Up Manager, the Verification Agent, Fitch at globalcrosssectorsf@fitchratings.com (so long as Fitch is a Rating Agency for any Series of Notes) and KBRA at abssurveillance@kbra.com (so long as KRBA is a Rating Agency for any Series of Notes) a report substantially in the form provided in the Management Agreement specifying, among other matters, the allocations of Retained Collections on the immediately following Payment Date (the “Manager Report”); provided that at any time a Liquidity Reserve Letter of Credit is outstanding, the Issuer shall furnish, or cause the Manager to furnish, a Manager Report to the parties specified in this clause no later than one Business Day prior to the date the applicable Eligible L/C Provider requires notice for the applicable Liquidity Reserve Letter of Credit to be drawn in accordance with Section 4.05(j).

(vi)             Additional Reporting. In addition to the foregoing, the Issuer shall promptly provide to the Indenture Trustee, the Servicer, the Back-Up Manager and the Rating Agencies such further documents and information concerning its operation of a Fiber Network and the financial affairs of the Obligors as the Indenture Trustee, the Servicer, the Back-Up Manager and Rating Agencies shall from time-to-time reasonably request upon prior written notice to the Issuer.

(vii)          GAAP. The Issuer will maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP.

(viii)        Certifications of Financial Statements and Other Documents. Together with the financial statements provided pursuant to Sections 7.02(a)(i) through (iv), the Issuer or Uniti Group (or Manager, if Uniti Group ceases to own the Manager), as applicable, shall also furnish to the Indenture Trustee and the Servicer (with a copy to the Back-Up Manager), a certification upon which the Indenture Trustee, the Back-Up Manager and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor, executed by an Executive Officer of the Issuer or Uniti Group (or Manager, if Uniti Group ceases to own the Manager), as applicable, stating that to such officer’s Knowledge after due inquiry such financial statements fairly present the financial condition and results of operations of the Issuer or Uniti Group (or Manager, if Uniti Group ceases to own the Manager), as applicable, on a consolidated basis for the period(s) covered thereby (except for the absence of footnotes with respect to the quarterly financial statements). In addition, where this Base Indenture requires a “Compliance Certificate”, the Person required to submit the same shall deliver a certificate duly executed on behalf of such Person by an Executive Officer of the applicable Obligor, upon which the Indenture Trustee, the Back-Up Manager and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor, stating that, to such Executive Officer’s Knowledge after due inquiry, there does not exist any Default or Event of Default, or if any of the foregoing exists, specifying the same in detail.

(ix)             Fiscal Year. Neither of the Issuer nor any other Obligor shall change its fiscal year end from December 31 of each calendar year.

(x)               SEC Filings. The Issuer will be deemed to have furnished the reports referred to in Section 7.02(a)(i) through (iv) above if Uniti Group or any parent entity of the Issuer has filed reports containing substantially such information (or any such information of a parent entity pursuant to the next succeeding sentence) with the U.S. Securities and Exchange Commission. Notwithstanding the foregoing, the Issuer may satisfy their obligations under Section 7.02(a)(i) through (iv) by furnishing financial information relating to any parent entity of the Issuer.

(b)               Material Notices.

(i)                 The Issuer shall promptly deliver, or cause to be delivered, to the Servicer, the Indenture Trustee, the Back-Up Manager and the Rating Agencies, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of any Obligor which default is reasonably likely to result in a Material Adverse Effect, and shall notify the Indenture Trustee, the Back-Up Manager and the Servicer in writing within five (5) Business Days after it obtains Knowledge of any material event of default with respect to any such Permitted Indebtedness.

(ii)              The Issuer shall promptly deliver to the Indenture Trustee, the Back-Up Manager, the Servicer and the Rating Agencies copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any Material Agreement; provided that after and during the continuance of a Rapid Amortization Period or an Event of Default the Issuer shall promptly deliver to the Indenture Trustee, the Back-Up Manager and the Servicer copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any material contract or agreement.

(iii)            The Issuer shall promptly deliver to the Servicer, the Back-Up Manager and the Rating Agencies copies of any and all notices received by any Obligor under the terms of the Shared Access and Services Agreement.

(c)               Events of Default, etc. Promptly upon the Issuer obtaining Knowledge of any of the following events or conditions, the Issuer shall deliver to the Servicer, the Back-Up Manager, the Indenture Trustee (upon which each may conclusively rely with no obligation to verify or confirm and with no liability therefor) and the Rating Agencies a certificate executed on its behalf by an Executive Officer specifying the nature and period of existence of such condition or event and what action the Issuer or the affected Asset Entity or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a Default or an Event of Default; (ii) the occurrence of any event that is reasonably likely to have a Material Adverse Effect; or (iii) any actual or alleged material breach or default or assertion of (or written threat to assert) remedies under the Management Agreement.

(d)               Litigation. Promptly upon the Issuer obtaining Knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against an Obligor or any of the Fiber Networks not previously disclosed in writing to the Indenture Trustee and the Servicer and which is not covered by insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting an Obligor or any of the Fiber Networks and which is not covered by insurance, which, in each case of clauses (1) and (2), would be reasonably likely to have a Material Adverse Effect, the Issuer shall give notice thereof to the Indenture Trustee, the Back-Up Manager and the Servicer and, upon request from the Servicer, shall provide such other information as may be reasonably available to it to enable the Servicer and its counsel to evaluate such matter.

(e)               Other Information. With reasonable promptness following written request therefor, the Issuer shall deliver such other information with respect to the operation of the Fiber

Networks and the financial affairs of the Obligors as from time to time may be reasonably requested by the Indenture Trustee, the Back-Up Manager, the Servicer or the Rating Agencies.

Section 7.03. Existence; Qualification. The Issuer shall, and shall cause each Asset Entity owned by it to, at all times preserve and keep in full force and effect (i) its existence as a corporation, partnership, limited liability company or trust, as applicable, and (ii) all rights, franchises, licenses and permits material to its business, including its qualification to do business in each state where it is required by law to so qualify, except to the extent that the failure of any of the foregoing would not reasonably be expected have a Material Adverse Effect; provided that nothing contained in this Section 7.03 shall restrict the merger, consolidation or amalgamation of an Asset Entity with another Obligor or any transaction permitted by Section 7.19.

Section 7.04. Payment of Impositions and Claims.

(a)               Except for those matters being contested pursuant to clause (b) below, the Issuer shall pay, and shall cause the Asset Entities owned by it to promptly pay, (i) all Impositions; (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien (other than Permitted Encumbrances) upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all federal, state, provincial, territorial and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Issuer and the applicable Asset Entities on their businesses, income, profits, franchises or assets (except, in each case of clauses (i) through (iii), to the extent that the failure to pay any of the foregoing would not reasonably be expected have a Material Adverse Effect), in each instance before any material penalty or fine is incurred with respect thereto.

(b)               The Asset Entities shall not be required to pay, discharge or remove any Imposition or Claim relating to a Fiber Network that it is otherwise obligated to pay, discharge or remove such Imposition or Claim so long as the Asset Entities or the Issuer contest in good faith such Imposition, Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Fiber Network or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Imposition or Claim would otherwise have become delinquent, the Issuer shall have caused the Asset Entities to have given the Indenture Trustee and the Servicer prior written notice of their intent to contest said Imposition or Claim and shall have deposited with the Indenture Trustee (or with a court of competent jurisdiction or other appropriate body if necessary) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash, equal to (after giving effect to any Reserves then held by the Indenture Trustee for the item then subject to contest) at least 125% of the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss or material impairment of any interest in the applicable Fiber Network or any part thereof arises, in the Servicer’s reasonable judgment (at any time the Notes are Specially Serviced Notes) or in the Manager’s reasonable judgment (at any time the Notes are not Specially Serviced Notes), during the pendency of such contest; (iv) such contest does not, in the reasonable determination of the Manager or (at any time the Notes are Specially Serviced Notes) the Servicer, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and the Issuer shall, or shall cause the applicable Asset Entity to, promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith (it being understood that the Issuer shall have the right to direct the Indenture Trustee in writing to use the amount deposited with the Indenture Trustee under Section 7.04(b)(ii) for the payment thereof). The Indenture Trustee (at the direction of the Manager (at any time the Notes are not Specially Serviced Notes) and at the written direction of the Servicer (at any time the Notes are Specially Serviced Notes)) shall have full power and authority to apply any amount deposited with the Indenture Trustee to the payment of any unpaid Imposition or Claim to prevent the sale or forfeiture of the applicable Fiber Network for non-payment thereof, if the Servicer (in consultation with the Manager (if applicable)) reasonably believes that such sale or forfeiture is threatened.

(c)               In connection with any determination made by the Servicer pursuant to this Section 7.04, the Servicer shall be entitled to request and conclusively rely on any determination made by the Manager or a certificate or opinion from an independent certified public accountant or other expert and the Servicer shall have no liability for making any such determination solely on the basis of any such determinations made by the Manager or such certificates or opinion requested and received by it and failing to make such determination in the absence of its receipt of such determination of the Manager and such certificates or opinions.

Section 7.05. Maintenance of Insurance. Subject to availability on a commercially reasonable basis, the Issuer, Manager or Uniti Group shall continuously maintain on behalf of the Obligors the following described policies of insurance with respect to the Obligors’ business without cost to the Indenture Trustee or the Servicer (the “Insurance Policies”):

(i)                 Commercial general liability insurance, including coverage for death, bodily injury, property damage, premises and operations, and contractual liability, with limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for any policy year; and

(ii)              An umbrella/excess liability policy with a limit of not less than $10,000,000 per occurrence/claim, which policy shall include such additional coverages and insured risks which are acceptable to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer).

All Insurance Policies shall be in content (including endorsements or exclusions, if any), form, and amounts, and issued by companies, reasonably satisfactory to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer) from time to time and, to the extent permissible, shall name the Indenture Trustee not in its individual capacity but solely in its capacity as Indenture Trustee on behalf of the Secured Parties and its successors and assignees as their interests may appear as an “additional insured” (and, if applicable, “loss payee”) for each of the policies under this Section 7.05 and shall contain a waiver of subrogation clause reasonably acceptable to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer).

All Insurance Policies shall provide, to the extent permissible, that the coverage shall not be materially reduced by Manager, Uniti Group or any Obligor without ten (10) days’ advance written notice to the Indenture Trustee and the Servicer and shall provide that no proceeds, if any, with respect to claims arising out of physical damage to the Fiber Network Assets shall be paid thereunder to a Person other than the Obligors and the Indenture Trustee, as loss payee, without ten (10) days’ advance written notice to the Indenture Trustee and the Servicer.

The Issuer may obtain any insurance required by this Section 7.05 through blanket policies; provided that such blanket policies shall afford the Indenture Trustee the same protections under this Section 7.05. If a blanket policy is issued, a certified copy of said policy shall be furnished to the Indenture Trustee, together with a certificate indicating that the Indenture Trustee is an additional insured (and, if applicable, loss payee) under such policy in the designated amount. Upon request, any policy delivered to the Indenture Trustee shall be posted to the Indenture Trustee’s website.

(b)               The Issuer shall deliver a copy of all Insurance Policies to the Indenture Trustee (if requested by a Noteholder in writing) and the Servicer (if requested) and, in case of Insurance Policies about to expire, the Issuer shall deliver a copy of replacement policies satisfying the requirements hereof to the Indenture Trustee (if requested by a Noteholder in writing) or the Servicer (if requested) within thirty (30) Business Days following the date of expiration; provided, however, that within seven (7) Business Day following the date of expiration, the Issuer shall provide the Indenture Trustee (if requested) or the Servicer (if requested) with an insurance certificate executed by the insurer or its authorized agent evidencing that the insurance required hereunder is being maintained under such policy, which certificate shall be acceptable to the Indenture Trustee (if requested by a Noteholder in writing) or the Servicer (if requested) on an interim basis until a copy of the policy is available. Upon request, any policy delivered to the Indenture Trustee shall be posted to the Indenture Trustee’s website.

An insurance company shall not be satisfactory unless such insurance company (a) is licensed or authorized to issue insurance in the state, territory or province where the applicable Fiber Network is located and (b) has a rating (x) by (i) S&P Global Ratings, (ii) Moody’s or (iii) Fitch of “BBB+” (or its equivalent) or better or (y) by A.M. Best Rating Services, Inc. of “A-” (or its equivalent) or better; provided that if the rating of any such insurer is withdrawn or downgraded below “A-” (or its equivalent) by any applicable rating agency, then such insurer must have a rating by Fitch of “BBB” or “F2” or better; provided further that, at any time that the Notes are rated by Fitch, such insurer must have a rating by Fitch of “BBB” or “F2” or better. Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder if both (i) such carrier is reasonably acceptable to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer) and (ii) the Issuer shall obtain and deliver to the Manager (or, at any time that the Notes are Specially Serviced Notes, the Servicer) a Rating Agency Confirmation with respect to such carrier.

The Issuer shall furnish the Indenture Trustee (if requested) and the Servicer (if requested) receipts for the payment of premiums on such Insurance Policies or other evidence of such payment reasonably satisfactory to the Servicer.

If applicable, losses shall be payable to the Indenture Trustee pursuant to a standard loss payable clause in its favor; provided that the parties hereto acknowledge that coverage will not continue in effect if the applicable insurance carrier(s) are not notified of changes in ownership or substantial increase in risk prior to the loss in accordance with the policy. For purposes of determining whether the required insurance coverage is being maintained hereunder, each of the Indenture Trustee and Servicer shall be entitled to rely solely on a certification thereof furnished to it by the Issuer or the Manager, without any obligation to investigate the accuracy or completeness of any information set forth therein and shall have no liability with respect thereto. The Insurance Policies shall not contain any deductible (excluding self-insured retention amounts) in excess of $500,000. For the avoidance of doubt, in no event shall the Indenture Trustee have any duty to monitor the Issuer’s compliance with or to review any documents delivered in connection with this Section 7.05.

Section 7.06. Operation and Maintenance of the Fiber Networks.

(a)               The Issuer shall cause each Asset Entity owned by it to maintain or cause to be maintained in good repair, working order and condition all material property necessary for use in the business of such Asset Entity, including the applicable Fiber Networks, and to make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. All work required or permitted under this Base Indenture shall be performed in a workmanlike manner and in compliance with all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)               In the event of condemnation, casualty or loss with respect to the Fiber Network Assets or other property of any Asset Entity at any Fiber Network, the Issuer shall give prompt written notice, and in any event within three (3) Business Days of obtaining Knowledge thereof, of any such condemnation, casualty or loss exceeding $1,000,000 to the insurance carrier (if applicable), to the Indenture Trustee, the Back-Up Manager and the Servicer.

In the event of condemnation, casualty or loss with respect to the Fiber Network Assets or other property of the Asset Entities at any of the Fiber Networks, all Insurance Proceeds in connection therewith in excess of $1,000,000 shall be deposited into the Insurance Proceeds Account and made available to the Asset Entities to repair and restore the Fiber Networks at least substantially to the Pre-Existing Condition (a “Restoration”) or reimburse the Asset Entities for amounts previously spent to Restore the Fiber Networks if: (i) no Event of Default then exists; (ii) unless the applicable Restoration has already occurred, the Servicer reasonably determines that there will be sufficient funds to complete the Restoration of the Fiber Network Assets or other property of the Asset Entities at the Fiber Networks to at least substantially the condition it was in immediately prior to such event (excluding replacement of obsolete assets which are not required in connection with operating the applicable Fiber Network) (the “Pre-Existing Condition”) and in compliance with applicable laws and to timely make all payments due under the Transaction Documents during the Restoration of the affected Fiber Network Assets or other property of the Asset Entity at the Fiber Network; and (iii) unless the applicable Restoration has already occurred, the Servicer determines that the Restoration of the affected Fiber Network Assets or other property of the Asset Entities at the Fiber Network will be completed no later than three months prior to the latest Anticipated Repayment Date of any Notes then outstanding. If any of the foregoing clauses (i) through (iii) are not satisfied (which for purposes of clauses (ii) and (iii) will be deemed not satisfied upon delivery by the Servicer to the Issuer and the Indenture Trustee of written notice of its determination that such conditions are not satisfied), an Additional Principal Payment Amount in the amount of the related Insurance Proceeds, after deducting any amounts due to the Servicer and the Indenture Trustee, shall be made on the immediately succeeding Payment Date, and the Indenture Trustee shall transfer the related Insurance Proceeds to the Collection Account on such Payment Date for distribution pursuant to the Priority of Payments.

Notwithstanding the foregoing to the contrary, the Issuer, in its reasonable discretion, and within thirty (30) days of receipt of such Insurance Proceeds into the Insurance Proceeds Account, if any, may elect by a notice to the Servicer and Indenture Trustee not to restore or replace the Fiber Network Assets or other property of the Asset Entities at the Fiber Network, in which event all related Insurance Proceeds held in the Insurance Proceeds Account, after reimbursing any amounts due to the Servicer, the Verification Agent and the Indenture Trustee, shall be applied as an Additional Principal Payment Amount on the Payment Date immediately following such election, and the Indenture Trustee shall transfer the related Insurance Proceeds to the Collection Account on such Payment Date for distribution pursuant to the Priority of Payments.

The Issuer hereby authorizes and empowers (without obligation) the Servicer as attorney-in-fact for the Asset Entities (jointly with the Manager unless an Event of Default has occurred and is continuing), or any of them, with respect to Insurance Proceeds in excess of $1,000,000 to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds (to be held in the Insurance Proceeds Account in accordance with the preceding paragraphs of this Section 7.06(b)), and to deduct therefrom the Indenture Trustee’s and the Servicer’s reasonable expenses incurred in the collection of such proceeds; provided, however, that nothing contained in this Section 7.06 shall require the Indenture Trustee or the Servicer to incur any expense or take any action hereunder.

In connection with any determination required to be made by the Servicer pursuant to this Section 7.06, the Servicer shall be entitled to request and conclusively rely on any determination made by the Manager or a certificate or opinion from an independent certified public accountant or other expert appointed in connection with its determination described herein, including its determination to direct the Indenture Trustee with respect to such application of Insurance Proceeds and the Servicer shall have no liability for either (i) making any such determination solely on the basis of any such determinations made by the Manager or such certificates or opinions requested and received by it or (ii) failing to make such determination in the absence of its receipt of such determination of the Manager and such certificates or opinions. Any determination required to be made by the Servicer pursuant to this Section 7.06(b) shall be based on, and subject to prior receipt from the Issuer of, an Independent Certificate from a third-party expert obtained by, and at the cost of, the Issuer.

(c)               The Indenture Trustee shall not be obligated to disburse Insurance Proceeds more frequently than once every calendar month or without written direction from the Servicer or Issuer. If Insurance Proceeds are applied as an Additional Principal Payment Amount, such application shall not extend or postpone the due dates of any monthly payments due under the Notes or otherwise under the Transaction Documents, or change the amounts of such payments. If the Indenture Trustee acquires ownership of any Collateral, the Indenture Trustee shall have all of the right, title and interest of the applicable Asset Entity in and to any Insurance Proceeds and unearned premiums on insurance policies relating to such Collateral.

(d)               In no event shall the Indenture Trustee be obligated to make disbursements of Insurance Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Issuer, less a retainage equal to the greater of (x) the actual retainage required pursuant to the applicable contract, or (y) 10% of such costs incurred until the Restoration has been completed. The retainage shall in no event be less than the amount actually held back by the Asset Entities from contractors, subcontractors and materialmen engaged in the Restoration. The retainage shall not be released until the Restoration has been completed in accordance with the provisions of this Section 7.06 and that all approvals necessary for the use of the Fiber Network have been obtained from all appropriate Governmental Authorities, and the Issuer delivers to the Servicer final lien waivers and such other evidence reasonably satisfactory to the Servicer that the costs of the Restoration have been paid in full or will be paid in full out of the retainage.

Section 7.07. Inspection; Investigation. The Issuer shall permit, and shall cause each Asset Entity owned by it to permit, any authorized representatives designated by the Indenture Trustee or the Servicer to visit and inspect during normal business hours its Fiber Networks and its business, including its financial and accounting records, and to make copies and take extracts therefrom, to cause such records to be audited by independent public accountants and to discuss its affairs, finances and business with its officers and independent public accountants (with such party’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested; provided that same is (x) conducted in such a manner as to not unreasonably interfere with the Manager’s or such Obligor’s business and (y) only to the extent permitted under the relevant Fiber Network Underlying Rights Agreement. The Issuer shall permit, and shall cause each Asset Entity to permit, any authorized representatives designated by the Indenture Trustee and the Servicer to conduct site investigations of the Fiber Networks as may be reasonably requested with respect to environmental matters; provided, however, that no subsurface investigations or other investigations that would reasonably be deemed to be intrusive shall be conducted without the prior written consent of the Issuer, such consent not to be unreasonably withheld and shall be to the extent permitted under the relevant Fiber Network Underlying Rights Agreement. Unless an Event of Default has occurred and is continuing or the Notes are Specially Serviced Notes, the Indenture Trustee and the Servicer shall provide advance written notice of at least three (3) Business Days prior to visiting or inspecting any Fiber Network or the Issuer’s office.

Section 7.08. Compliance with Laws and Obligations. The Issuer shall, and shall cause each Asset Entity owned by it to, (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any Governmental Authority in all jurisdictions in which it conducts business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses and permits now held or hereafter acquired by any Obligor, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could reasonably be expected to have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation except to the extent the failure to so observe, comply or fulfill such could not reasonably be expected to have a Material Adverse Effect.

Section 7.09. Further Assurances.

The Issuer shall, and shall cause each Asset Entity owned by it to, from time to time, execute or deliver such documents, instruments, agreements, financing statements, and perform such acts as necessary to ensure that the security interests in the Collateral remain perfected with the priority contemplated thereby and, as the Indenture Trustee or the Servicer at any time may reasonably request to evidence, to preserve or to protect the Assets and Collateral at any time securing or intended to secure the Obligations or to better and more effectively carry out the purposes of this Base Indenture and the other Transaction Documents. The Obligors shall file or cause to be filed all documents (including all financing statements) required to be filed by the terms of this Base Indenture and any applicable Series Supplement in accordance with and within the time periods provided for in this Base Indenture and in each applicable Series Supplement. In furtherance of the foregoing, the Obligors shall use commercially reasonable efforts to ensure that UCC-3 termination statements are filed as soon as practicable following the Series 2026-1 Closing Date with respect to all UCC-1 financing statements filed with respect to Indebtedness previously secured by any portion of the Collateral that was paid off or defeased on the Series 2026-1 Closing Date.

Notwithstanding the foregoing, the Obligors shall not be required to take any action to perfect the Indenture Trustee’s security interest, other than the filing of the financing statements in the jurisdictions of organization of each of the Obligors, as well as the filing of “transmitting utility” financing statements in the applicable filing office of the state in which the applicable Collateral is located. No mortgage, deed of trust or similar filings shall be required in respect of the Notes or the Collateral.

Section 7.10. Performance of Agreements. The Issuer shall, and shall cause each Asset Entity to, duly and timely perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Material Agreements and (iii) all other agreements (including Fiber Network Underlying Rights Agreements) entered into or assumed by such Person in connection with the Fiber Networks, and will not suffer or permit any material default or any event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing, except where the failure to perform, observe or comply with any agreement referred to in clause (ii) or (iii) of this Section 7.10 would not reasonably be expected to have a Material Adverse Effect. No Obligor shall consent to any amendment, waiver or termination of, or with respect to, any Transaction Document (or any agreement which requires consent of any Obligor to amend under the terms of any Transaction Document) without consent of the Indenture Trustee if so required by Section 13.01.

Section 7.11. Provision of Material Agreements. The Obligors, at the written request of the Indenture Trustee, acting at the written direction of the Servicer, shall furnish the Indenture Trustee or Servicer, as applicable, with a list of all Material Agreements affecting the operation and management of the Fiber Networks.

Section 7.12. Management Agreement.

(a)               The Issuer shall, and shall cause the Asset Entities owned by it to, (i) perform and observe all of the material terms, covenants and conditions of the Management

Agreement on the part of each Asset Entity to be performed and observed, and (ii) promptly notify the Indenture Trustee, the Back-Up Manager and the Servicer of any notice to any of the Asset Entities of any material default under the Management Agreement of which it has Knowledge. If any Asset Entity shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of such Asset Entity to be performed or observed, then, without limiting the Indenture Trustee’s other rights or remedies under this Base Indenture or the other Transaction Documents, and without waiving or releasing such Asset Entity from any of its obligations hereunder or under the Management Agreement, the Issuer grants the Indenture Trustee or the Servicer on its behalf the right, upon prior written notice to such Asset Entity, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of such Asset Entity to be performed or observed; provided that neither the Indenture Trustee nor the Servicer will be under any obligation to pay such sums or perform such acts.

(b)               The Issuer shall not permit the Asset Entities owned by it to surrender, terminate, cancel, or modify (other than non-material changes), the Management Agreement, or enter into any other management agreement with any new manager, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without delivery of a Rating Agency Confirmation and written consent of the Servicer; provided, that Rating Agency Confirmation shall not be required in connection with the appointment of a Successor Manager if the Successor Manager is a Non-Securitization Entity.

(c)               The Indenture Trustee, the Verification Agent, the Back-Up Manager and the Servicer are each permitted to utilize and in good faith rely upon the advice of the Manager (or to utilize other agents or attorneys), at the cost of the Manager or the Issuer, as an Additional Securitization Expense, in performing its obligations under this Base Indenture and the other Transaction Documents, including Fiber Network management, operation, and maintenance; Fiber Network Asset dispositions and releases; any Restoration or Remedial Work; and confirmation of compliance by the Issuer with the provisions hereunder and under the other Transaction Documents and none of the Indenture Trustee, the Verification Agent, the Back-Up Manager or the Servicer shall have any liability with respect thereto.

Section 7.13. Maintenance of Office or Agency by Issuer.

(a)               The Issuer shall maintain an office, agency or address where Notes (or evidence of ownership of Uncertificated Notes) may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Issuer in respect of the Notes, this Base Indenture and any Series Supplement may be served. The Issuer will give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office, agency or address; provided, however, that if the Issuer does not furnish the Indenture Trustee with an address in the City of New York where Notes may be presented or surrendered for payment, such presentations, surrenders, notices, and demands may be made or served at the Corporate Trust Office, and the Issuer hereby appoints the Indenture Trustee to receive all such presentations, surrenders, notices, and demands on behalf of it other than services of process. The Issuer hereby appoints the Corporate Trust Office as its agency for such purposes.

(b)               The Issuer may also from time to time designate one or more other offices or agencies where Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer will give prompt written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 7.14. Misdirected Retained Collections. On and after the Series 2026-1 Closing Date, the Obligors agree to deposit all Retained Collections due to the Asset Entities in respect of the Fiber Network Assets that are paid by a Residential Customer into an account other than a Control Account or that are otherwise received but not deposited directly into a Control Account, in all cases within two Business Days following identification by the Obligors, to a Control Account or the Collection Account.

Section 7.15. Estoppel Certificates.

(a)               Within ten Business Days following a written request by the Indenture Trustee or the Servicer, the Issuer shall provide to the Indenture Trustee and the Servicer a duly acknowledged written statement (upon which the Indenture Trustee and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor) confirming (i) the amount of the Note Principal Balance of the Notes, (ii) the terms of payment and maturity date of the Notes, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Base Indenture, the Notes and the other Transaction Documents are legal, valid and binding obligations of the Issuer and each Asset Entity (as applicable) and have not been modified or amended except in accordance with the provisions thereof.

(b)               Within ten Business Days following a written request by the Issuer, the Indenture Trustee shall provide to the Issuer a duly acknowledged written statement setting forth the amount of the Outstanding principal balance of the Notes, the date to which interest has been paid, and whether the Indenture Trustee has provided the Issuer, on behalf of itself and the Asset Entities, with written notice of any Event of Default. Compliance by the Indenture Trustee with the requirements of this Section shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of the Indenture Trustee hereunder or under any other Transaction Document.

Section 7.16. Indebtedness. The Issuer shall not, and shall not permit the Asset Entities owned by it to, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a)               The Obligations; and

(b)               (i) Unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business, (ii) Indebtedness incurred in the financing of equipment or other personal property used in connection with any Fiber Network in the ordinary course of business, (iii) reimbursement obligations to the Manager and (iv) obligations incurred or created in the ordinary course of business in respect of (a) performance of statutory, regulatory or licensing obligations, surety or appeal bonds, performance bonds, bids or tenders, letters of credit, workers’ compensation, unemployment insurance and other social security legislation and liability to insurance carriers under insurance or self-insurance arrangements or (b) construction or other work on or operation of the Fiber Networks or under the Fiber Network Underlying Rights Agreements; provided, however, that (A) none of such trade payables or other Indebtedness is secured by a lien on the Collateral or Assets of the Asset Entities other than a Permitted Encumbrance, (B) each such trade payable is payable not later than 60 days after the original invoice date and is not overdue by more than 30 days and (C) the aggregate amount of all Indebtedness referred to in this Section 7.16(b) does not, at any time, exceed an amount equal to 3% of the aggregate Initial Class Principal Balance of all Classes of then-Outstanding Notes in the aggregate for all the Asset Entities.

Section 7.17. No Liens. None of the Issuer or the Asset Entities shall create, incur, assume or permit to exist any Lien on or with respect to the Fiber Networks or any other Collateral except Permitted Encumbrances.

Section 7.18. Contingent Obligations. Other than Permitted Indebtedness, the Issuer shall not, and shall not permit the Asset Entities owned by it to, create or become or be liable with respect to any material Contingent Obligation.

Section 7.19. Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Base Indenture, the Issuer shall not, and shall not permit the Asset Entities owned by it to, (i) amend, modify or waive any term or provision of their respective articles of incorporation, by-laws, articles of organization, limited liability company agreements or other organizational documents so as to violate or permit the violation of the provisions of Article VIII, unless required by law; or (ii) liquidate, wind-up or dissolve such Asset Entity; provided that nothing contained in this Section 7.19 shall restrict the merger, consolidation or amalgamation of one Asset Entity into another Obligor so long as the surviving entity is an Obligor.

Section 7.20. Bankruptcy, Receivers, Similar Matters. An Obligor shall not apply for, consent to, aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any other Obligor. As used in this Base Indenture, an “Involuntary Obligor Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Obligor is a debtor or any portion of the Assets is property of the estate therein. An Obligor shall not file a petition for, consent to the filing of a petition for, aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Obligor Bankruptcy. In any Involuntary Obligor Bankruptcy, the other Obligors shall not, without the prior written consent of the Indenture Trustee (acting at the written direction of the Servicer) and the Servicer, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and such Obligors shall not file or support any plan of reorganization. In any Involuntary Obligor Bankruptcy, the other Obligors shall do all things reasonably requested by the Indenture Trustee and the Servicer to assist the Indenture Trustee and the Servicer in obtaining such relief as the Indenture Trustee and the Servicer shall seek, and shall in all events vote as directed by the Indenture Trustee (acting solely at the written direction of the Servicer). Without limitation of the foregoing, each such Obligor shall do all things reasonably requested by the Indenture Trustee (acting solely at the written direction of the Servicer) to support any motion for relief from stay or plan of reorganization proposed or supported by the Indenture Trustee (acting solely at the written direction of the Servicer).

Section 7.21. ERISA.

(a)               No ERISA Plans. The Issuer shall not, and shall not permit any Asset Entity owned by it to, establish any Employee Benefit Plan or Multiemployer Plan, or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan or Multiemployer Plan.

(b)               Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall not, and shall not permit the Asset Entities owned by it to: (i) engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (ii) except as may be necessary to comply with applicable laws, establish or amend any Employee Benefit Plan, which establishment or amendment could result in liability to the Obligors or increase the benefits obligation of the Obligors (including on behalf of any ERISA Affiliate thereof); provided that if the Issuer is in default of this covenant under subsection (i), the Issuer shall be deemed not to be in default if such default results solely because (x) any portion of the Notes have been, or will be, funded with plan assets of any Plan and (y) the purchase or holding of such portion of the Notes by such Plan or the operation of the Issuer or the Asset Entities constitutes owned by it or results in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of applicable Similar Law.

Section 7.22. Money for Payments to be Held in Trust.

(a)               The Paying Agent is hereby authorized to pay the principal of and interest on any Notes (as well as any other Obligation hereunder and under any other Transaction Document) on behalf of the Issuer and shall have an office or agency in Wilmington, Delaware, where Notes may be presented or surrendered for payment and where notices, designations or requests in respect for payments with respect to the Notes and any other Obligations due hereunder and under any other Transaction Document may be served. The Issuer hereby appoints the Indenture Trustee as the initial Paying Agent for amounts due on the Notes of each Series and the other Obligations.

(b)               On each Payment Date (or such other dates as may be required or permitted hereunder) the Paying Agent shall cause all payments of amounts due and payable with respect to any Notes and other Obligations that are to be made from amounts in the Collection Account to be made on behalf of the Issuer by the Paying Agent in accordance with the Priority of Payments and the related Manager Report.

(c)               Subject to applicable laws with respect to escheatment of funds, any money held by the Indenture Trustee or any Paying Agent in trust for the payment of any amount due with respect to any Note and remaining unclaimed for two years after such amount has become due and payable shall be discharged from such trust and be paid to or at the direction of the Issuer on an

Issuer Request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof (but only to the extent of the amounts so paid to the Issuer), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease. The Indenture Trustee shall also adopt and employ, at the expense and direction of the Issuer, any other reasonable means of notification of such repayment (including mailing notice of such repayment to Holders whose right to or interest in monies due and payable but not claimed is determinable from the records of the Indenture Trustee or of any Paying Agent, at the last address of record for each such Holder).

Section 7.23. Fiber Network Underlying Rights Agreements.

(a)               Modification. Except as provided in this Section 7.23, the Issuer shall not, and shall not permit the Asset Entities owned by it to, agree to any modification or amendment of any material substantive or economic terms of, or, subject to the terms herein, terminate or surrender any Fiber Network Underlying Rights Agreement, in each case without the prior written consent of the Manager (or, at any time the Notes are Specially Serviced Notes, the Servicer), which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender, termination, sale or assignment of any Fiber Network Underlying Rights Agreement without the Manager’s (or, at any time that the Notes are Specially Serviced Notes, the Servicer’s) prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, without the consent of the Indenture Trustee, the Asset Entities shall be permitted, upon written direction of the Manager (or, at any time the Notes are Specially Serviced Notes, the Servicer), to:

(i)                 Extend, shorten, expand or otherwise modify the terms of each Fiber Network Underlying Rights Agreement on commercially reasonable substantive and economic terms; or

(ii)              Terminate, modify or sell (including by way of assignment) any Fiber Network Underlying Rights Agreement which the Issuer reasonably deems necessary or advantageous in accordance with prudent business practices subject to the provisions of Section 7.10.

(b)               Renewal of Fiber Network Underlying Rights Agreements. The Issuer shall cause each Asset Entity owned by it to exercise any option to renew or extend any Fiber Network Underlying Rights Agreement; provided that an Asset Entity may elect not to exercise any such option if, and to the same extent that, such Asset Entity would be entitled to terminate, sell, assign or otherwise modify such Fiber Network Underlying Rights Agreement pursuant to Section 7.23(a). If an Asset Entity does not intend to exercise such option with respect to a material Fiber Network Underlying Rights Agreement, the Issuer shall give the Servicer prompt written notice thereof.

(c)               Notice of Default. If any Asset Entity shall have Knowledge or receive any formal written notice that any Fiber Network Underlying Rights Default has occurred, the effect of which, in such Asset Entity’s reasonable opinion, is likely to result in the termination of the applicable Fiber Network Underlying Rights Agreement, then the Issuer shall, within three Business Days of receipt of such notice, notify the Indenture Trustee, the Back-Up Manager and the Servicer in writing of the same and deliver to the Indenture Trustee, the Back-Up Manager and the Servicer a true and complete copy of each such notice. Further, the Issuer shall provide such documents and information as the Indenture Trustee, the Back-Up Manager and the Servicer shall reasonably request concerning such Fiber Network Underlying Rights Default.

(d)               The Servicer’s Right to Cure. Each Obligor agrees that if any Fiber Network Underlying Rights Default shall occur and be continuing, or if any property owner, utility or municipal authority or other counterparty to a Fiber Network Underlying Rights Agreement asserts in writing that a Fiber Network Underlying Rights Default has occurred (whether or not such Obligor questions or denies such assertion), then, subject to (i) the terms and conditions of the applicable Fiber Network Underlying Rights Agreement, and (ii) the Asset Entities’ right to terminate, sell or assign the applicable Fiber Network Underlying Rights Agreement in accordance with Section 7.23(a), the Servicer, upon five Business Days’ prior written notice to the Issuer, unless the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in such Fiber Network Underlying Rights Agreement, may (but shall not be obligated to, regardless of the Servicing Standard (if the Notes are not then Specially Serviced Notes) and consistent with the Servicing Standard (if the Notes are then Specially Serviced Notes)) take any action that the Servicer deems reasonably necessary, including (i) performance or attempted performance of the applicable Asset Entity’s obligations under such Fiber Network Underlying Rights Agreement, (ii) curing or attempting to cure any actual or purported Fiber Network Underlying Rights Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) accessing the applicable Fiber Network Asset for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s reasonable request, the Issuer shall submit satisfactory evidence of payment or performance of any of its obligations under the applicable Fiber Network Underlying Rights Agreement. The Servicer may pay and expend such sums of money as the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuer shall pay to the Servicer, within five Business Days of the written demand of the Servicer, all such sums so paid or expended by the Servicer.

Section 7.24. Rule 144A Information.

For so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer agrees to provide to any Noteholder or Note Owner, and to any prospective purchaser of Notes designated by such Noteholder or Note Owner upon the request of such Noteholder or Note Owner or prospective purchaser, any information required to be provided to such holder, owner or prospective purchaser to satisfy the conditions set forth in Rule 144A(d)(4) under the Securities Act.

Section 7.25. [Reserved].

Section 7.26. Maintenance of Books and Records.

The Issuer shall, and shall cause the Asset Entities owned by it to, maintain and implement administrative and operating procedures reasonably necessary in the performance of their obligations hereunder and the Issuer shall, and shall cause the Asset Entities owned by it to, keep and maintain at all times, or cause to be kept and maintained at all times, all documents, books, records, accounts and other information reasonably necessary or advisable for the performance of their obligations hereunder to the extent required under applicable law.

Section 7.27. Continuation of Ratings.

To the extent permitted by applicable laws, rules or regulations, the Issuer shall, and shall cause the Asset Entities owned by it to, (i) provide the Rating Agencies with information, to the extent reasonably obtainable by the Issuer or the Asset Entities, and take all reasonable action necessary to enable the Rating Agencies to monitor the credit ratings of the Notes and (ii) pay such ongoing fees of the Rating Agencies as they may reasonably request to monitor their respective ratings of the Notes.

Section 7.28. The Indenture Trustee’s, Back-Up Manager’s and Servicer’s Expenses.

The Issuer shall pay, on written demand by the Indenture Trustee, the Back-Up Manager or the Servicer, all reasonable out-of-pocket expenses, charges, costs and fees (including reasonable attorneys’ fees and expenses) and indemnities in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Notes and the Transaction Documents, and in the preservation and protection of the Indenture Trustee’s rights hereunder and thereunder. Without limitation the Issuer shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Indenture Trustee, Back-Up Manager and the Servicer in any case or proceeding under the Bankruptcy Code (or any law succeeding or replacing any of the same) involving the Obligors, the Manager (as long as the Manager is an affiliate of the Obligors) or the Holdco Guarantor. In addition, the Issuer shall pay all expenses, charges, costs, fees and liabilities incurred in connection with enforcing any right to payment, reimbursement and/or indemnity hereunder.

Section 7.29. Disposition of Fiber Networks and Fiber Network Assets.

(a)               The Issuer and the Asset Entities shall not dispose or otherwise transfer Fiber Network Assets, except as expressly permitted in this Section 7.29.

(b)               The Issuer or any Asset Entity may dispose of Fiber Network Assets or other Asset Entities at any time to one or more persons (including Affiliates of the Asset Entities); provided that, unless a disposition is an Excepted Disposition (each such disposition that is not an Excepted Disposition, a “Release Price Disposition”), the Disposition Conditions are satisfied as certified to the Indenture Trustee and the Servicer (with a copy to the Back-Up Manager) by the Issuer or any such Asset Entity, as applicable (upon which certifications the Indenture Trustee, the Back-Up Manager and the Servicer are entitled to conclusively rely with no obligation to verify or confirm the contents thereof and with no liability thereof). In connection with any Release Price Disposition, the Issuer shall, as an Additional Principal Payment Amount, prepay the Notes in direct order of alphanumerical designation, in an amount equal to the applicable Release Price for the related disposed property.

(c)               “Disposition Conditions” shall mean, with respect to any Release Price Disposition:

(i)	no Event of Default or Rapid Amortization Period has occurred and is continuing,

(ii)	the pro forma Senior DSCR after giving effect to such disposition and any concurrent repayment of the Notes (including the payment of the Release Price on the following Payment Date) is greater than or equal to 2.00x,

(iii)	the pro forma Leverage Ratio after giving effect to such disposition does not exceed the Leverage Ratio prior to such disposition,

(iv)	if the Notes are Specially Serviced Notes, the Servicer consents thereto,

(v)	the Servicer, the Indenture Trustee, the Verification Agent and the Back-Up Manager will be paid all unpaid Additional Securitization Expenses and all other unpaid fees, expenses and indemnities to the extent then due and payable to the Servicer, the Back-Up Manager and the Indenture Trustee, as applicable, under the Transaction Documents, and

(vi)	written notice is provided to each Rating Agency, and, if the aggregate Allocated Note Amount of all Fiber Networks disposed of since the Series 2026-1 Closing Date in Release Price Dispositions, after taking into account the proposed disposition, is greater than 10% of the aggregate Initial Class Principal Balances of all Classes of then-outstanding Notes, a Rating Agency Confirmation is obtained (provided that after a Rating Agency Confirmation is obtained, the Asset Entities may dispose of Fiber Networks in Release Price Dispositions having aggregate Allocated Note Amounts equal to an additional 10% of the aggregate Initial Class Principal Balances of all Classes of then outstanding Notes prior to being required to obtain an additional Rating Agency Confirmation).

The Disposition Conditions may be amended with Rating Agency Confirmation, including in connection with the issuance of an additional Series of Notes.

(d)               In connection with any disposition permitted by this Section 7.29, the Manager shall (i) deliver an Officer’s Certificate to the Servicer, the Back-Up Manager and the Indenture Trustee to the effect that any applicable conditions to such disposition have been (or will concurrently therewith be) satisfied and (ii) direct the Indenture Trustee in writing to release any security interests associated with any disposed Fiber Network Assets, upon which the Indenture Trustee, the Back-Up Manager and the Servicer shall be permitted to fully rely, and the Indenture Trustee shall thereupon take such actions as directed to release any security interests in the Collateral associated with the disposed Fiber Network Assets as the Issuer may reasonably request in writing with no obligation to verify or confirm the contents of such Officer’s Certificate or directions and with no liability therefor.

(e)               The Obligors will be permitted to make dispositions of real property interests owned by the Obligors that are not Fiber Network Assets without regard to the provisions applicable to dispositions set forth in this Section 7.29.

(f)                For purposes of this Section 7.29, the Issuer, in lieu of disposing individual Fiber Network Assets, may dispose of all, but not less than all, of the Equity Interests of an Asset Entity; provided that for purposes of this Section 7.29, the designation of all of the Fiber Networks owned by such Asset Entity otherwise would satisfy the requirements of this Section 7.29, and the Issuer complies with the provisions thereof as if it had disposed of such Fiber Network Assets individually.

Section 7.30. Environmental Remediation.

Each Asset Entity agrees with respect to any Fiber Network owned by it to commence, within such period as required by applicable law, after written demand by the Indenture Trustee (acting solely at the written direction of the Majority of Noteholders) or the Servicer (solely after a Responsible Officer of the Servicer has received written notice that such Remedial Work with respect to any Fiber Network is required by applicable Environmental Law) and diligently prosecute to completion such Remedial Work (it being understood that such Asset Entity is not obligated to perform any such Remedial Work that a Site Owner or a Residential Customer is contractually obligated to perform). If an Asset Entity fails to timely commence and diligently pursue to completion any such Remedial Work with respect to any Specially Serviced Fiber Network, the Servicer may (but will not be obligated to), upon 45 days prior notice to the Issuer of its intention to do so, cause such Remedial Work to be performed. The Obligors agree to pay and reimburse the Servicer as Additional Securitization Expenses for all expenses reasonably incurred by the Servicer in connection with (a) monitoring, reviewing or performing such Remedial Work, (b) investigating potential environmental claims against the Asset Entities or (c) participating in any legal or administrative proceeding against the Asset Entities or their assets under applicable environmental law. In connection with any Remedial Work with respect to any Fiber Network that is projected to cost in excess of $1,000,000, the applicable Asset Entity agrees to cause such Remedial Work to be performed by licensed contractors.

Section 7.31. Limitation on Certain Issuances and Transfers.

The Issuer shall not issue any Series of Tax Restricted Notes, permit the issuance or transfer of any Equity Interests of the Issuer or permit the issuance or transfer of any other interest in the Issuer that may be treated as equity of the Issuer if after giving effect thereto the sum of (a) the aggregate maximum number of beneficial holders and beneficial owners for all Series and Classes of Tax Restricted Notes (including the Tax Restricted Notes to be issued), (b) the number of beneficial holders of Equity Interests of the Issuer and (c) the number of beneficial holders of other interests that may be treated as equity of the Issuer (all as determined for purposes of Treasury regulation 1.7704-1(h)), would exceed 90.

Section 7.32. Tax Status.

The Issuer shall, and shall cause the Holdco Guarantor and the Asset Entities to, as of the Closing Date (in the case of the Issuer, the Holdco Guarantor and the Closing Date Asset Entities) or as of the date of its joinder to this Base Indenture (in the case of any Additional Asset Entity), be treated as a disregarded entity within the meaning of U.S. Treasury regulations Section 301.7701-2(c)(2), and the Issuer shall not, and shall not permit the Holdco Guarantor or the applicable Asset Entities to, be classified as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

Section 7.33. Sub-Servicers.

The Issuer shall assist and cooperate with the Servicer to obtain Rating Agency Confirmation in respect of any Sub-Servicing Agreement (as defined in the Servicing Agreement).

Section 7.34. Substitution of Contributed Markets.

Unless a Post-ARD Period is in effect, the Asset Entities may at any time substitute new Contributed Markets and all the related Fiber Network Assets and Customer Agreements for all or a portion of the existing Contributed Markets and all the related Fiber Network Assets and Customer Agreements; provided that (A) Rating Agency Confirmation is received with respect to such substitution and (B) as certified in writing to the Servicer and the Indenture Trustee (with a copy to the Back-Up Manager) by the Manager, (i) the Allocated Note Amounts of the replaced Fiber Network Assets during any calendar year (other than those replaced to cure a default) do not in the aggregate exceed 5% of the aggregate Class Principal Balance of all Classes of Notes (with any unused portion of such limit being permitted to be carried over into subsequent years subject to a carryover limit of 25%) and (ii) after giving effect to such substitution, the DSCR is no less than the DSCR immediately prior to such substitution. In connection with any such substitution that is subject to the foregoing clauses (A) and (B), the Indenture Trustee and the Servicer shall receive opinions of counsel (consistent with the opinions of counsel delivered on the Series 2026-1 Closing Date) as they may reasonably request.

The foregoing is not intended to restrict ordinary course maintenance, upgrades and buildouts of existing Fiber Networks owned by the Asset Entities or the related decommissioning or disposal of obsolete, surplus or worn-out property.

Section 7.35. JPM Account Control Agreement.

The Issuer and the Asset Entities shall not include any Account within the Cash Concentration Service (as defined in the JPM Account Control Agreement) unless such Account is a Control Account established with JPM in the name of the Issuer or the Asset Entities subject to the JPM Account Control Agreement and the lien of the Indenture Trustee on behalf of the Secured Parties.

ARTICLE VIII

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,
WARRANTIES AND COVENANTS

Section 8.01. Applicable to the Issuer and the Asset Entities.

Each of the Obligors hereby represents, warrants and covenants that since its formation or, with respect to each Additional Asset Entity, as of the date such Additional Asset Entity becomes party to this Base Indenture, and until the Termination Date:

(a)               except for properties, or interests therein, which such Obligor has sold and for which such Obligor has no continuing obligations or liabilities, will not own any assets other than (i) with respect to each Asset Entity, the direct or indirect ownership interests in any Additional Asset Entities, the Fiber Network Assets, the Customer Agreements, other property interests and Related Property (including, for the avoidance of doubt, any such assets contributed to such Asset Entity after the Series 2026-1 Closing Date) (the “Underlying Interests”) and (ii) with respect to the Issuer, direct or indirect ownership interests in the Asset Entities and Related Property or such incidental assets as are necessary to enable it to discharge its obligations with respect to the Asset Entities (the “Asset Entity Interests”);

(b)               will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Underlying Interests or the Asset Entity Interests, as applicable;

(c)               will not enter into any contract or agreement with any Related Party except in the ordinary course of business and upon terms and conditions that would be available on an arm’s-length basis with third parties other than a Related Party (it being understood and agreed that the Management Agreement and the other Transaction Documents comply with this covenant);

(d)               has not incurred any Indebtedness that remains Outstanding as of the date such Obligor first became a party to the Transaction Documents and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than, in each case, Permitted Indebtedness;

(e)               has not made any loans or advances to any Person (other than among the Obligors) that remain Outstanding as of the date such Obligor first became a party to the Transaction Documents and will not make any loan or advance to any Person (including any of its Affiliates) other than another Obligor, and has not acquired and will not acquire obligations or securities of any Related Party, in each case, except as expressly permitted by the Transaction Documents;

(f)                is and intends to remain solvent and, except as expressly contemplated by the Transaction Documents, to pay its own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due, and intends to maintain adequate capital for its obligations in light of its contemplated business operations; provided, however, that the foregoing shall not require any member of an Obligor to make additional capital contributions or provide other financial support to such Obligor;

(g)               will do all things necessary to preserve its existence and will not, nor will any Related Party or other Obligor, amend, modify or otherwise change such Obligor’s articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents in any manner with respect to the matters set forth in this Article VIII except as otherwise permitted under such organizational documents;

(h)               shall continuously maintain its qualifications to do business in all jurisdictions necessary to carry on its business, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(i)                 will conduct and operate its business as presently contemplated with respect to the ownership of the Underlying Interests or the Asset Entity Interests, as applicable;

(j)                 will maintain books and records and bank accounts (other than bank accounts established hereunder, established by the Manager pursuant to the Management Agreement or, prior to the date such Obligor first became a party to the Transaction Documents, bank accounts established in connection with other financing transactions) separate from those of its Related Parties and any other Person (other than the Obligors and the Holdco Guarantor) and will maintain consolidated financial statements of the Issuer and its subsidiaries that are separate from the Related Parties (it being understood that the Obligors’ assets may also be included in consolidated financial statements of Related Parties; provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Obligors from such Related Parties and to indicate that the Obligors’ assets and credit are not available to satisfy the debts and other obligations of such Related Parties or any other Person (other than the Obligors and the Holdco Guarantor) and (ii) such assets shall also be included in the Issuer’s own separate consolidated financial statements to be delivered pursuant to Section 7.02(a));

(k)               will hold itself out to the public as a legal entity separate and distinct from its Related Parties and any other Person (other than the Obligors and the Holdco Guarantor), and not as a department or division of any Person (other than the other Obligors and the Holdco Guarantor) and will correct any known misunderstandings regarding its existence as a separate legal entity;

(l)                 has not required and will not require any employees to conduct its business operations; provided, however, that any expenses related to the conduct of its business operations have been paid and will be paid solely from its own funds (or by the Manager pursuant to the terms set forth herein and in the Management Agreement);

(m)             will allocate, fairly and reasonably any shared expenses with Related Parties (including shared office space);

(n)               will file all such separate tax returns with respect to an Obligor that are required under applicable law, to the extent it is (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division, for tax purposes, of another taxpayer or otherwise disregarded for tax purposes, and pay any taxes so required to be paid under applicable law; provided that, in the event that such Obligor is included within a consolidated tax return of its parent or any other Affiliate, the existence of the Obligor and the ownership of the assets of the Obligor shall be disclosed in such consolidated tax return;

(o)               intends to maintain adequate capital for its obligations in light of its contemplated business operations; provided, however, that the foregoing shall not require its respective Member to make additional capital contributions to such Obligor;

(p)               will not seek, acquiesce in, or suffer or permit, its liquidation, dissolution or winding up, in whole or in part;

(q)               except as otherwise permitted in the Transaction Documents, will not enter into any transaction of merger, consolidation, amalgamation, sell all or substantially all of its assets or acquire by purchase or otherwise all or substantially all of the business or assets (unless in the case of an asset acquisition, all such assets consist of Fiber Network Assets, Customer Agreements and Related Property) of or any stock or beneficial ownership of, any Person;

(r)                will not commingle or permit to be commingled, its funds or other assets with those of any other Person (other than, with respect to the Obligors, each other Obligor, or as may be held by the Manager, as agent, for each Asset Entity pursuant to the terms of the Management Agreement or as expressly permitted by any Transaction Document);

(s)                will maintain its assets in such a manner that it is not unreasonably costly or unreasonably difficult to segregate, ascertain or identify its individual assets from those of any Related Party;

(t)                 will not hold itself out to have guaranteed or otherwise be responsible for the debts or obligations of any other Person (other than any obligations (x) of another Obligor, including the Obligations, (y) that are no longer outstanding on the later of the Series 2026-1 Closing Date or the date on which an applicable Asset Entity becomes party to this Base Indenture or (z) as otherwise expressly contemplated by the Transaction Documents);

(u)               has not guaranteed or otherwise become liable in connection with any obligation of any other Person (other than the other Obligors) that remains outstanding, and will not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person (other than the other Obligors) that remains outstanding;

(v)               will not pledge its assets to secure obligations of any other Person (other than the other Obligors);

(w)             except for funds deposited into the Accounts in accordance with the Transaction Documents and as otherwise contemplated by the Transaction Documents, shall not hold title to its assets other than in its name or in the name of another Obligor;

(x)               shall take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order to (x) ensure that the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions remain true and correct in all material respects with respect to it and (y) comply in all material respects with those procedures described in such provisions which are applicable to it;

(y)               will continue to conduct its business solely in its own name;

(z)               will continue to observe all limited liability company or other applicable corporate formalities; and

(aa)            since the date such Obligor first became a party to the Transaction Documents, has not formed, acquired or held any subsidiary (other than another Obligor or a Pre-formed Additional Asset Entity) and will not form, acquire or hold any subsidiary (other than another Obligor or a Pre-formed Additional Asset Entity).

Section 8.02. Applicable to the Issuer. In addition to its respective obligations under Section 8.01, and without limiting the provisions of Section 7.20, the Issuer hereby represents, warrants and covenants as of the Series 2026-1 Closing Date and until the Termination Date:

(a)               shall not, and shall not in its capacity as the sole member of any applicable Asset Entity, permit such Asset Entity to, without the prior unanimous written consent of the board of managers or similar body of the Issuer or such Asset Entity, as applicable, including the independent managers of such board, institute proceedings for any of themselves to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against themselves; file a voluntary bankruptcy petition or any other petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for themselves or a substantial part of their property; make or consent to any assignment for the benefit of creditors; or admit in writing their inability to pay their debts generally as they become due; and

(b)               has and at all times shall maintain, and shall cause each applicable Asset Entity of which it is the sole member to maintain, at least two (2) independent managers, who shall be selected by its Member.

ARTICLE IX

SATISFACTION AND DISCHARGE

Section 9.01. Satisfaction and Discharge of Base Indenture. This Base Indenture shall cease to be of further effect with respect to any Notes of a particular Series or all Notes, as applicable, except as to (i) rights of registration of transfer and exchange (or de-registration and/or registration of Uncertificated Notes), (ii) substitution of mutilated, destroyed, lost or wrongfully taken Notes of a particular Series, and (iii) the rights, obligations and immunities of the Indenture Trustee hereunder (including the rights of the Indenture Trustee under Section 11.02 and the obligations of the Indenture Trustee under Error! Reference source not found.), and the Indenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments, to be prepared by the Issuer or its counsel, acknowledging satisfaction and discharge of this Base Indenture with respect to the Notes of a particular Series or all Notes, as applicable, when:

(A)             all such Notes theretofore authenticated and delivered (or with respect to Uncertificated Notes, registered) (other than such Notes that have been mutilated, destroyed, lost or wrongfully taken and that have been replaced or paid as provided in Section 2.04) have been delivered to the Indenture Trustee for cancellation (or de-registration);

(B)              the Issuer has paid or caused to be paid all Obligations in respect of such Notes and other sums due and payable under the Transaction Documents by the Issuer; and

(C)              the Issuer has delivered to the Indenture Trustee an Officer’s Certificate, an Opinion of Counsel and (if required by the Indenture Trustee in its sole discretion with no liability therefor) an Independent Certificate from a firm of certified public accountants, each meeting the applicable requirements of Section 15.01 and, subject to Section 15.02, each stating that all conditions precedent provided for in this Base Indenture relating to the satisfaction and discharge of this Base Indenture with respect to such Notes have been complied with.

Section 9.02. Reserved.

Section 9.03. Repayment of Monies Held by Paying Agent. With respect to each Series, in connection with the satisfaction and discharge of this Base Indenture, all monies then held by any Paying Agent other than the Indenture Trustee under the provisions of this Base Indenture with respect to such Notes shall, upon demand of the Issuer, be paid to the Indenture Trustee to be held and applied according to Section 7.22 and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01.          Events of Default. Subject to the standard of care set forth in Section 11.01(a), which standard may require the Indenture Trustee to act, any rights or remedies granted to the Indenture Trustee under this Article X or elsewhere in this Base Indenture and the other Transaction Documents, upon the occurrence of an Event of Default, are hereby expressly delegated to and assumed by the Servicer, who shall act on behalf of the Indenture Trustee with respect to all enforcement matters relating to any such Event of Default, including the right to institute and prosecute any Proceeding on behalf of the Indenture Trustee and the Noteholders and other Secured Parties and direct the application of monies held by the Indenture Trustee (to the extent the Indenture Trustee has the discretion hereunder to apply such monies as it deems necessary or appropriate); provided, however, that such delegation of authority shall not apply to any matters relating to the Controlling Class Representative set forth in Section 10.05; provided, further, that the Servicer shall have the benefit of the Indenture Trustee’s exculpation rights and protections under this Base Indenture (including Article X) in connection with such performance (in addition to such exculpation rights and protections afforded to it under the Servicing Agreement). “Event of Default”, wherever used in this Base Indenture or in any Indenture Supplement shall mean the occurrence or existence of any one or more of the following:

(a)               Principal and Interest. Failure of the Issuer to pay interest, principal or Prepayment Consideration due on the Notes on any Payment Date (or, in the case of a failure to pay any such amounts when due resulting solely from an administrative error by the Indenture Trustee, such default continues for a period of two (2) Business Days after a Responsible Officer of the Indenture Trustee has Knowledge of such administrative error), it being understood that the failure of the Issuer (1) to pay Accrued Note Interest on the Class C Notes on any Payment Date on which a Rapid Amortization Period or a Post-ARD Period with respect to any Outstanding Class of Notes is in effect for which funds are not available in accordance with clause (xiii) of the Priority of Payments, (2) after a Rapid Amortization Period that was previously in effect and is no longer continuing, to pay unpaid Accrued Note Interest on the Class C Notes which accrued during such Rapid Amortization Period and for which funds are not available in accordance with clause (iii) of the Priority of Payments, until the first Payment Date occurring after such Accrued Note Interest on the Class C Notes which accrued during such ended Rapid Amortization Period has been paid in full, (3) to pay Post-ARD Additional Interest or Deferred Post-ARD Additional Interest on any Payment Date for which funds are not available in accordance with clause (xvi) of the Priority of Payments, (4) to pay Prepayment Consideration on any Payment Date for which funds are not available in accordance with clauses (vi) or (xvii) of the Priority of Payments or (5) other than on the related Rated Final Payment Date, to pay any principal amounts on any Payment Date for which funds are not available in accordance with the Priority of Payments, in each case, shall not constitute an Event of Default;

(b)               Other Defaults Under Base Indenture. Any default in (i) the observance or performance of any covenant or agreement of the Obligors contained in this Base Indenture or (ii) any breach of any representation or warranty contained in this Base Indenture, which default or breach is reasonably likely to cause a Material Adverse Effect and which continues unremedied for a period of 30 days after (x) receipt by any Obligor of written notice from the Indenture Trustee (to the extent a Responsible Officer of the Indenture Trustee has received written notice thereof) (with a copy to the Servicer and the Back-Up Manager) or the Servicer (with a copy to the Indenture Trustee and Back-Up Manager) of such default requiring such default to be remedied or (y) the Manager obtains Knowledge of any such default or breach; provided, that if (i) the default or breach is reasonably susceptible of cure but not within such period of 30 days, (ii) the Obligors have commenced the cure within such 30-day period and have pursued such cure diligently, and (iii) the Obligors deliver to the Indenture Trustee and the Servicer evidence reasonably satisfactory to the Servicer of the foregoing, then such period shall be extended for so long as is reasonably necessary for the Obligors in the exercise of due diligence to cure such default or breach, but in no event beyond 90 days after such 30-day period; provided that the Obligors diligently and continuously pursue such cure;

(c)               Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to any of the Obligors or the Holdco Guarantor in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable law unless dismissed within 90 days; (ii) the occurrence and continuance of any of the following events for 90 days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which any of the Obligors or the Holdco Guarantor is a debtor or any substantial portion of the Fiber Networks is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other official having similar powers over any of the Obligors or the Holdco Guarantor, over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of any of the Holdco Guarantor or any of its direct or indirect subsidiaries, as applicable, for all or a substantial part of the property of such Person;

(d)               Voluntary Bankruptcy; Appointment of Receiver, etc. (i) An order for relief is entered with respect to any of the Obligors or the Holdco Guarantor, or any of the Obligors or the Holdco Guarantor commences a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee, custodian or other official having similar powers for any of the Obligors or the Holdco Guarantor, for all or a substantial part of the property of any of the Obligors or the Holdco Guarantor; (ii) any of the Obligors or the Holdco Guarantor makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of any of the Obligors or the Holdco Guarantor adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 10.01(d);

(e)               Other Bankruptcy Events. Other than as described in either of Sections 10.01(c) or 10.01(d), all or any material portion of the Collateral becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within 90 days following its occurrence);

(f)                Other Monetary Default. Any payment default by the Obligors or the Holdco Guarantor under any Transaction Document, other than this Base Indenture, which payment default continues beyond the applicable cure period set forth in the corresponding Transaction Document, or if no cure period is set forth in such Transaction Document, such default continues unremedied for a period of five Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Issuer by the Indenture Trustee (to the extent a Responsible Officer of the Indenture Trustee has received written notice or has Knowledge thereof), the Back-Up Manager, the Servicer (with a copy to the Indenture Trustee) or the Noteholders;

(g)               Non-Monetary Defaults Under Transaction Documents. Any default in the observance or performance of or compliance with any non-payment covenant or agreement on the part of the Issuer, any Asset Entity or the Holdco Guarantor contained in any Transaction Document other than this Base Indenture, or any breach of any representation or warranty, or breach of any certification or other statement, contained in any Transaction Document, other than this Base Indenture, which default or breach is reasonably likely to cause a Material Adverse Effect and continues unremedied for a period of 30 days after the date on which written notice of such default or breach, requiring the same to be remedied, shall have been given to the Issuer, as applicable, by the Indenture Trustee (to the extent a Responsible Officer of the Indenture Trustee has received written notice or has Knowledge thereof), the Back-Up Manager, the Servicer or the Noteholders; provided, that, if such default or breach is reasonably susceptible of cure, but not within such 30-day period, then the defaulting or breaching party shall be permitted an additional 90 days to cure such default or breach; provided that, the defaulting or breaching party diligently and continuously pursues such cure; or

(h)               Transfer Restrictions. The Holdco Guarantor shall cease to own, directly or indirectly 100% of the limited liability company or other ownership interests in the Issuer (other than any ownership interests held solely and expressly for risk retention purposes), or the Issuer shall cease to own, directly or indirectly, 100% of the limited liability company, partnership or other ownership interests in each Asset Entity (other than as expressly permitted in this Base Indenture).

If more than one of the foregoing paragraphs shall describe the same condition or event, then the Indenture Trustee will, solely at the written direction of a Majority of Noteholders, have the right to select which paragraph or paragraphs shall apply. In any such case, the Indenture Trustee shall have the right to (but not the obligation to and shall have no liability for or for failing to) designate the paragraph or paragraphs which provide for non-written notice (or for no notice) or for a shorter time to cure (or for no time to cure), as applicable.

Section 10.02.          Acceleration and Remedies. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee shall, solely at the written direction of a Majority of Noteholders, accelerate the maturity of the Notes by declaring all of the Notes immediately due and payable, by written notice to the Issuer and the Back-Up Manager. Upon any such declaration, or automatically upon the occurrence of an Event of Default of the types specified in clauses 10.01(c) through 10.01(e), the aggregate Class Principal Balances of all Classes of Notes together with accrued and unpaid interest thereon through the date of acceleration and all other Obligations shall become immediately due and payable, subject to the provisions of Section 15.18.

(a)               At any time after a declaration of acceleration of maturity or an automatic acceleration of maturity has been made and before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee as hereinafter provided in this Section 10.02, a Majority of Noteholders may, with written notice to the Issuer, the Back-Up Manager and the Indenture Trustee, rescind and annul such declaration and its consequences; provided, however, such rescission or annulment shall be effective only if:

(i)                 the Issuer has paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A)             all payments of the principal of and interest on all Notes and all other Obligations that would then be due hereunder or upon such Notes if the Event of Default giving rise to such acceleration had not occurred;

(B)              all sums paid or advanced by the Indenture Trustee, the Back-Up Manager and the Servicer hereunder and under the Transaction Documents and the reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee, the Back-Up Manager and the Servicer and its agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and to the Servicer and the Back-Up Manager under the Transaction Documents; and

(ii)              all Events of Default, other than the nonpayment of the principal and interest of the Notes that has become due solely by such acceleration, have been cured or waived as provided in Section 10.14.

(b)               Upon the occurrence and during the continuance of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, all or any one or more of the rights, powers, privileges and other remedies available to the Indenture Trustee against the Obligors (or the Holdco Guarantor) under this Base Indenture or any of the other Transaction Documents, or at law or in equity, may be exercised by the Indenture Trustee (at the direction of a Majority of Noteholders) at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Indenture Trustee shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents with respect to the Fiber Networks, the Assets, the Customer Agreements or the other Collateral and the proceeds from any of the foregoing. Any such actions taken by the Indenture Trustee (at the direction of a Majority of Noteholders) shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Indenture Trustee (at the direction of a Majority of Noteholders) may determine, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Indenture Trustee permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, the Indenture Trustee shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to the Indenture Trustee shall remain in full force and effect until the Indenture Trustee (at the direction of a Majority of Noteholders) has exhausted all of its remedies against each Fiber Network, the Assets, the Customer Agreements and the other Collateral and the proceeds from any of the foregoing or the Obligations have been paid in full.

(c)               Any amounts recovered with respect to the Collateral and the proceeds from any of the foregoing for the Notes and other Obligations after an Event of Default shall be applied by the Indenture Trustee, after payment of any fees, costs, indemnities and expenses incurred by or due and owing to the Indenture Trustee, the Verification Agent, the Servicer and the Back-Up Manager, in accordance with the Priority of Payments.

Notwithstanding anything contained herein to the contrary, in no event shall the Indenture Trustee be liable or responsible for the supervision of or for the acts or omissions of the Servicer taken or omitted to be taken in connection with this Article X.

Section 10.03.          Performance by the Indenture Trustee or the Servicer.

Upon the occurrence and during the continuation of an Event of Default, if any of the Asset Entities, the Issuer, the Guarantor or the Manager shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Transaction Documents (subject to applicable notice and cure periods), the Indenture Trustee may, and shall, at the direction of a Majority of Noteholders, and the Servicer may, but shall have no obligation to, perform such covenant, duty or agreement on behalf of such Asset Entity, the Issuer, the Guarantor or the Manager, including making protective advances on behalf of any Asset Entities, or, in its sole discretion, causing the obligations of the Obligors to be satisfied with the proceeds of any Reserves. In such event, the Issuer shall, at the request of the Indenture Trustee or the Servicer, as applicable, promptly pay to the Indenture Trustee or the Servicer, as applicable, or reimburse, as applicable, any of the Reserves and any actual amount reasonably expended or disbursed by the Indenture Trustee or the Servicer in such performance or attempted performance, together with interest thereon (including reimbursement of any applicable Reserves), from the date of such expenditure or disbursement, until paid. Any amounts advanced or expended by the Indenture Trustee or the Servicer in its sole discretion to perform or attempt to perform any such matter shall be added to and included within the Obligations and shall be secured by all of the Collateral securing the Notes. Notwithstanding the foregoing, it is expressly agreed that neither the Indenture Trustee nor the Servicer shall have any liability or responsibility for the performance of any obligation of the Asset Entities, the Issuer, the Guarantor or the Manager under this Base Indenture or any other Transaction Document, and it is further expressly agreed that no such performance by the Indenture Trustee or the Servicer shall cure any Event of Default hereunder.

Section 10.04.          Evidence of Compliance. Promptly following request by the Indenture Trustee (at the written direction of a Majority of Noteholders), the Issuer shall, or shall cause the Asset Entities, the Holdco Guarantor or the Manager to, provide such documents and instruments as shall be reasonably satisfactory to the Indenture Trustee (at the written direction of a Majority of Noteholders) to evidence compliance with any material provision of the Transaction Documents applicable to such entities.

Section 10.05.          Controlling Class Representative.

(a)               The Majority Controlling Class Holders shall be entitled to select a representative (the “Controlling Class Representative”) having the rights and powers specified in the Servicing Agreement and this Base Indenture (including those specified in Section 10.05(f)) or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Indenture Trustee of written requests for the selection of a Controlling Class Representative from the Majority Controlling Class Holders, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a Responsible Officer of the Indenture Trustee receiving written notice that the Controlling Class has changed, the Indenture Trustee shall promptly notify the Issuer, the Servicer, the Back-Up Manager and the Noteholders (and, in the case of Book-Entry Notes, to the extent a Responsible Officer of the Indenture Trustee has Knowledge of the identity of Note Owners or Note Owners are identified thereto by the Depositary, at the expense of such Note Owners if the Depositary charges a fee for such identification, such Note Owners) of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process set forth herein for selecting a Controlling Class Representative. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Indenture Trustee with written confirmation of its acceptance of such appointment, written confirmation that it will keep confidential all information received by it as Controlling Class Representative hereunder or otherwise with respect to the Notes, the Assets or the Servicing Agreement, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to the Servicing Agreement may deal (including their names, titles, work addresses and email addresses). Unless no other Notes are Outstanding, no Affiliate of the Issuer may act as, or vote its Notes in the selection of, the Controlling Class Representative. By its acceptance of a Note, each Noteholder is deemed to have confirmed its understanding that the Controlling Class Representative or one or more members of the Controlling Class may take or refrain from taking actions that favor the interests of the Controlling Class over the other Noteholders, and that the Controlling Class Representative or one or more members of the Controlling Class may have special relationships and interests that conflict with the interests of such other Noteholders and will be deemed to have agreed to take no action against the Controlling Class Representative or any such other member as a result of such a special relationship or conflict. The Indenture Trustee will provide notice of any election, resignation or removal of the Controlling Class Representative of which a Responsible Officer has actual knowledge, or has received written notice, to the Servicer and the Back-Up Manager, which such parties shall be entitled to conclusively rely on.

(b)               Within ten Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Notes) of any change in the identity of the Controlling Class Representative of which a Responsible Officer of the Indenture Trustee has Knowledge, the Indenture Trustee shall deliver to the Noteholders or Note Owners, as applicable, of the Controlling Class and the Servicer a notice setting forth the identity of the new Controlling Class Representative and a list of each Noteholder (or, in the case of Book-Entry Notes, to the extent a Responsible Officer of the Indenture Trustee has Knowledge or identified thereto by the Depositary or the DTC Participants, each Note Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Indenture Trustee shall be entitled to rely conclusively on information provided to it by the Noteholders (or, in the case of Book-Entry Notes, subject to Section 2.06, by the Depositary or the Note Owners) of such Notes and the Servicer shall be entitled to rely on such information provided by the Indenture Trustee with respect to any obligation or right hereunder that the Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Noteholders (or, if applicable, Note Owners) of the Controlling Class. In addition to the foregoing, within two Business Days of the selection, resignation or removal of a Controlling Class Representative, the Indenture Trustee shall notify the parties to this Base Indenture, the Back-Up Manager and the Servicer of such event.

(c)               A Controlling Class Representative may at any time resign as such by giving written notice to the Indenture Trustee, the Servicer, the Back-Up Manager and to each Noteholder (or, in the case of Book-Entry Notes, each Note Owner) of the Controlling Class. The Majority Controlling Class Holders shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Indenture Trustee, the Servicer, the Back-Up Manager and to such existing Controlling Class Representative.

(d)               Once a Controlling Class Representative has been selected pursuant to this Section 10.05, each of the parties to the Servicing Agreement and each Noteholder (or Note Owner, if applicable) of the Controlling Class shall be entitled to rely on such selection unless the Majority

Controlling Class Holders or such Controlling Class Representative, as applicable, shall have notified the Indenture Trustee and each other party to the Servicing Agreement and each Noteholder (or, in the case of Book-Entry Notes, Note Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

(e)               In the event that no Controlling Class Representative has been appointed or identified to the Servicer, then the Servicer will have no duty to consult with, provide notice to, or seek the approval or consent of any such Controlling Class Representative, as the case may be, until such time as a Controlling Class Representative meeting the definition thereof is so appointed or identified; provided that, at any time that no Controlling Class Representative has been appointed or identified to the Servicer, to the extent the Servicer receives direction from the Majority Controlling Class Holders, and the Servicer has not previously taken any actions with respect to the subject of such direction, the Servicer shall take such direction (it being understood that the Servicer shall not be liable for any actions taken or omitted by it prior to the receipt of such direction without the approval or consent of any Controlling Class Representative, even if such act or omission is contrary to any direction later provided to it by the Majority Controlling Class Holders).

(f)                Any and all expenses of the Controlling Class Representative shall be borne by the Noteholders (or, if applicable, the Note Owners) of Notes of the Controlling Class, pro rata according to their respective Percentage Interests in such Class. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by the Holdco Guarantor or an Obligor with respect to the Servicing Agreement or the Notes, the Controlling Class Representative shall immediately notify the Indenture Trustee and the Servicer in writing, whereupon (if the Servicer or the Indenture Trustee is also a named party to the same action and, in the sole judgment of the Servicer, (i) the Controlling Class Representative had acted in good faith, without gross negligence or willful misconduct, with regard to the particular matter at issue, and (ii) there is no potential for the Servicer or the Indenture Trustee to be an adverse party in such action as regards the Controlling Class Representative) the Servicer, shall, subject to the Servicing Agreement, assume the defense (with any costs incurred in connection therewith being deemed to be reimbursable Additional Securitization Expenses) of any such claim against the Controlling Class Representative. In the event the Servicer is required to act at the direction of the Majority Controlling Class Holders, if a Controlling Class Representative has not been elected pursuant to the provisions of any Transaction Document, the Servicer shall have no obligation to obtain any consent, direction or instruction of the Majority Controlling Class Holders.

Section 10.06.          Certain Rights and Powers of the Controlling Class Representative.

(a)               At any time that, following the occurrence and during the continuation of an Event of Default, the Servicer proposes to direct the Indenture Trustee to transfer the ownership of a Fiber Network or the ownership of the direct or indirect Equity Interests of any of the Obligors pursuant to the terms of the Transaction Documents, the Controlling Class Representative shall be entitled to advise the Servicer with respect to such transfer, and notwithstanding anything in any other Section of this Base Indenture to the contrary, but in all cases subject to Section 10.06(b), the Servicer shall not be permitted to take such action if the Controlling Class Representative has objected in writing to the Servicer within ten Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested no later than the fifth Business Day after notice thereof; provided that if such written objection has not been received by the Servicer within such ten Business Day period, then the Controlling Class Representative’s approval shall be deemed to have been given.

If the Controlling Class Representative affirmatively approves or is deemed to have approved in writing such a request, the Servicer shall implement the action for which approval was sought. If the Controlling Class Representative disapproves of such a request within the ten Business Day period referred to in the preceding paragraph, the Servicer must (unless it withdraws the request) revise the request and deliver to the Controlling Class Representative a revised request promptly and in any event within 30 days after such disapproval. The Servicer shall be required to implement the action for which approval was most recently requested (unless such request was withdrawn by the Servicer) upon the earlier of (x) the failure of the Controlling Class Representative to disapprove a request within ten Business Days after its receipt thereof and (y) (1) the passage of 60 days following the Servicer’s delivery of its initial request to the Controlling Class Representative and (2) the determination by the Servicer in its reasonable good faith judgment that the failure to implement the most recently requested action would violate the Servicer’s obligation to act in accordance with the Servicing Standard.

(b)               Notwithstanding anything herein to the contrary, (i) the Servicer shall not have any right or obligation to consult with or to seek or obtain consent or approval from any Controlling Class Representative prior to acting, and provisions of the Servicing Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Class Representative and, if any Controlling Class Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by Section 10.06(a), may (A) require or cause the Servicer to violate applicable law, the terms of the Notes or Transaction Documents or any other Section of the Servicing Agreement, including the Servicer’s obligation to act in accordance with the Servicing Standard, (B) expose the Servicer, the Back-Up Manager or the Indenture Trustee, or any of their respective Affiliates, officers, directors, members, managers, employees, agents or partners to any claim, suit or liability, or (C) materially expand the scope of the Servicer’s responsibilities under the Servicing Agreement. In addition, the Controlling Class Representative may not prevent the Servicer from transferring the ownership of a Fiber Network or the ownership of any of the direct or indirect Equity Interests of any of the Obligors (including by way of foreclosure on the direct or indirect Equity Interests of the Obligors) if the Servicer determines in accordance with the Servicing Standard that such transfer would be in the best interest of the Noteholders (taken as a whole).

The Controlling Class Representative shall have no liability to the Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Servicing Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative shall not be protected against any liability that would otherwise be imposed by reason of willful misconduct, gross negligence or reckless disregard of obligations or duties under the Servicing Agreement or the Back-Up Management Agreement. Each Noteholder and Note Owner acknowledges and agrees, by its acceptance of its Notes or interest therein, that the Controlling Class Representative may have special relationships and interests that conflict with those of Noteholders and Note Owners of one or more Classes of Notes, that the Controlling Class Representative may act solely in the interests of the Noteholders and Note Owners of the

Controlling Class, that the Controlling Class Representative does not have any duties to the Noteholders and Note Owners of any Class of Notes other than the Controlling Class, that the Controlling Class Representative may take actions that favor the interests of the Noteholders and Note Owners of the Controlling Class over the interests of the Noteholders and Note Owners of one or more other Classes of Notes, that the Controlling Class Representative shall not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misconduct, by reason of its having acted solely in the interests of the Controlling Class and that the Controlling Class Representative shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against the Controlling Class Representative for having so acted or against any director, officer, employee, agent or principal thereof for having so acted.

Section 10.07.          Collection of Indebtedness and Suits for Enforcement by Indenture Trustee.

(a)               Subject to the provisions of Section 10.02, upon acceleration of the maturity of the Notes, the Issuer shall pay to the Indenture Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on such Notes for the aggregate Class Principal Balance of all Classes of Notes and accrued and unpaid interest thereon and, to the extent payment at such rate of interest shall be legally enforceable, interest upon overdue installments of interest at the rate borne by the relevant Notes and in addition thereto all other Obligations, including such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee, the Back-Up Manager, the Servicer and their agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and the Back-Up Manager and the Servicer under the Transaction Documents.

(b)               Subject to the provisions of Section 10.02 and Section 15.18, in case the Issuer shall fail forthwith to pay such amounts upon such demand, the Indenture Trustee (acting solely at the written direction of a Majority of Noteholders), in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or the other Obligors upon such Notes and collect in the manner provided by law out of the property of the Issuer or the other Obligors upon such Notes wherever situated, the monies adjudged or decreed to be payable.

(c)               Subject to the provisions of Section 15.18, if an Event of Default occurs and is continuing, the Indenture Trustee may, as more particularly provided in Section 10.08, acting at the direction of a Majority of Noteholders, proceed to protect and enforce its rights and the rights of the Noteholders, by such appropriate Proceedings as the Indenture Trustee, solely at the written direction of a Majority of Noteholders, shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Base Indenture or any Series Supplement or in aid of the exercise of any power granted in this Base Indenture or any Series Supplement, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Base Indenture or any Series Supplement or by law.

(d)               In case there shall be pending, relative to the Issuer or any other Obligor upon the Notes, proceedings under any applicable federal, state, provincial, territorial or foreign bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property or such other Obligor, or in case of any other comparable judicial Proceedings relative to the Issuer or other Obligor upon the Notes, or to the property of the Issuer or such other Obligor, the Indenture Trustee, irrespective of whether the Outstanding Class principal balance shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee, acting solely at the written direction of a Majority of Noteholders, shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(i)                 to file and prove a claim or claims for the whole amount of the principal and interest owing and unpaid in respect of Notes, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement and the other Transaction Documents) and of the Noteholders allowed in such Proceedings;

(ii)              unless prohibited by applicable law and regulations, to vote on behalf and at the written direction of the Noteholders in any election of a trustee, a standby trustee or Person performing similar functions in any such Proceedings;

(iii)            to collect and receive any monies or other property payable or deliverable on any such claims and to pay all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf; and

(iv)             to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the Issuer and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such Proceeding is hereby authorized by each of such Noteholders to make payments to the Indenture Trustee to be distributed in accordance with the Priority of Payments and the other provisions of the Indenture.

(e)               Nothing contained in this Base Indenture or in any Series Supplement shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Indenture Trustee to vote in respect of the claim of any such Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person and be a member of a creditors’ or other similar committee.

(f)                Subject to the provisions of Section 15.18, all rights of action and of asserting claims under this Base Indenture or in any Series Supplement, or under any of the Notes, may be enforced by the Indenture Trustee (or the Servicer on its behalf pursuant to Section 10.01), acting solely at the written direction of a Majority of Noteholders, without the possession of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any such action or Proceedings instituted by the Indenture Trustee or the Servicer, acting solely at the written direction of a Majority of Noteholders, may be brought in its own name and as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements, advances, amounts owed to and compensation of the Indenture Trustee, the Back-Up Manager and the Servicer, each predecessor Indenture Trustee, each predecessor Back-Up Manager and each predecessor Servicer and their respective agents and external legal counsels, shall be for the benefit of the Secured Parties.

(g)               In any Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Base Indenture or any Series Supplement to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

Section 10.08.          Remedies. If an Event of Default shall have occurred and be continuing, the Indenture Trustee, acting solely at the written direction of a Majority of Noteholders, may do one or more of the following (subject to Section 10.02, Section 10.09, Section 14.01 and Section 15.18):

(i)                 institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Notes or under this Base Indenture, any Series Supplement or any other Transaction Document with respect thereto, whether by declaration or otherwise, enforce any judgment obtained and collect from the Issuer and any other Obligor upon such Notes, this Base Indenture, any Series Supplement or any other Transaction Document monies adjudged due;

(ii)              institute Proceedings from time to time for the complete or partial foreclosure of this Base Indenture or any Series Supplement with respect to the Trust Estate;

(iii)            exercise any and all rights and remedies of a secured party under applicable law of any relevant jurisdiction or in equity and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee and the Noteholders;

(iv)             sell the Trust Estate or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

(v)               without notice to the Issuer, except as required by law and as otherwise provided in this Base Indenture, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Collateral against the Obligations or any part thereof; and

(vi)             demand, collect, take possession of, receive, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any portion thereof) as the Indenture Trustee, acting at the direction of a Majority of Noteholders, may determine.

Section 10.09.          Optional Preservation of the Trust Estate. If the Notes have been declared to be due and payable under Section 10.02 following an Event of Default, and such declaration and its consequences have not been rescinded and annulled, the Indenture Trustee shall, solely upon the written direction of Noteholders representing more than 50% of the Class Principal Balance of each Class of Notes adversely affected by such Event of Default, elect to maintain possession of the Trust Estate and apply proceeds as if there had been no declaration of acceleration. In determining whether to maintain possession of the Trust Estate, the Indenture Trustee, solely at the written direction of Noteholders representing more than 50% of the Class Principal Balance of each Class of Notes adversely affected by such Event of Default, shall, at the Issuer’s expense, obtain and shall be protected in relying upon an opinion of an Independent investment banking or accounting firm of international reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose.

Section 10.10.          Limitation of Suits. Subject to the provisions of Section 15.18, no Noteholder shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Base Indenture or any Series Supplement or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)               such Holder has previously given written notice to the Indenture Trustee and the Servicer of a continuing Event of Default;

(b)               Noteholders representing more than 25% of the aggregate Class Principal Balance of all Classes of Notes have made written request to the Indenture Trustee and the Servicer to institute such Proceeding in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(c)               such Holder or Holders has offered to the Indenture Trustee and the Servicer indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in complying with such request;

(d)               the Indenture Trustee and the Servicer for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceedings; and

(e)               no direction inconsistent with such written request has been given to the Indenture Trustee or the Servicer during such 60-day period by a Majority of Noteholders.

It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Base Indenture or any Series Supplement to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholders or to enforce any right under this Base Indenture or any Series Supplement, except in the manner provided in this Base Indenture.

In the event the Indenture Trustee or the Servicer shall receive conflicting or inconsistent requests, security and indemnity from two or more groups of Noteholders, each representing less than a Majority of Noteholders, no action shall be taken, notwithstanding any other provisions of this Base Indenture or any Series Supplement. Notwithstanding any provision of this Section 10.10, the Indenture Trustee shall not take any action or permit any action to be taken that is inconsistent with Section 15.18.

Section 10.11.          Unconditional Rights of Noteholders to Receive Principal and Interest.

Notwithstanding any other provisions in this Base Indenture or any Series Supplement, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on or after the respective due dates thereof expressed in such Note or in this Base Indenture or any Series Supplement, and such contractual right shall not be impaired without the consent of such Holder.

Section 10.12.          Restoration of Rights and Remedies.

If the Indenture Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Base Indenture or any Series Supplement and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Noteholder, then thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 10.13.          Rights and Remedies Cumulative. Except as provided herein, no right or remedy conferred in this Base Indenture, in any Series Supplement or in any other Transaction Document upon or reserved to the Indenture Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder, in any Series Supplement or in any other Transaction Document or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, in any Series Supplement, or in any other Transaction Document or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 10.14.          Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee, the Servicer or any Holder of any Note to exercise any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or any acquiescence therein. Every right and remedy given by this Article X or by law to the Indenture Trustee, the Servicer or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Noteholders, as the case may be.

Section 10.15.          Waiver of Past Defaults. Noteholders representing more than 50% of the Class Principal Balance of each Class of Notes adversely affected thereby may waive any past Default or Event of Default and its consequences except (i) a Default (a) in the payment of principal of or interest on any of the Notes or (b) in respect of a covenant or provision hereof that cannot be amended, supplemented or modified without the consent of each Noteholder affected thereby as set forth in Section 13.02(i) through (viii) and (ii) before any such waiver may be effective, the Indenture Trustee, the Back-Up Manager and the Servicer must receive any reimbursement then due or payable in respect of any amounts then due to the Servicer, the Verification Agent, the Back-Up Manager and the Indenture Trustee hereunder or under the other Transaction Documents (including unpaid Additional Securitization Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer, the Verification Agent, the Back-Up Manager and the Indenture Trustee hereunder and under the other Transaction Documents). Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Base Indenture or any Series Supplement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 10.16.          Undertaking for Costs. All parties to this Base Indenture or any Series Supplement agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Base Indenture or any Series Supplement, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant (other than the Issuer) in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant (other than the Issuer) in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant (other than the Issuer); but the provisions of this Section 10.16 shall not apply to (a) any suit instituted by the Indenture Trustee, (b) any suit instituted by any Noteholder, or group of Noteholders, representing more than 10% of the aggregate Class Principal Balance of all Classes of Notes or (c) any suit instituted by any Noteholder for the enforcement of the payment of the unpaid principal balance of any Note or interest on any Note on or after the respective due dates expressed in such Note and in this Base Indenture or any Series Supplement.

Section 10.17.          Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Base Indenture, any Series Supplement or any Transaction Document; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power granted in this Base Indenture to the Indenture Trustee or the Servicer by reliance on any such law, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 10.18.          Action on Notes. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Base Indenture, any Series Supplement or any Transaction Document shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Base Indenture, any Series Supplement or any Transaction Document. No rights or remedies of the Indenture Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Trust Estate or upon any of the Assets of the Issuer.

Section 10.19.          Waiver. The Issuer hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Base Indenture or the Collateral. The Issuer acknowledges and agrees that ten days prior written notice of the time and place of any public sale of the Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Issuer within the meaning of the UCC (to the extent that the UCC is applicable).

ARTICLE XI

THE INDENTURE TRUSTEE

Section 11.01.          Duties of Indenture Trustee.

(a)               The Indenture Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Base Indenture. If an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge occurs and is continuing, the Indenture Trustee (or the Servicer on its behalf, if applicable) shall exercise such of the rights and powers vested in it by this Base Indenture, any Series Supplement and any other Transaction Document, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. Any permissive right of the Indenture Trustee contained in this Base Indenture, any Series Supplement and any other Transaction Document shall not be construed as a duty. The Indenture Trustee shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Indenture Trustee.

(b)               Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provision of this Base Indenture, any Series Supplement and any other Transaction Document, the Indenture Trustee shall examine them to determine whether they conform on their face to the requirements of this Base Indenture, any Series Supplement or any other Transaction Document. If any such instrument is found not to conform on its face to the requirements of this Base Indenture, any Series Supplement, or any other Transaction Document in a material manner, the Indenture Trustee shall take such action as it deems appropriate to have the instrument corrected. The Indenture Trustee shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Issuer, the Holdco Guarantor, the Asset Entities, the Manager, the Servicer, any actual or prospective Noteholder or Note Owner or any Rating Agency, and accepted by the Indenture Trustee in good faith, pursuant to this Base Indenture, any Series Supplement or any other Transaction Document. Except as otherwise provided herein, the Indenture Trustee shall not be responsible for recomputing, recalculating or verifying any information provided by the Servicer or the Manager pertaining to any report, distribution statement or Officer’s Certificate.

(c)               No provision of this Base Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)                 Prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, and after the curing or waiving of all Events of Default which may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Base Indenture, the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Base Indenture or any Series Supplement and no implied duties, covenants or obligations shall be read into this Base Indenture or any other Transaction Document against the Indenture Trustee.

(ii)              In the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Base Indenture and any Series Supplement.

(iii)            The Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

(iv)             The Indenture Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Indenture Trustee, in good faith in accordance with this Base Indenture or the direction of Noteholders representing at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the aggregate Class Principal Balance of all Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Base Indenture.

(v)               The Indenture Trustee shall not be required to take notice or be deemed to have notice or knowledge of any event, Event of Default, Servicer Termination Event, Special Services Event (as defined in the Servicing Agreement), whether any Restoration or Remedial Work is required or other information hereunder or under any other Transaction Document unless either (1) a Responsible Officer shall have Knowledge of such event, Event of Default, Servicer Termination Event or other information or (2) written notice of such event, Event of Default, Servicer Termination Event or other information referring to the Notes, this Base Indenture and any Series Supplement shall have been received by a Responsible Officer in accordance with the provisions of this Base Indenture and any Series Supplement. In the absence of receipt of such Knowledge or written notice, the Indenture Trustee may conclusively assume that no event, Event of Default or Servicer Termination Event shall have occurred and have no duty to otherwise determine whether such event, Event of Default, or Servicer Termination Event shall have occurred.

(vi)             Subject to the other provisions of this Base Indenture, and without limiting the generality of this Section 11.01, the Indenture Trustee shall not have any duty, except as expressly provided in the Transaction Documents, (A) to cause any recording, filing, or depositing of this Base Indenture or any Series Supplement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports, resolutions, certificates, statements, instruments, opinions, notices, requests, consents, orders, approvals or other documentation of the Issuer, the Holdco Guarantor, the Asset Entities, the Manager, the Servicer, any Noteholder or Note Owner or any Rating Agency, delivered to the Indenture Trustee pursuant to this Base Indenture reasonably believed by the Indenture Trustee to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties (provided, however, the Indenture Trustee may, upon direction of a Majority of Noteholders, make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and any Asset Entity personally or by agent or attorney), and (D) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Collection Account (provided that such assessment, charge, lien or encumbrance did not arise out of the Indenture Trustee’s willful misconduct, bad faith or negligence). The Indenture Trustee shall not be responsible or liable for (i) the existence, genuineness, value or protection of any of the Collateral, (ii) for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents, (iii) for the creation, perfection, continuation, priority sufficiency or protection of any of the liens, (iv) for any defect or deficiency as to any such matters, or (v) for monitoring the status of any lien or performance of any of the Collateral.

(vii)          None of the provisions contained in this Base Indenture or any Series Supplement shall in any event require the Indenture Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under the Servicing Agreement except during such time, if any, as the Indenture Trustee shall be successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Base Indenture and the Servicing Agreement.

(viii)        The rights, protections, immunities and indemnities given to the Indenture Trustee hereunder are extended to and shall be enforceable by Wilmington Trust, National Association, in each of its capacities hereunder, and to each agent, custodian and other Person employed to act on its behalf hereunder.

(ix)             If the same Person is acting as Indenture Trustee, Verification Agent and Note Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d)               The Indenture Trustee is hereby directed to execute and deliver any Transaction Document to which it is a party.

(e)               The Indenture Trustee shall not be liable for interest on any money received by it except as the Indenture Trustee may agree in writing with the Issuer.

(f)                Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law, this Base Indenture or any Series Supplement.

(g)               Every provision in this Base Indenture and any Series Supplement that in any way relates to the Indenture Trustee is subject to paragraphs (a) through (f) of this Section 11.01.

Section 11.02.          Certain Matters Affecting the Indenture Trustee. Except as otherwise provided in Section 11.01:

(i)                 the Indenture Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties;

(ii)              the Indenture Trustee may consult with counsel and any advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)            the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Base Indenture or any Series Supplement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, unless such Noteholders shall have provided to the Indenture Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; the Indenture Trustee shall not be required to expend or risk its own funds (except to pay overhead expenses, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Indenture Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge which has not been waived or cured, to exercise such of the rights and powers vested in it by this Base Indenture or any Series Supplement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of their own affairs;

(iv)             the Indenture Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Base Indenture or any Series Supplement;

(v)               the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Notes representing at least 25% of the aggregate Class Principal Balance of all Classes of Notes; provided, however, that if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Base Indenture, the Indenture Trustee may require an indemnity reasonably satisfactory to the Indenture Trustee against such cost, expense or liability as a condition to taking any such action;

(vi)             the Indenture Trustee may execute any of the trusts or powers vested in it by this Base Indenture or any Series Supplement and may perform any its duties hereunder, either directly or by or through agents, attorneys, nominees or custodians, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, nominee or custodian appointed by the Indenture Trustee with due care; provided that the use of agents, attorneys, nominees or custodians shall not be deemed to relieve the Indenture Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

(vii)          the Indenture Trustee shall not be responsible for any act or omission of any other party to the Transaction Documents or any related document (or any agent thereof) and the Indenture Trustee shall not be liable for any action or inaction of any other party to the Transaction Documents or any related document (or agent thereof) and may assume compliance by such parties with their obligations under the Transaction Documents or any related document, unless a Responsible Officer of the Indenture Trustee shall have received written notice to the contrary at the Corporate Trust Office of the Indenture Trustee;

(viii)        the Indenture Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article II under this Base Indenture or under applicable law with respect to any transfer of any Note or any interest therein, other than to request delivery of the certification(s) or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Notes in the Note Register and to examine the same to determine substantial compliance with the express requirements of this Base Indenture; and the Indenture Trustee and the Note Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depositary or between or among DTC Participants or Note Owners of the Notes, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Note Register;

(ix)             neither the Indenture Trustee nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Base Indenture or any Series Supplement hereto or in connection therewith except to the extent caused by the Indenture Trustee’s negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review;

(x)               the Indenture Trustee shall not be liable for any losses on investments except for losses resulting from the failure of the Indenture Trustee to make an investment in accordance with instructions given in accordance herewith;

(xi)             in order to comply with laws, rules, regulation and executive orders in effect from time to time including those relating to the funding of terrorist activities and money laundering, the Indenture Trustee may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Indenture Trustee, and accordingly, each of the parties hereto agrees to provide the Indenture Trustee upon its reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Indenture Trustee to comply with the foregoing;

(xii)          the rights, protections, immunities and indemnities afforded to the Indenture Trustee pursuant to this Base Indenture shall also be afforded to the Indenture Trustee under the other Transaction Documents;

(xiii)        whenever in the administration of the provisions of this Base Indenture or any Series Supplement hereto the Indenture Trustee shall deem it necessary (in good faith) that a matter be proved or established as a matter of fact prior to taking or suffering any action or refraining from taking any action, the Indenture Trustee may require a certificate from an Executive Officer of the Issuer or an Opinion of Counsel from the party requesting that the Indenture Trustee act or refrain from acting. The Indenture Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or Opinion of Counsel;

(xiv)         in no event shall the Indenture Trustee be liable for any failure or delay in the performance of its obligations under this Base Indenture or any related documents because of circumstances beyond the Indenture Trustee’s control, including a failure, termination, or suspension of, or limitations or restrictions in respect of post-payable adjustments through, a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), epidemics, pandemics, civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Base Indenture or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Indenture Trustee’s control whether or not of the same class or kind as specified in this Section 11.02(xiv); it being understood that the Indenture Trustee shall use commercially reasonable efforts to resume performance of its obligations hereunder as soon as practicable under the circumstances;

(xv)           the Indenture Trustee shall not be required to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, or the exercise of any of its rights or powers;

(xvi)         delivery of any reports, information, notices, Officer’s Certificates and documents to the Indenture Trustee provided for herein is for informational purposes only and the Indenture Trustee’s receipt of such reports, information, notices, Officer’s Certificates, documents and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including any Securitization Entity’s, Manager’s or any other Person’s compliance with any of its covenants under the Indenture, the Notes or any other Transaction Document, (x) other than written notice or directions to the Indenture Trustee expressly provided for in this Base Indenture or any other Transaction Document, or (y) unless the Indenture Trustee shall have an explicit duty to review such content;

(xvii)      knowledge of the Indenture Trustee shall not be attributed or imputed to Wilmington Trust, National Association’s other roles in the transaction and knowledge of the Paying Agent, Note Registrar or Verification Agent shall not be attributed or imputed to each other or to the Indenture Trustee (other than those where the roles are performed by the same group or division within Wilmington Trust, National Association or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Wilmington Trust, National Association (and vice versa);

(xviii)    notwithstanding anything to the contrary in the Indenture, the Indenture Trustee shall not be required to take any action that is not in accordance with applicable law; and

(xix)         the Indenture Trustee shall have no liability or obligation with respect to the applicability (or otherwise) of any risk retention rules.

Section 11.03.          Indenture Trustee’s Disclaimer. The Indenture Trustee (i) shall not be responsible for, and makes no representation as to, the validity or adequacy of this Base Indenture, any Series Supplement, the Collateral or the Notes and (ii) shall not be accountable for the Issuer’s use of the proceeds from the Notes, nor responsible for any statement of the Issuer in this Base Indenture, any Series Supplement or in any document issued in connection with the sale of the Notes or in the Notes other than the Indenture Trustee’s certificate of authentication. The Indenture Trustee shall not be responsible for, and makes no representation or warranty as to, the validity, legality, enforceability, sufficiency or adequacy of the Indenture, the Notes or any related document, or as to the correctness of any statement contained in any thereof. The recitals contained herein and in the Notes shall be construed as the statements of the Issuer.

Section 11.04.          Indenture Trustee May Own Notes. The Indenture Trustee (in its individual or any other capacity) or any of its respective Affiliates may become the owner or pledgee of Notes with (except as otherwise provided in the definition of “Noteholder”) the same rights it would have if it were not the Indenture Trustee or one of its Affiliates, as the case may be.

Section 11.05.          Fees and Expenses of Indenture Trustee and Verification Agent; Indemnification of the Indenture Trustee and Verification Agent.

(a)               On each Payment Date, the Indenture Trustee shall withdraw from the Collection Account and pay to itself and the Verification Agent pursuant to clause (i) of the Priority of Payments the Indenture Trustee Fee and the Verification Agent Fee due on such Payment Date as compensation for all services rendered by the Indenture Trustee and the Verification Agent, as applicable, hereunder.

(b)               The Indenture Trustee and the Verification Agent and any of their affiliates, directors, officers, employees or agents shall be entitled to be reimbursed for, and indemnified and held harmless out of the funds available therefor pursuant to clause (i) of the Priority of Payments from and against, any loss, liability, claim or expense (including reasonable costs and expenses of litigation, and of investigation, reasonable counsel’s fees and expenses, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Base Indenture, the Notes (unless, in the case of the Indenture Trustee, it incurs any such expense or liability in the capacity of successor Servicer, in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Servicer in accordance with the Servicing Agreement), any other Transaction Document, any estoppel certificate, landlord consent, waiver or subordination and non-disturbance agreement and related real estate documents or any act or omission of the Indenture Trustee or the Verification Agent relating to the exercise and performance of any of the rights and duties of the Indenture Trustee or the Verification Agent, as applicable, hereunder and under any other Transaction Document, including in connection with any action, claim or suit brought to enforce the Indenture Trustee’s or the Verification Agent’s right to indemnification; provided, however, that none of the Indenture Trustee, the Verification Agent or any of the other above specified Persons shall be entitled to indemnification or reimbursement pursuant to this Section 11.05(b) for (1) any expense that constitutes allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any loss, liability, damage, claim or expense specifically required to be borne by the Indenture Trustee pursuant to this Base Indenture or (3) any loss, liability, damage, claim or expense incurred by reason of any breach on the part of the Indenture Trustee or the Verification Agent of any of their representations or warranties contained herein or any willful misconduct, bad faith or negligence on the part of the Indenture Trustee or the Verification Agent in the performance of their respective obligations and duties hereunder. Without limiting the foregoing, the Issuer agrees to indemnify and hold harmless the Indenture Trustee, the Verification Agent and their respective Affiliates from and against any liability (including for taxes, penalties or interest asserted by any taxing jurisdiction) arising from any failure to withhold taxes from amounts payable in respect of payments from the Collection Account. The Indenture Trustee and the Verification Agent, as applicable, shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Indenture Trustee or the Verification Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. To the extent the Indenture Trustee (or the Servicer on its behalf) renders services or incurs expenses after and during the continuation of an Event of Default specified in Section 10.01(c) or Section 10.01(d), the compensation for services and expenses incurred by it are intended to constitute expenses of administration under any applicable federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect. The Indenture Trustee (for itself and on behalf of the Servicer) shall have a lien on the Collateral, as governed by this Base Indenture, to secure the obligations of the Issuer under this Section 11.05.

(c)               Notwithstanding anything in this Base Indenture to the contrary, in no event shall the Indenture Trustee be liable for special, indirect or consequential damages of any kind whatsoever (including lost profits), even if the Indenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d)               This Section 11.05 shall survive the discharge or termination of this Base Indenture or the resignation or removal of the Indenture Trustee as regards rights and obligations prior to such discharge, termination, resignation or removal.

Section 11.06.                   Eligibility Requirements for Indenture Trustee. The Indenture Trustee hereunder shall not be an Affiliate of the Servicer (unless the Indenture Trustee is a successor servicer) or any Asset Entity (unless the Indenture Trustee becomes an Affiliate through any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents) and shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and authorized under such laws to exercise corporate trust powers; (ii) together with its corporate parent has a combined capital and surplus of at least $100,000,000; and (iii) is subject to supervision or examination by federal or state authorities. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 11.06, the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Indenture Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) the Indenture Trustee may not have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause U.S. Department of Labor Prohibited Transaction Exemption (“PTE”) 90-24 or PTE 93-31 (in each case as amended by PTE 2000-58 and PTE 2002-41) to be unavailable with respect to any Class of Notes that it would otherwise be available in respect of. Furthermore, the Indenture Trustee and/or its corporate parent shall at all times maintain (or shall have caused to have been appointed a fiscal agent that at all times maintains) a long-term issuer default rating of at least “BBB” from Fitch (as long as Fitch is a Rating Agency for any Series of Notes) or its equivalent from at least one NRSRO if Fitch is not a Rating Agency for any Series of Notes. The corporation, bank, trust company or association serving as Indenture Trustee may have normal banking and trust relationships with the Asset Entities, the Servicer and their respective Affiliates but, except to the extent permitted or required by the Servicing Agreement, shall not be an “Affiliate” (as such term is defined in Section III of PTE 2000-58) of the Servicer, any sub-servicer, any Initial Purchasers, the Issuer and the Asset Entities or any “Affiliate” (as such term is defined in Section III of PTE 2000-58) of any such Persons.

Section 11.07.                   Resignation and Removal of Indenture Trustee.

(a)               The Indenture Trustee may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less than thirty (30) days prior written notice thereof (or such shorter timeframe agreed to by the parties) to the other parties to this Base Indenture, the Servicer, the Back-Up Manager and all of the Noteholders. Upon receiving such notice of resignation, the Issuer shall use its commercially reasonable efforts to promptly appoint a successor indenture trustee meeting the eligibility requirements of Section 11.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Indenture Trustee and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer, the Back-Up Manager and to the Noteholders by the Issuer. If no successor indenture trustee shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Indenture Trustee may petition any court of competent jurisdiction to appoint a successor indenture trustee.

(b)               If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 11.06 and shall fail to resign after written request therefor by the Issuer or the Servicer, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Indenture Trustee’s continuing to act in such capacity would (as confirmed in writing to the Issuer by any Rating Agency) result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Notes rated by such Rating Agency (or the placing of such Class of Notes on negative credit watch or ratings outlook negative status in contemplation of any such action with respect thereto), then the Issuer, or the Noteholders representing more than 50% of the aggregate Class Principal Balance of all Notes (the “Majority of Noteholders”), will, upon 30 days’ prior written notice, be authorized to remove the Indenture Trustee and appoint a successor indenture trustee by written instrument, in duplicate, which instrument shall be delivered to the Indenture Trustee so removed and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer, the Back-Up Manager and the Noteholders by the Issuer. If no successor indenture trustee has accepted an appointment within 30 days after such notice, the retiring Indenture Trustee may petition any court of competent jurisdiction to appoint a successor indenture trustee.

(c)               The Majority of Noteholders may at any time upon 30 days advance written notice (with or without cause) remove the Indenture Trustee and appoint a successor indenture trustee by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Issuer, one complete set to the Indenture Trustee so removed, and one complete set to the successor indenture trustee so appointed. All expenses incurred by the Indenture Trustee in connection with its transfer of all documents relating to the Notes to a successor indenture trustee following the removal of the Indenture Trustee without cause pursuant to this Section 11.07(c) shall be reimbursed to the removed Indenture Trustee within 30 days of demand therefor, such reimbursement to be made by the Noteholders that terminated the Indenture Trustee; provided, however, that if such Noteholders do not reimburse the Indenture Trustee within such thirty (30) day period, such expenses shall be reimbursed as Additional Securitization Expenses. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer, the Back-Up Manager and the remaining Noteholders by the successor indenture trustee so appointed.

(d)               Any resignation or removal of the Indenture Trustee and appointment of a successor indenture trustee pursuant to any of the provisions of this Section 11.07 shall not become effective until acceptance of appointment by the successor indenture trustee as provided in Section 11.08.

Section 11.08.                   Successor Indenture Trustee.

(a)               Any successor indenture trustee appointed as provided in Section 11.07 shall execute, acknowledge and deliver to the Issuer, the Servicer, the Back-Up Manager and its predecessor Indenture Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor indenture trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as indenture trustee herein. The predecessor Indenture Trustee shall deliver to the successor indenture trustee all documents relating to the Notes held by it hereunder, and the Issuer, the Servicer and the predecessor Indenture Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor indenture trustee all such rights, powers, duties and obligations, and to enable the successor indenture trustee to perform its obligations hereunder.

(b)               No successor indenture trustee shall accept appointment as provided in this Section 11.08 unless at the time of such acceptance such successor indenture trustee shall be eligible under the provisions of Section 11.06.

(c)               Upon acceptance of appointment by a successor indenture trustee as provided in this Section 11.08, such successor indenture trustee shall mail notice of the succession of such indenture trustee hereunder to the Issuer, the Servicer, the Back-Up Manager and the Noteholders.

Section 11.09.          Merger or Consolidation of Indenture Trustee. Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Indenture Trustee shall be the successor of the Indenture Trustee hereunder, provided, such entity shall be eligible under the provisions of Section 11.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 11.10.                   Appointment of Co-Indenture Trustee or Separate Indenture Trustee.

(a)               Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Notes or property securing the same may at the time be located, for enforcement actions and where a conflict of interest exists, the Indenture Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Indenture Trustee to act as co-indenture trustee or co-indenture trustees, jointly with the Indenture Trustee, or separate indenture trustee or separate indenture trustees, of the Notes, and to vest in such Person or Persons, in such capacity, such title to the Notes, or any part thereof, and, subject to the other provisions of this Section 11.10, such powers, duties, obligations, rights and trusts as the Indenture Trustee may consider necessary or desirable. No co-indenture trustee or separate Indenture Trustee hereunder shall be deemed an agent of the Indenture Trustee or be required to meet the terms of eligibility as a successor indenture trustee under Section 11.06, and no notice to Holders of Notes of the appointment of co-indenture trustee(s) or separate Indenture Trustee(s) shall be required under Section 11.08.

(b)               In the case of any appointment of a co-indenture trustee or separate indenture trustee pursuant to this Section 11.10, all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate Indenture Trustee or co-indenture trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Indenture Trustee hereunder or when acting as successor servicer under the Servicing Agreement), the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate Indenture Trustee or co-indenture trustee solely at the written direction of the Indenture Trustee.

(c)               Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then-separate Indenture Trustees and co-indenture trustees, as effectively as if given to each of them. Every instrument appointing any separate Indenture Trustee or co-indenture trustee shall refer to this Base Indenture and the conditions of this Article XI. Each separate Indenture Trustee and co-indenture trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all of the provisions of this Base Indenture and any Series Supplement, specifically including every provision of this Base Indenture and any Series Supplement relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be filed with the Indenture Trustee.

(d)               Any separate trustee or co-trustee may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Base Indenture or any Series Supplement on its behalf and in its name. The Indenture Trustee shall not be responsible or liable for any act, inaction or the appointment of any such trustee or co-trustee. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)               The appointment of a co-trustee or separate trustee under this Section 11.10 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.

Section 11.11.                   Access to Certain Information.

(a)               The Indenture Trustee shall afford to the Issuer, the Initial Purchasers, the Servicer, the Controlling Class Representative, the Back-Up Manager and each Rating Agency and any banking or insurance regulatory authority that may exercise authority over any Noteholder or Note Owner, access to any documentation regarding the Notes it has in its possession. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the Corporate Trust Office or digitally; provided, however, that any such examination permitted under this Section 11.11 will be conducted in a manner which does not unreasonably interfere with the Indenture Trustee’s normal operations or customer and employee relations.

(b)               The Indenture Trustee shall maintain at its Corporate Trust Office and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available, for review by the Issuer, the Back-Up Manager, the Rating Agencies, the Servicer and the Controlling Class Representative originals or copies of the following items (to the extent that such items were prepared by or delivered to the Indenture Trustee): (i) this Base Indenture, (ii) any Series Supplement, (iii) the Cash Management Agreement, (iv) the Servicing Agreement (and each sub-servicing agreement delivered to the Indenture Trustee since the Series 2026-1 Closing Date and any amendments and exhibits thereto), (v) the Management Agreement, (vi) the Holdco Guaranty, (vii) the Back-Up Management Agreement, (viii) any Shared Access and Services Agreement, (ix) the Pole Attachments Access Agreement, (x) the Access Agreement, (xi) any Offering Memorandum, (xii) all Manager Reports, (xiii) to the extent delivered to the Indenture Trustee, the consolidated financial statements of the Issuer and Uniti Group and (xiv) any other information in the possession of the Indenture Trustee that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A. The Indenture Trustee shall make available copies of any and all of the foregoing items to any of the Persons set forth in the previous sentence promptly following request therefor by such Person via the Indenture Trustee’s internet website at www.wilmingtontrustconnect.com; provided, however, that except in the case of the Rating Agencies, the Indenture Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

(c)               Upon reasonable advance notice and at the expense of any Noteholder, Note Owner, Controlling Class Representative, Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein or Rating Agency (a “Requesting Party”), the Indenture Trustee, subject to the succeeding paragraph, shall make available to such Requesting Party copies of (i) the Base Indenture and any Series Supplement; (ii) the Cash Management Agreement; (iii) the Servicing Agreement; (iv) the Management Agreement; (v) the Holdco Guaranty; (vi) all Manager Reports; and (vii) to the extent delivered to the Indenture Trustee, the most recent consolidated financial statements of the Issuer and Uniti Group; provided that the Requesting Party furnish to the Indenture Trustee a written certification substantially in the form attached hereto as Exhibit C-1, Exhibit C-2 or Exhibit D, as applicable, as to the effect that (x) in the case of a Noteholder, such Person or entity will keep such information confidential (except that any Noteholder may provide any such information obtained by it to any other person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Noteholder in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (y) in the case of a Note Owner, such person or entity is a beneficial owner of Book-Entry Notes and will keep such information confidential (except that such Note Owner may provide such information to any other Person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Note Owner in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

(d)               The Indenture Trustee shall make available to each Noteholder and to the Servicer the Manager Report delivered by the Manager as required under the terms of the Management Agreement and Section 7.02(a)(iv) hereof and the Indenture Trustee and shall also make available to any Requesting Party the amounts on deposit in, and withdrawn from, the Prefunding Account for the related Collection Period, to the extent such information is delivered to the Indenture Trustee by the Manager. The Verification Agent shall review, recalculate and confirm certain calculations contained in the Manager Report including, interest due and payable on the relevant Payment Date, Senior DSCR, DSCR and the Leverage Ratio at the Class-level. The Verification Agent will conclusively rely on information provided to it by the Issuer and may request evidence of certifications prepared by the Issuer. The manner in which notices and other communications are conveyed by DTC to DTC Participants, and by DTC Participants to the Note Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The Servicer and the Indenture Trustee are required to recognize as Noteholders only those persons in whose names the Notes are registered on the books and records of the Note Registrar.

(e)               The Indenture Trustee shall not be liable for providing or disseminating information in accordance with the terms of this Base Indenture.

(f)                The Verification Agent shall initially be the Indenture Trustee and shall be entitled to all rights, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents.

Section 11.12.          Servicer to Act for Indenture Trustee. The Indenture Trustee hereby grants (without obligation) to the Servicer the power and authority to perform on its behalf the duties, rights and remedies granted to the Indenture Trustee under this Base Indenture and the other Transaction Documents to the extent such duties, rights and remedies relate to the servicing and administration of the Fiber Networks and related Collateral, and the Indenture Trustee shall have no responsibility or liability for the Servicer’s exercise of such duties, rights and remedies; provided that such grant shall not obligate the Servicer to perform any such duties, rights and remedies (other than those that the Servicer has expressly agreed to perform pursuant to the Servicing Agreement).

Section 11.13.                   Representations and Warranties of Indenture Trustee.

The Indenture Trustee represents and warrants to the Issuer and the Noteholders that:

(a)               the Indenture Trustee is a national banking association, organized, existing and in good standing under the laws of the United States;

(b)               the Indenture Trustee has full power, authority and right to execute, deliver and perform this Base Indenture, the related Series Supplement and each other Transaction Document to which it is a party and to authenticate the Notes (other than Uncertificated Notes, which shall be registered), and has taken all necessary action to authorize the execution, delivery and performance by it of this Base Indenture, the related Series Supplement and any such other Transaction Document and to authenticate the Notes;

(c)               this Base Indenture and each other Transaction Document to which it is a party has been duly executed and delivered by the Indenture Trustee; and

(d)               the Indenture Trustee meets the requirements of eligibility as a trustee hereunder set forth in Section 11.06.

ARTICLE XII

NOTEHOLDERS’ LISTS, REPORTS AND MEETINGS

Section 12.01.                   Issuer to Furnish Indenture Trustee Names and Addresses of Noteholders.

Unless the Note Registrar and Indenture Trustee are the same entity, the Issuer shall cause the Note Registrar to furnish to the Indenture Trustee (a) not more than three Business Days prior to each Payment Date a list, in such form as the Indenture Trustee may reasonably require, of the names and addresses of the Holders of Definitive Notes as of such date and (b) at such other times as the Indenture Trustee may request in writing, within 30 days after receipt by the Issuer of any such request, a list of similar form and content as of a date not more than ten days prior to the time such list is furnished; provided, however, that the Issuer shall not be required to furnish such list so long as the Indenture Trustee is the Note Registrar.

Section 12.02.          Preservation of Information. The Note Registrar shall preserve in as current a form as is reasonably practicable, the names and addresses of Holders of Definitive Notes received by the Note Registrar and the names and addresses of the Holders of Definitive Notes contained in the most recent list furnished to the Indenture Trustee as provided in Section 12.01. The Indenture Trustee may destroy any list furnished to it as provided in such Section 12.01 upon receipt of a new list so furnished.

Section 12.03.                   Voting by Noteholders.

(a)               For all voting purposes under this Base Indenture the Class Principal Balance of any Class A-1 Notes, if issued and outstanding, as of any date, will be deemed to be the maximum committed principal amount of such Class on such date (giving effect to any terminations of commitments thereunder on or prior to such date). Notes held by the Issuer or any of its Affiliates shall be deemed not to be Outstanding in determining any voting rights.

(b)               Except as otherwise provided herein or in any Series Supplement, all resolutions of Noteholders shall be passed by a Majority of Noteholders. Book-Entry Notes shall be voted by the Depositary on behalf of the Beneficial Owners thereof in accordance with written instructions received in accordance with applicable DTC procedures.

Section 12.04.                   Communication by Noteholders with other Noteholders. Noteholders may communicate with other Noteholders with respect to their rights under this Base Indenture, any Series Supplement or the Notes. If any Noteholder makes written request to the Note Registrar, and such request states that such Noteholder desires to communicate with other Noteholders with respect to their rights under this Base Indenture or under the Notes and such request is accompanied by a copy of the communication that such Noteholder proposes to transmit, then the Note Registrar shall, within 30 days after the receipt of such request, afford the requesting Noteholder access during normal business hours to, or deliver to or otherwise make available to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar (which list shall be current as of a date no earlier than 30 days prior to the Note Registrar’s receipt of such request). Every Noteholder, by receiving such access, acknowledges that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder regardless of the source from which such information was derived.

ARTICLE XIII

INDENTURE SUPPLEMENTS

Section 13.01.          Indenture Supplements without Consent of Noteholders. Without the consent of the Noteholders or the Servicer or any other Person, the Issuer and the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into one or more Indenture Supplements at the expense of the party requesting such Indenture Supplement, in form satisfactory to the Indenture Trustee for any of the following purposes:

(i)                 (a) to correct or cure any typographical error, any ambiguity, omission, mistake, obvious error or inconsistency or (b) to cure, correct or supplement any defective or inconsistent provision in this Base Indenture, any Series Supplement or the Notes or any provision in this Base Indenture, any Series Supplement or the Notes which is inconsistent with any Offering Memorandum;

(ii)              to convey, transfer, assign, mortgage, pledge or otherwise grant a security interest in any property to the Indenture Trustee on behalf of the Secured Parties;

(iii)            to modify this Base Indenture or any Series Supplement as required or made necessary by any change in applicable law or to comply with any requirements imposed by the Code;

(iv)             to add to the covenants of the Obligors or any other party for the benefit of the Secured Parties, or to surrender any right or power conferred upon the Obligors in this Base Indenture or any Series Supplement;

(v)               to add any additional Events of Default or any other terms that are favorable to the Noteholders;

(vi)             to issue a Series of Additional Notes in accordance with Section 2.12(c);

(vii)          to prevent the Issuer, any Obligor, the Noteholders or the Indenture Trustee from being subject to taxes (including withholding taxes), fees or assessments, or to reduce or eliminate any such taxes, fees or assessments;

(viii)        to evidence and provide for the acceptance of appointment by a successor indenture trustee;

(ix)             to modify or supplement the provisions of this Base Indenture to the extent necessary or desirable to enable the issuance of a Series of Class A-1 Notes and provide for other terms and provisions applicable to such Series of Class A-1 Notes;

(x)               to modify the provisions of this Base Indenture or any Series Supplement to allow for a Fiber Network acquisition account or prefunding account in connection with a future issuance of a Series of Notes;

(xi)             to modify the provisions of this Base Indenture or any Series Supplement to reflect any Third Party Control Party Amendment made to the Servicing Agreement;

(xii)          to modify the Priority of Payments to add clauses and/or modify clauses to allow for one or more Classes of Notes subordinated in priority to any Class C Notes;

(xiii)        to effect any Specified Amendment to the extent that a Rating Agency Confirmation is received with respect to such Specified Amendment, or

(xiv)         for any other purpose;

provided, however, that (A) the Indenture Trustee shall first have received a certificate of an Executive Officer of the Issuer to the effect that such Indenture Supplement does not (x) in the case of clauses (vi), (vii), (ix), (x), (xi), (xiii) and (xiv) above adversely affect in any material respect the interests of any Noteholder (as evidenced by a Rating Agency Confirmation), or (y) otherwise, diminish any rights, indemnifications, immunities, protections or remedies or increase any liabilities, duties or obligations of the Servicer (unless the Servicer has consented thereto) or the Back-Up Manager (unless the Back-Up Manager has consented thereto) hereunder, under the Servicing Agreement, the Back-Up Management Agreement or any other Transaction Document, and (B) in connection with any Indenture Supplement for the purposes described in clauses (ii), (iii), (iv), (v), (vii), (ix), (x), (xi), (xii), (xiii) or (xiv) above, the Indenture Trustee shall have received an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in any Opinion of Counsel with respect to the tax treatment of any Class of Notes delivered on the applicable Closing Date) to the effect that such amendment will not, for U.S. federal income tax purposes, (x) cause any of the Notes to not be properly characterized as debt or (y) cause the Issuer to be taxable as other than a partnership that is not a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes within the meaning of Section 7704 of the Code or a disregarded entity.

Notwithstanding the foregoing provisions of this Section 13.01, the Issuer must also have received the consent of the Back-Up Manager or the Servicer if the effect of any Indenture

Supplement contemplated in the foregoing provisions of this Section 13.01 would be to diminish any rights, indemnifications, immunities, protections, or remedies or increase any liabilities, duties, or obligations of the Back-Up Manager or the Servicer under the Back-Up Management Agreement, the Servicing Agreement or any other Transaction Document. Any such Indenture Supplement requiring consent or approval shall be provided to the Back-Up Manager or the Servicer, as applicable, as soon as practicable, and the Back-Up Manager and the Servicer, as applicable, shall have a commercially reasonable amount of time to review prior to providing any such consent or approval.

In addition, without the consent of the Noteholders, the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into any amendment (or provide its consent to any amendment) of any other Transaction Document (or any agreement which requires consent of any Obligor to amend under the terms of any Transaction Document) in accordance with the terms of such Transaction Document; provided that either (x) the Indenture Trustee shall first have received a certificate of an Executive Officer of the Issuer to the effect that such amendment will not adversely affect in any material respect the interests of any Noteholder (as evidenced by a Rating Agency Confirmation) or diminish any rights, protections, indemnifications, immunities or remedies or increase any liabilities, duties or obligations of the Servicer (unless the Servicer has consented thereto) hereunder, under the Servicing Agreement or any other Transaction Document or diminish any rights, indemnifications, immunities, protections, or remedies or increase any liabilities, duties or obligations of the Back-Up Manager (unless the Back-Up Manager has consented thereto) hereunder, under the Back-Up Management Agreement or any other Transaction Document or (y) the Indenture Trustee shall have received the consent of the Noteholders as and to the same extent such consent would be required for an Indenture Supplement pursuant to Section 13.02 and the consent of the Servicer if the effect of any such amendment would be to diminish any rights indemnifications, immunities, protections, or remedies or increase any liabilities, duties or obligations of the Servicer under the Servicing Agreement or any other Transaction Document. Notwithstanding the foregoing provisions in this textual paragraph, the Issuer must also have received the consent of the Back-Up Manager or the Servicer if the effect of any amendment contemplated in this textual paragraph would be to diminish any rights, indemnifications, immunities, protections, or remedies or increase any liabilities, duties, or obligations of the Back-Up Manager or the Servicer, as applicable, under the Back-Up Management Agreement, the Servicing Agreement or any other Transaction Document. Any such amendment requiring consent or approval shall be provided to the Back-Up Manager or the Servicer, as applicable, as soon as practicable, and the Back-Up Manager and the Servicer, as applicable, shall have a commercially reasonable amount of time to review prior to providing any such consent or approval.

Promptly after the execution by the Issuer and the Indenture Trustee of any Indenture Supplement pursuant to this Section 13.01, the Indenture Trustee shall make available to the Holders of the Notes, the Back-Up Manager and the Servicer a copy of such Indenture Supplement. Any failure of the Indenture Trustee to make available such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Indenture Supplement.

Section 13.02.          Indenture Supplements with Consent of Noteholders. The Issuer and the Indenture Trustee, when authorized by an Issuer Order, with a prior written consent of Noteholders representing more than 50% of the Class Principal Balance of each Class of Notes adversely affected thereby and without prior notice to any other Noteholder, also may enter into an Indenture Supplement to amend, supplement or modify this Base Indenture, any Series Supplement or the Notes or waive compliance by the Issuer with any provision of this Base Indenture, any Series Supplement or the Notes; provided, however, that no such amendment, modification, supplement or waiver (y) may, without the consent of the Back-Up Manager or the Servicer, such consent to be provided to the Issuer, diminish any rights, indemnifications, immunities, protections, or remedies or increase any liabilities, duties, or obligations of the Back-Up Manager or the Servicer hereunder or under the Back-Up Management Agreement, the Servicing Agreement or any other Transaction Document or (z) may, without the consent of the Holder of each Note (including, notwithstanding anything to the contrary contained herein, the Holder of any Note that is the Issuer or any of their respective Affiliates) adversely affected thereby (including any tax consequences) and with respect to clause (viii) below, without the consent of the Servicer and/or the Back-Up Manager, as applicable:

(i)                 change an Anticipated Repayment Date, a Rated Final Payment Date or any scheduled Payment Date applicable to the Series;

(ii)              reduce the amounts required to be paid on the Notes on any Payment Date, any Anticipated Repayment Date or any Rated Final Payment Date;

(iii)            change the place of payments on the Notes on any Payment Date, any Anticipated Repayment Date or any Rated Final Payment Date;

(iv)             change the coin or currency in which the principal of any Note or interest thereon is payable;

(v)               impair the right of a Noteholder to institute suit for the enforcement of any payment on or with respect to any Note on or after the maturity thereof;

(vi)             reduce the percentage of the outstanding principal balance of any of the Notes, the consent of whose Holders is required for such amendment or eliminate the requirement that affected Noteholders consent to any amendment;

(vii)          change any obligation of the Issuer to maintain an office or agency in the places and for the purposes set forth in this Base Indenture; or

(viii)        diminish any rights, protections, indemnifications, immunities or remedies or increase any liabilities, duties or obligations of the Servicer hereunder, under the Servicing Agreement or any other Transaction Document, or diminish any rights, protections, indemnifications, immunities or remedies or increase any liabilities, duties or obligation of the Back-Up Manager under the Indenture, the Back-Up Management Agreement or any other Transaction Documents; or

(ix)             permit the creation of any lien ranking prior to or on parity with the lien of the Noteholders with respect to the Collateral or, except as otherwise permitted or contemplated in this Base Indenture or any Series Supplement, terminate the lien of the Noteholders on such Collateral or deprive the Noteholders of the security afforded by such.

In determining whether a proposed amendment would adversely affect any Class of Notes, the Indenture Trustee may rely conclusively and shall be fully protected in relying on a certificate of an Executive Officer of the Issuer.

It shall not be necessary for any Act of the Noteholders under this Section 13.02 to approve the particular form of any proposed Indenture Supplement, but it shall be sufficient if such Act shall approve the substance thereof.

Notwithstanding anything to the contrary in this Section 13.02, a Series Supplement entered into for the purpose of issuing Additional Notes the issuance of which complies with the terms of this Base Indenture shall not require the consent of any Noteholder.

Promptly after the execution by the Issuer and the Indenture Trustee of any Indenture Supplement pursuant to this Section 13.02, the Indenture Trustee shall make available to the Holders of the Notes, the Back-Up Manager and the Servicer a copy of such Indenture Supplement. Any failure of the Indenture Trustee to make available such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Indenture Supplement.

Section 13.03.                   Execution of Indenture Supplements. In executing, or permitting the additional trusts created by, any Indenture Supplement permitted by this Article XIII or the modification thereby of the trusts created by this Base Indenture, the Indenture Trustee shall be entitled to receive, and, subject to Section 11.02, shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such Indenture Supplement is authorized or permitted by this Base Indenture and that all conditions precedent to the execution and delivery of such Indenture Supplement have been satisfied; provided that an Opinion of Counsel shall not be required in connection with any Series Supplement entered into solely in connection with the issuance of a Series of Additional Notes. The Indenture Trustee may, but shall not be obligated to (and with respect to the Servicer and the Back-Up Manager shall not, except as permitted by the Servicing Agreement and the Back-Up Management Agreement), enter into any such Series Supplement that affects the Indenture Trustee’s (or with respect to the Servicer and the Back-Up Manager, the Servicer’s and the Back-Up Manager’s) own rights, duties, liabilities or immunities under this Base Indenture or otherwise.

Section 13.04.                   Effect of Indenture Supplement. Upon the execution of any Indenture Supplement pursuant to the provisions hereof, this Base Indenture, any Series Supplement affected by such Indenture Supplement and/or any Notes affected by such Indenture Supplement shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Notes affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Base Indenture, such Series Supplement and/or such Notes of the Indenture Trustee, the Servicer, the Obligors and the Holders of the Notes shall thereafter be determined, exercised and enforced hereunder and thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such Indenture Supplement shall be and be deemed to be part of the terms and conditions of this Base Indenture, such Series Supplement and/or such Notes for any and all purposes.

Section 13.05.                   Reference in Notes to Indenture Supplements. Notes authenticated and delivered (or with respect to Uncertificated Notes, registered) after the execution of any Indenture Supplement pursuant to this Article XIII may bear a notation in form approved by the Indenture Trustee as to any matter provided for in such Indenture Supplement. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Issuer, to any such Indenture Supplement may be prepared and executed by the Issuer and authenticated and delivered (or with respect to Uncertificated Notes, registered) by the Indenture Trustee in exchange for Outstanding Notes.

ARTICLE XIV

PLEDGE OF OBLIGOR COLLATERAL

Section 14.01.                   Grant of Security Interest/UCC Collateral.

(a)               Each Obligor hereby pledges, assigns, conveys, delivers, transfers and sets over to the Indenture Trustee, for the benefit of the Secured Parties, and hereby grants to the Indenture Trustee on behalf of the Secured Parties and the other Secured Parties a security interest in and to all of its fixtures (as defined in the UCC), personal property and other assets whether now owned or hereafter acquired and wherever located, including the following (collectively, the “Obligor Collateral”):

(i)                 the Equity Interests of any Person owned by such Obligor and all rights as a member or shareholder of each such Person under the organizational documents of each such Person;

(ii)              equipment (as defined in the UCC), all parts thereof and all accessions thereto, including machinery, satellite receivers, antennas, headend electronics, furniture, motor vehicles, aircraft and rolling stock;

(iii)            fixtures, all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures (including proceeds which constitute property of the types described herein);

(iv)             the Obligors’ rights, title and interest in and under the Customer Agreements with respect to the Fiber Networks and the related Fiber Network Assets (including all Customer Receivables and other rights to payment thereunder, but excluding any rights that cannot be assigned without third party consent), excluding any Customer Agreement or Fiber Network Asset which, by its terms, does not allow such a security interest to be granted;

(v)               the Obligors’ rights, title and interest in and to any other Fiber Network Asset owned by the Obligors;

(vi)             accounts (as defined in the UCC);

(vii)          inventory (as defined in the UCC);

(viii)        goods (as defined in the UCC);

(ix)             contract rights (as defined in the UCC);

(x)               general intangibles (as defined in the UCC), including any limited liability company or other ownership interests which are not “securities” as provided under Section 8-103 of the UCC;

(xi)             investment property (as defined in the UCC) and deposit accounts (as defined in the UCC), including all the Accounts and related Account Collateral (except that any Prefunding Account and Yield Maintenance Reserve Account shall exclusively be collateral for the particular Series to which such Prefunding Account and Yield Maintenance Reserve Account relates, as set forth in the related Series Supplement);

(xii)          chattel paper (as defined in the UCC);

(xiii)        instruments (as defined in the UCC);

(xiv)         all rights and remedies of any of the Obligors under the Transaction Documents to which it is a party (including all rights to payment thereunder);

(xv)           the Fiber Network Underlying Rights Agreements and any and all rights, remedies and proceeds thereunder and derived therefrom (other than any Fiber Network Underlying Rights Agreement which, by its terms, does not allow such a security interest to be granted);

(xvi)         all leases of personal property and any Customer Agreements that constitute personal property;

(xvii)      all Fiber Network Assets that constitute real property; and

(xviii)    all proceeds of the foregoing clauses (i) through (xvii) as security for payment and performance of all of the Obligations hereunder;

provided that Obligor Collateral does not include any Collateral Exclusions.

(b)               If the grant of the security interests with respect to any contract, intellectual property right, government license or permit hereunder would result in the termination or breach of such contract, intellectual property right, government license or permit, or is otherwise prohibited or ineffective (whether by the terms thereof or under applicable law), then such contract, intellectual property right, government license or permit shall not be subject to the security interests but shall be held in trust by the applicable Obligor for the benefit of the Indenture Trustee (for its own benefit and for the benefit of the Secured Parties) and, on the exercise by the Indenture Trustee of any of its rights or remedies under this Base Indenture following an Event of Default, such contract, intellectual property right, government license or permit shall be assigned by such Obligor as directed by the Indenture Trustee (acting at the direction of a Majority of Noteholders).

(c)               Each Obligor confirms that value has been given by the Noteholders to such Obligor, that such Obligor has rights in its Collateral existing at the date of this Base Indenture, and that such Obligor and the Indenture Trustee have not agreed to postpone the time for attachment of the security interests to any of the Collateral of such Obligor.

(d)               The Issuer and the Asset Entities hereby authorize the Indenture Trustee, and the Indenture Trustee shall have the right but not the obligation, to file such financing statements as the Issuer shall deem reasonably necessary to perfect the Indenture Trustee’s interest in the Obligor Collateral and file continuation statements to match such perfection; provided, however, that the Indenture Trustee shall not be obligated to execute or authorize such instrument except upon the written direction of the Servicer or the Issuer. The Issuer and the Asset Entities authorize the Indenture Trustee to use the collateral description “all assets” or similar variation in any such financing statements. The Issuer and the Asset Entities hereby ratify and authorize the filing (i) by the Issuer of any financing statement and (ii) by the Indenture Trustee (or the Servicer on its behalf) of any continuation statement, in each case with respect to the Obligor Collateral made on or after the Series 2026-1 Closing Date (or, in the case of the Series 2026-2 Closing Date Asset Entities, on or after the Series 2026-2 Closing Date) and prior to the Termination Date. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee shall have all rights and remedies pertaining to the Obligor Collateral as are provided for in any of the Transaction Documents or under any applicable law including the Indenture Trustee’s rights of enforcement with respect to the Obligor Collateral or any part thereof, exercising its rights of enforcement with respect to the Obligor Collateral or any part thereof under the UCC (or under the Uniform Commercial Code in force in any other state to the extent the same is applicable law) and in conjunction with, in addition to, or in substitution for, such rights and remedies of the following:

(i)                 The Indenture Trustee may enter upon the premises of an Obligor to take possession of, assemble and collect the Obligor Collateral or to render it unusable.

(ii)              The Indenture Trustee may require an Obligor to assemble the Obligor Collateral and make it available at a place the Indenture Trustee designates which is mutually convenient to allow the Indenture Trustee to take possession or dispose of the Obligor Collateral.

(iii)            To the extent a Responsible Officer of the Indenture Trustee has Knowledge thereof, written notice mailed to the Issuer as provided herein at least ten days prior to the date of public sale of the Obligor Collateral or prior to the date after which private sale of the Obligor Collateral will be made shall constitute reasonable notice.

(iv)             In the event of a foreclosure sale, the Obligor Collateral and the other Collateral may, at the option of the Indenture Trustee (acting at the direction of a Majority of Noteholders), be sold as a whole.

(v)               It shall not be necessary that the Indenture Trustee take possession of the Obligor Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it shall not be necessary that the Obligor Collateral or any part thereof be present at the location of such sale.

(vi)             Prior to application of proceeds of disposition of the Obligor Collateral to the Obligations, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by the Indenture Trustee.

(vii)          Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Obligations or as to the occurrence of any default, or as to the Indenture Trustee having declared all Obligations to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by the Indenture Trustee, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

(viii)        The Indenture Trustee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Indenture Trustee, including the sending of notices and the conduct of the sale, but in the name and on behalf of the Indenture Trustee.

(ix)             The Indenture Trustee may appoint by instrument in writing one or more Receivers of any or all Obligors or any or all of the Collateral of any or all Obligors with such rights, powers and authority (including any or all of the rights, powers and authority of the Indenture Trustee under this Base Indenture) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time. To the extent permitted by applicable law, any Receiver appointed by the Indenture Trustee shall be considered to be the agent of any such Obligor and not of the Indenture Trustee or any of the other Secured Parties.

Section 14.02.                   Equity Interest Pledges.

(a)               Unless an Event of Default has occurred and is continuing, each Obligor shall, for greater certainty, be entitled to continue to exercise all voting power from time to time exercisable with respect to the Equity Interests pledged by such Obligor and give consents, waivers and ratifications with respect thereto; provided, however, that, except as otherwise expressly set forth in the Transaction Documents, no Obligor shall cast any vote or take any other action which would be, or would have a reasonable likelihood of being, prejudicial to the interests of the Noteholders or which would have the effect of reducing the value of the Collateral of such Obligor as security for the Obligations of such Obligor or imposing any additional restriction on the transferability of any of the Collateral of such Obligor. Immediately upon the occurrence and during the continuance of any Event of Default, all such rights of the applicable Obligor to vote and give consents, waivers and ratifications shall cease and the Indenture Trustee or its nominee shall be entitled to exercise all such voting rights and to give all such consents, waivers and ratifications.

(b)               Unless an Event of Default has occurred and is continuing, each Obligor shall be entitled to receive any and all cash dividends, interest, principal payments and other forms of cash distribution otherwise permitted hereunder on Equity Interests pledged by such Obligor which it is otherwise entitled to receive. If an Event of Default has occurred and is continuing, all rights of such Obligor pursuant to this Section shall cease and the Indenture Trustee shall have the sole and exclusive right and authority to receive and retain the cash dividends, interest, principal payments and other forms of cash distribution which such Obligor would otherwise be authorized to retain pursuant to this Section. Any money and other property paid over to or received by the Indenture Trustee pursuant to the provisions of this Section 14.02 shall be retained by the Indenture Trustee as additional Collateral hereunder and be applied in accordance with the provisions of this Base Indenture.

ARTICLE XV

MISCELLANEOUS

Section 15.01.          Compliance Certificates and Opinions, etc. Upon any application or request by the Issuer to the Indenture Trustee or the Servicer to take any action under any provision of this Base Indenture, any Series Supplement or any other Transaction Document, the Issuer shall furnish to the Indenture Trustee and Servicer (i) an Officer’s Certificate stating that all conditions precedent (or covenants expressly related to the proposed action), if any, provided for in this Base Indenture, such Series Supplement, and the other Transaction Document relating to the proposed action have been complied with, when reasonably requested by the Indenture Trustee or the Servicer, (ii) an Opinion of Counsel stating that in the opinion of such counsel such action is authorized or permitted by this Base Indenture, such Series Supplement and the other Transaction Document, and all such conditions precedent (or covenants expressly related to the proposed action), if any, have been complied with, and (iii) if applicable as expressly set forth in any Transaction Document, an Independent Certificate from a firm of certified public accountants meeting the applicable requirements of this Section 15.01, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Base Indenture, any Series Supplement or any Transaction Document, no additional certificate or opinion need be furnished.

Every certificate or opinion provided by or on behalf of the Issuer with respect to compliance with a condition or covenant provided for in this Base Indenture, or any Series Supplement or any other Transaction Document shall include:

(i)                 a statement that each signatory of such certificate or opinion has read or has caused to be read such covenant or condition and the related definitions in this Base Indenture, in such Series Supplement and the other Transaction Document relating thereto;

(ii)              a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)            a statement that, in the opinion of each such signatory, such signatory has made such examination or investigation as is necessary to enable such signatory to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)             a statement as to whether, in the opinion of each such signatory, such condition or covenant has been complied with.

Nothing herein shall be deemed to require either the Indenture Trustee, the Back-Up Manager or the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from the Issuer, any Asset Entity, the Holdco Guarantor or the Manager. In connection with the performance of its obligations hereunder and under the other Transaction Documents, each of the Indenture Trustee, the Back-Up Manager and the Servicer shall be entitled to conclusively rely upon any written information or certification (without any obligation to investigate the accuracy or completeness of any information or certification set forth therein) or recommendation provided to it by the Manager, and none of the Indenture Trustee, the Back-Up Manager or the Servicer shall have any liability with respect thereto.

Section 15.02.                   Form of Documents Delivered to Indenture Trustee.

(a)               In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b)               Any certificate or opinion of an Authorized Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or Opinion of Counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which such Officer’s Certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer, stating that the information with respect to such factual matters is in the possession of the Issuer, unless such officer or officers of the Issuer or such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

(c)               Where any Person is required to make, give or execute two or more applications, requests, comments, certificates, statements, opinions or other instruments under this Base Indenture, any Series Supplement or any other Transaction Document, they may, but need not, be consolidated and form one instrument.

(d)               Whenever in this Base Indenture, any Series Supplement or any other Transaction Document, in connection with any application or certificate or report to the Indenture Trustee, it is provided that the Issuer or the Asset Entities shall deliver any document as a condition of the granting of such application, or as evidence of the Issuer’s or the Asset Entities’ compliance with any term hereof, in any Series Supplement or any other Transaction Document, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Issuer or the Asset Entities to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not, however, be construed to affect the Indenture Trustee’s or the Servicer’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in Article XI.

Section 15.03.                   Acts of Noteholders.

(a)               Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Base Indenture or any Series Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as otherwise expressly provided in this Base Indenture or in any Series Supplement, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied in this Base Indenture or in any Series Supplement and evidenced thereby) are sometimes referred to in this Base Indenture as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Base Indenture or any Series Supplement and (subject to Article XI) conclusive in favor of the Indenture Trustee and the Issuer, if made in the manner provided in this Section 15.03.

(b)               The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Indenture Trustee deems sufficient.

(c)               The ownership, principal balance and serial numbers of the Notes, and the date of holding the same, shall be proved by the Note Register.

(d)               If the Issuer shall solicit from Noteholders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, fix in advance a record date for the determination of Noteholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. Any such record date shall be fixed at the Issuer’s discretion. If not set by the Issuer prior to the first solicitation of a Noteholder made by any Person in respect of any such matters referred to in the foregoing sentence, such record date shall be the date 30 days prior to such first solicitation of Noteholders. If such a record date is fixed, such request, demand, authorization, direction, notice, consent and waiver or other Act may be sought or given before or after the record date, but only the Noteholders of record at the close of business on such record date shall be deemed to be Noteholders for the purpose of determining whether Noteholders of the requisite proportion of the Notes Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Notes Outstanding shall be computed as of such record date.

(e)               Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Indenture Trustee, the Servicer or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(f)                Without limiting the foregoing, a Noteholder entitled hereunder or under any Series Supplement to take any action hereunder or thereunder with regard to any Note may do so with regard to all or any part of the principal balance of such Note or by one or more appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal balance of such Note.

(g)               The Indenture Trustee (in each of its capacities) agrees to accept and act upon instructions or directions pursuant to this Base Indenture, any other Transaction Document or any additional document executed in connection herewith that is transmitted by Electronic Transmission in accordance with Section 15.14.

Section 15.04.                   Notices; Copies of Notices and Other Information.

(a)               Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Base Indenture shall be in writing and if such request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders is to be made upon, given or furnished to or filed with:

(i)                 the Indenture Trustee shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Indenture Trustee at its Corporate Trust Office;

(ii)              any Obligor or the Holdco Guarantor shall be sufficient for every purpose hereunder if in writing and either (x) mailed first-class, postage prepaid, addressed to Uniti Group Inc., 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72292, Attention: Senior Vice President, Chief Financial Officer and Treasurer; and SVP, Deputy General Counsel or (y) e-mailed at Paul.Bullington@uniti.com; Keith.Harvey@uniti.com, or, in each case, at any other address previously furnished in writing to the Indenture Trustee and the Servicer by such Person;

(iii)            the Manager, Uniti Group or any other Non-Securitization Entity shall be sufficient for every purpose hereunder if in writing and either (x) mailed first-class, postage prepaid, addressed to Uniti Group Inc., 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72292, Attention: Senior Vice President, Chief Financial Officer and Treasurer; and SVP, Deputy General Counsel, or (y) e-mailed to at Paul.Bullington@uniti.com; Keith.Harvey@uniti.com, or, in each case, at any other address previously furnished in writing to the Indenture Trustee and the Servicer by such Person;

(iv)             the Back-Up Manager, shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing personally delivered or mailed by certified mail (and also emailed) to the Back-Up Manager at 101 Federal Street, 28th Floor, Boston, MA 02110, Attention: Daniel Granoff, Phil Hooper, and Jeff Johnson (email addresses Daniel.Granoff@altmansolon.com, Phil.Hooper@altmansolon.com, and Jeff.Johnson@altmansolon.com), with a copy personally delivered or mailed by certified mail (and also emailed) to the Back-Up Manager’s General Counsel at that same physical address (email address Sara.Fiorillo@altmansolon.com) or, in each case, at any other address previously furnished in writing to the Indenture Trustee and the Servicer by the Back-Up Manager.

(b)               Any notice to be given to the Indenture Trustee hereunder shall also be given to the Note Registrar and the Servicer in writing, personally delivered, faxed, emailed or mailed by certified mail; provided, however, that only one notice to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Note Registrar.

(c)               Any notice, and copies of any reports, certificates, schedules, statements, documents or other information to be given to the Indenture Trustee by the Issuer, the Holdco Guarantor or the Asset Entities hereunder shall also be simultaneously given to the Servicer in writing, personally delivered, faxed, emailed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Servicer.

(d)               Notices required to be given to the Rating Agencies by the Issuer or the Asset Entities or the Indenture Trustee with respect to any Series of Notes shall be made as specified in the Series Supplement for such Series of Notes.

(e)               In addition to the notice provisions set forth in Section 15.04(d), notices required to be given to Fitch and KRBA by the Issuer or the Asset Entities or the Indenture Trustee with respect to any Series of Notes shall also be provided to the Rating Agencies for so long as the Rating Agencies are rating any Series of Notes then Outstanding in writing and mailed first class, postage prepaid addressed to (i) Fitch, One North Wacker Drive, Floor 23, Chicago, IL 60606, and by email to globalcrosssectorsf@fitchratings.com in the case of Fitch and (ii) KBRA, 805 Third Avenue, 29th Floor, New York, New York 10022, Attention: ABS Surveillance and by email to: abssurveillance@kbra.com, in the case of KBRA, in the case of KBRA.

Section 15.05.                   Notices to Noteholders; Waiver.

(a)               Where this Base Indenture or any Series Supplement provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise expressly provided in this Base Indenture or in such Series Supplement) if in writing and mailed, first-class, postage prepaid to each Noteholder affected by such event, at its address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is mailed in the manner provided in this Base Indenture and any applicable Series Supplement shall conclusively be presumed to have been duly given.

(b)               Where this Base Indenture or any Series Supplement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Indenture Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such a waiver.

(c)               In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Base Indenture or any Series Supplement, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

(d)               Where this Base Indenture or any Series Supplement provides for notice to the Rating Agencies, failure to give such notice to the Rating Agencies shall not affect any other rights or obligations created hereunder or under any Series Supplement, and shall not under any circumstance constitute a Default or Event of Default.

Section 15.06.                   Payment and Notice Dates. All payments to be made and notices to be delivered pursuant to this Base Indenture, any Series Supplement or any other Transaction Document shall be made by the responsible party as of the dates set forth in this Base Indenture, in such Series Supplement or in such other Transaction Document.

Section 15.07.                   Effect of Headings and Table of Contents. The Article and Section headings in this Base Indenture or in any Series Supplement and the Table of Contents are for convenience only and shall not affect the construction hereof or thereof.

Section 15.08.                   Successors and Assigns. All covenants and agreements in this Base Indenture, any Series Supplement and the Notes by the Obligors shall bind their successors and assigns, whether so expressed or not. All agreements of the Indenture Trustee in this Base Indenture and any Series Supplement shall bind its successors, co-trustees and agents.

Section 15.09.                   Severability; Entire Agreement. In case any provision in this Base Indenture or any Series Supplement or in the Notes of any Series shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Base Indenture, together with any Series Supplement and the Transaction Documents, supersedes all prior agreements between the parties and constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements between the parties.

Section 15.10.                   Benefits of Base Indenture. Nothing in this Base Indenture, any Series Supplement or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Servicer, the Noteholders, the other Secured Parties and the Rating Agencies, any benefit or any legal or equitable right, remedy or claim under this Base Indenture or any Series Supplement. The Back-Up Manager and the Servicer are intended third party beneficiaries of this Agreement and may enforce this Agreement as though a party hereto.

Section 15.11.                   Legal Holiday. In any case where the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of the Notes, this Base Indenture or any Series Supplement) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and, except as otherwise expressly provided in this Base Indenture or in any such Series Supplement, no interest shall accrue for the period from and after any such nominal date.

Section 15.12.                   Governing Law. THIS BASE INDENTURE AND EACH SERIES SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS BASE INDENTURE AND EACH SUCH SERIES SUPPLEMENT. EACH OBLIGOR AND THE INDENTURE TRUSTEE IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS BASE INDENTURE OR EACH SUCH SERIES SUPPLEMENT.

Section 15.13.                   Waiver of Jury Trial. EACH OBLIGOR AND THE INDENTURE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS BASE INDENTURE, THE NOTES, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 15.14.                   Counterparts. (a) The parties may sign any number of copies of this Base Indenture and any Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “execute,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Base Indenture and any Supplemental Indenture or any document to be signed in connection with this Base Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Indenture Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Indenture Trustee, pursuant to procedures approved by the Indenture Trustee. As used herein, “electronic signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

(a)               For purposes of this Base Indenture, any reference to “written” or “in writing” means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Indenture Trustee is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission; and the Indenture Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Indenture Trustee, including, without limitation, the risk of the Indenture Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties (except to the extent such action results from gross negligence or willful misconduct by the Indenture Trustee).

(b)               Any person providing instructions or directions indicated above shall provide to the Indenture Trustee an incumbency certificate listing persons designated to provide such instructions or directions (including the e-mail addresses of such persons), which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Indenture Trustee instructions or directions by e-mail (of .pdf or similar files), the Indenture Trustee’s reasonable understanding of such instructions shall be deemed controlling. The Indenture Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Indenture Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Indenture Trustee, including without limitation the risk of the Indenture Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(c)               Any requirement in this Base Indenture or the Notes that a document, including the Notes, is to be signed or authenticated by “manual signature” or similar language shall not be deemed to prohibit signature to be by facsimile or electronic signature and shall not be deemed to prohibit delivery thereof by Electronic Transmission.

(d)               Notwithstanding anything to the contrary in this Base Indenture, any and all communications (both text and attachments) by or from the Indenture Trustee that the Indenture Trustee in its sole discretion deems to contain confidential, proprietary and/or sensitive information and sent by Electronic Transmission will be encrypted. The recipient of the Electronic Transmission may be required to complete a one-time registration process.

(e)               Delivery of an executed counterpart of a signature page of this Base Indenture by Electronic Transmission shall be effective as delivery of a manually executed counterpart of this Base Indenture.

Section 15.15.                   Recording of Base Indenture. If this Base Indenture or any Series Supplement is subject to recording in any appropriate public recording offices, such recording is to be effected by the Issuer and at its expense.

Section 15.16.                   Corporate Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Obligors or the Indenture Trustee, in each of their capacities hereunder or under any Indenture Supplement, on the Notes, under this Base Indenture or any Indenture Supplement or any certificate or other writing delivered in connection herewith or under any Indenture Supplement, against (i) the Indenture Trustee, the Paying Agent and the Note Registrar in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee or agent of any Obligor or the Indenture Trustee in its individual capacity, any holder of equity in any Obligor or the Indenture Trustee or in any successor or assign of the Indenture Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Indenture Trustee has no such obligations in its individual capacity), and except that any such partner, owner or equity holder shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

Section 15.17.                   No Petition. The Indenture Trustee, by entering into this Base Indenture or any Series Supplement, and each Noteholder, by accepting a Note, and each Note Owner, by accepting an ownership interest in a Global Note, hereby covenants and agrees that neither it nor the Indenture Trustee on behalf of any Secured Party will at any time institute against the Issuer or the Asset Entities or the Holdco Guarantor, or join in any institution against the Issuer or the Asset Entities or the Holdco Guarantor of, any bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations relating to the Notes, this Base Indenture, any such Series Supplement or any of the other Transaction Documents; provided, however, that this provision shall not (i) limit the Indenture Trustee’s, Noteholder’s or Note Owner’s ability to participate in any such bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings initiated by the Issuer, Asset Entities, Holdco Guarantor or any other party, or (ii) act as a bar to prohibit the Indenture Trustee, Noteholder, Note Owners, or a Secured Party from otherwise taking action to enforce its rights under the Indenture, the Notes, or any other Transaction Document as long as such rights don’t directly conflict with this Section 15.17. In the event that the Indenture Trustee or any other Secured Party takes action in violation of this Section 15.17, the Issuer, the Asset Entities or the Holdco Guarantor shall file or cause to be filed an answer with the bankruptcy court or otherwise properly contesting the filing of such a petition by any such Secured Party against such Person or the commencement of such action and raising the defense that such Secured Party has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 15.17 shall survive the termination of the Base Indenture (and any Indenture Supplements thereto) and the resignation or removal of the Indenture Trustee.  Nothing contained herein shall preclude participation by any Secured Party in the assertion or defense of its claims in any such proceeding involving any of the Obligors or the Holdco Guarantor.

Section 15.18.                   Extinguishment of Obligations. Notwithstanding anything to the contrary in this Base Indenture or any Series Supplement, all obligations of the Obligors hereunder or under any Series Supplement shall be deemed to be extinguished in the event that, at any time, the Issuer, the Holdco Guarantor and the Asset Entities have no assets (which shall include claims that may be asserted by the Issuer, the Holdco Guarantor and the Asset Entities with respect to contractual obligations of third parties to the Issuer, the Holdco Guarantor and the Asset Entities but which shall not include the proceeds of the issue of their Equity Interests). No further claims may be brought against any of the Obligors’ directors or officers or against their shareholders or members, as the case may be, for any such obligations, except in the case of fraud or actions taken in bad faith by such Persons.

Section 15.19.                   Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Base Indenture and the purchase of the Notes hereunder and the termination of this Base Indenture.

Section 15.20.                   Waiver of Immunities. To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this Base Indenture, any Series Supplement, the Notes and any other Transaction Document, to the extent permitted by law.

Section 15.21.                   Non-Recourse. The Noteholders shall not have at any time any recourse on the Notes or under this Base Indenture or any Series Supplement against the Indenture Trustee, the Servicer or any Agents or Affiliates thereof. Notwithstanding any other provision of the Indenture, the Notes or any other Transaction Document or otherwise, the liability of the Obligors and the Holdco Guarantor to the Noteholders and any other Secured Parties under or in relation to the Indenture, the Notes or any other Transaction Document or otherwise, is limited in recourse to the Collateral. The proceeds of the Collateral having been applied in accordance with the terms hereof, none of the Noteholders or any other Secured Parties shall be entitled to take any further steps against any of the Obligors or the Holdco Guarantor to recover any sums due but still unpaid hereunder, under the Notes or under any of the other agreements or documents described in this Section 15.21, all claims in respect of which shall be extinguished.

Section 15.22.                   Indenture Trustee’s Duties and Obligations Limited. The duties and obligations of the Indenture Trustee, in its various capacities hereunder and under any Series Supplement, shall be limited to those expressly provided for in their entirety in this Base Indenture (including any exhibits to this Base Indenture and to any Series Supplement). Any references in this Base Indenture and in any Series Supplement (and in the exhibits to this Base Indenture and to any Series Supplement) to duties or obligations of the Indenture Trustee, in its various capacities hereunder and under any such Series Supplement, that purport to arise pursuant to the provisions of any of the Transaction Documents or any such Series Supplement shall only be duties and obligations of the Indenture Trustee, or the Indenture Trustee in its other capacities, as applicable, if the Indenture Trustee is a signatory to any such Transaction Documents or any such Series Supplement. By its acquisition of the Notes, each Noteholder shall be deemed to have authorized and directed the Indenture Trustee to enter into the Transaction Documents to which the Indenture Trustee is a signatory.

Section 15.23.                   Appointment of Servicer. The Issuer hereby consents to the appointment of Drivetrain Agency Services, LLC, to act as the initial Servicer.

Section 15.24.                   Agreed Upon Tax Treatment. The Issuer has structured this Base Indenture and the Notes have been (or will be) issued with the intention that the Notes will qualify under applicable tax law as debt of the Issuer or, if the Issuer is treated as a division of another entity for federal income tax purposes, such other entity. By purchasing the Notes (or by registration of an Uncertificated Note) or a beneficial interest therein, each Holder or Beneficial Owner will agree to treat the Notes for all purposes of United States federal, state, local and non-U.S. income or franchise taxes and any other tax imposed on or measured by income, as debt.

Section 15.25.                   Tax Forms. Each Holder, by its acceptance of its Note, agrees that it shall timely furnish the Issuer or its agents any U.S. federal income tax form or certification (such as IRS Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, or Form W-8ECI or any successors to such IRS forms) that the Issuer or its agents may reasonably request and shall update or replace such form or certification in accordance with its terms or its subsequent amendments. It agrees to provide any certification or information that is reasonably requested by the Issuer or its agents (a) to permit the Issuer to make payments to it without, or at a reduced rate of, withholding, (b) to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets, or (c) to determine or satisfy its duties and liabilities with respect to any taxes or other charges that it may be required to pay, deduct or withhold from payments in respect of the Notes under any present or future law or regulation of any jurisdiction or taxing authority therein or to comply with any reporting or other requirements under any law or regulation.

Section 15.26.                   Joinder of the Series 2026-2 Closing Date Asset Entities and Conditional Joinder of the Series 2026-2 Prefunding Period Entity.

(a)               Each Series 2026-2 Closing Date Asset Entity and the Series 2026-2 Prefunding Period Entity hereby acknowledges that it has received and reviewed a copy of each of the Transaction Documents and agrees that, effective as of the Series 2026-2 Closing Date (with respect to each Series 2026-2 Closing Date Asset Entity) or the Pending Assets Transfer Date (with respect to the Series 2026-2 Prefunding Period Entity), it shall become a party as an “Asset Entity” to each of the Transaction Documents to which the Asset Entities are a party. Each Series 2026-2 Closing Date Asset Entity hereby confirms that it has granted a security interest and provided its guarantee pursuant to this Base Indenture and it is bound by all covenants, agreements and acknowledgments attributable to an Asset Entity in each of the Transaction Documents to which the Asset Entities are a party. The Series 2026-2 Prefunding Period Entity hereby grants a security interest and provides its guarantee pursuant to this Base Indenture and confirms that, upon the consummation of the Pending Assets Transfer, it shall be deemed to have reaffirmed its grant of such security interest and related guarantee and shall be bound by all covenants, agreements and acknowledgments attributable to an Asset Entity in each of the Transaction Documents to which the Asset Entities are party.

(b)               Each party to this Base Indenture acknowledges and agrees that the joinder provided under Section 15.26(a) shall be considered a “Joinder Agreement” under this Base Indenture and any other Transaction Documents and therefore the condition set forth in Section 2.12(a)(i) shall be deemed satisfied.

Section 15.27.                   Amendment and Restatement.

(a)               The execution and delivery of this Base Indenture as of the Series 2026-2 Closing Date constitutes an amendment and restatement, but not a novation, of the Original Base

Indenture and the obligations and liabilities of the Obligors under the Original Base Indenture and the pledge of the Collateral made by the Obligors thereunder to the Indenture Trustee. Except as specifically amended and restated under this Base Indenture, all Liens, deeds of trust, mortgages, assignments and security interests securing the Original Base Indenture and the obligations and liabilities of the Obligors relating thereto are hereby ratified, confirmed, renewed, extended, brought forward as security for the Obligations, and shall continue and remain in full force and effect as of the Series 2026-2 Closing Date. The Obligors hereby reaffirm all UCC financing statements and continuation statements and amendments thereof filed in respect of the Collateral as of the Series 2026-2 Closing Date and the Liens and security interests granted under the Original Base Indenture, this Base Indenture and under the other applicable Transaction Documents and acknowledges that all such filings were and remain authorized and effective as of the Series 2026-2 Closing Date.

ARTICLE XVI

GUARANTEES

Section 16.01.                   Guarantees. Each Series 2026-1 Closing Date Asset Entity, as of the Series 2026-1 Closing Date, each Series 2026-2 Closing Date Asset Entity, as of the Series 2026-2 Closing Date, the Series 2026-2 Prefunding Period Entity, as of the Pending Assets Transfer Date, and each Additional Asset Entity, upon its execution and delivery of a Joinder Agreement as of the applicable Additional Fiber Network Acquisition Date, hereby unconditionally and irrevocably guarantee, jointly and severally, to each Holder and to the Indenture Trustee, on behalf of the Noteholders, and the Servicer and their respective successors and assigns (a) the full and timely payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer and the other Asset Entities under this Base Indenture and the Notes and each other Transaction Document and (b) the full and timely performance within applicable grace periods of all other obligations of the Issuer and the other Asset Entities under this Base Indenture and the Notes and all other Transaction Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

Each Asset Entity waives presentation to, demand of, payment from and protest to the Issuer and the other Asset Entities of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Asset Entity waives notice of any default under the Notes or the other Guaranteed Obligations. The obligations of each Asset Entity hereunder shall not be affected by (a) the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any right or remedy under the Transaction Documents against any other Obligor or any other Person or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Base Indenture, the Notes or any other Transaction Document; (d) the release of any security held by any Holder or the Indenture Trustee for the Obligations or any of them; or (e) the failure of any Holder or the Indenture Trustee or the Servicer to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

The guarantee contained in this Article XVI shall remain in full force and effect until the date on which this Base Indenture ceases to be of further force and effect with respect to all Notes in accordance with Article IX of this Base Indenture. Each Asset Entity agrees that its guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Indenture Trustee or the Servicer to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth herein, the obligations of each Asset Entity hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Asset Entity herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any remedy under this Base Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Asset Entity or would otherwise operate as a discharge of such Asset Entity as a matter of law or equity.

Each Asset Entity further agrees that its guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Indenture Trustee or the Servicer upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Indenture Trustee or the Servicer has at law or in equity against any Asset Entity by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Asset Entity hereby promises to and shall, upon receipt of written demand by the Indenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Indenture Trustee or the Servicer, as the case may be, an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Obligations and (iii) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Indenture Trustee, the Back-Up Manager and the Servicer.

Each Asset Entity also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by the Indenture Trustee or the Servicer in enforcing any rights under this Section.

Notwithstanding any payment made by any Asset Entity hereunder, such Asset Entity shall not be entitled to be subrogated to any of the rights of the Indenture Trustee against the Issuer or any collateral security or guarantee or right of offset held by the Indenture Trustee for the payment of the Obligations, nor shall the Asset Entity seek or be entitled to seek any contribution or reimbursement from the Issuer in respect of payments made by the Asset Entity hereunder, until the Termination Date. If any amount shall be paid to an Asset Entity on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Asset Entity in trust for the Indenture Trustee, segregated from other funds of such Asset Entity, and shall, forthwith upon receipt by such Asset Entity, be turned over to the Indenture Trustee in the exact form received by such Asset Entity (duly indorsed by such Asset Entity, as applicable, to the Indenture Trustee, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Indenture Trustee may determine.

Section 16.02.                   Limitation on Liability. Any term or provision of this Base Indenture to the contrary, the maximum, aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Asset Entity shall not exceed the maximum amount that can be hereby guaranteed without rendering this Base Indenture, as it relates to such Asset Entity, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 16.03.                   Successors and Assigns. Subject to Section 16.06, this Article XVI shall be binding upon each Asset Entity and its successors and assigns and shall inure to the benefit of the successors and assigns of the Indenture Trustee, the Servicer and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Indenture Trustee, the rights and privileges conferred upon that party in this Base Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Base Indenture.

Section 16.04.                   No Waiver. Neither a failure nor a delay on the part of either the Indenture Trustee, the Servicer or the Holders in exercising any right, power or privilege under this Article XVI shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Indenture Trustee, the Servicer and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XVI at law, in equity, by statute or otherwise.

Section 16.05.                   Modification. No modification, amendment or waiver of any provision of this Article XVI, nor the consent to any departure by any Asset Entity therefrom, shall in any event be effective unless the same shall be in writing and signed by the Indenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Asset Entity in any case shall entitle such Asset Entity to any other or further notice or demand in the same, similar or other circumstances.

Section 16.06.                   Release of Asset Entity. Upon the sale or other disposition (including by way of consolidation, merger or amalgamation) of an Asset Entity that is permitted hereunder (in each case other than to the Issuer or another Asset Entity), such Asset Entity shall be deemed released from all obligations under this Article XVI without any further action required on the part of the Indenture Trustee or any Holder. At the request of the Issuer, the Indenture Trustee shall execute and deliver an appropriate instrument evidencing such release.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Issuer, the Closing Date Asset Entities and the Indenture Trustee have caused this Base Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

KINETIC ABS ISSUER LLC, as Issuer

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

KINETIC ABS AR LLC,
as an Obligor

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

KINETIC ABS GA LLC,

as an Obligor
By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

KINETIC ABS KY LLC,
as an Obligor

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

[Signature Page to Base Indenture]

KINETIC ABS OH LLC,
as an Obligor

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

KINETIC ABS TX LLC,
as an Obligor

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

KINETIC ABS NC LLC,
as an Obligor

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

KINETIC ABS FL LLC,
as an Obligor

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

KINETIC ABS OK LLC,
as the Series 2026-2 Prefunding Period Entity

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard

2

Title:	Sr. Executive Vice President – General Counsel and Secretary

KINETIC ABS AL LLC,
as an Obligor

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

KINETIC ABS IA LLC,
as an Obligor

By:	/s/Daniel L. Heard
Name:	Daniel L. Heard
Title:	Sr. Executive Vice President – General Counsel and Secretary

3

WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Indenture Trustee and Verification Agent

By:	/s/ Jacob Stapleford
	Name:	Jacob Stapleford
	Title:	Assistant Vice President

[Signature Page to Base Indenture]

SCHEDULE 1.01

Contributed Markets

[To be attached]

SCHEDULE 6.14

Summary of Insurance Policies

Category	Policy	Description	Policy Period	Policy Limits	Deductibles
Casualty	Commercial General Liability	Third-party claims for bodily injury or property damage	10/1/2025 to 10/1/2026	$3,000,000 per occurrence; $10,000,000 aggregate	$500,000
Casualty	Umbrella and Excess Liability	Limits in excess of primary casualty policies	10/1/2025 to 10/1/2026	$40,000,000	$25,000

SCHEDULE 6.15

Schedule of Investments and Ownership of the Obligors and the Series 2026-2 Prefunding Period Entity

Obligors and the Series 2026-2 Prefunding Period Entity	Direct Holders of Ownership Interest	Direct Subsidiaries
Kinetic ABS Holdco LLC	Kinetic ABS Parent LLC	Kinetic ABS Issuer LLC
Kinetic ABS Issuer LLC	Kinetic ABS Holdco LLC	Kinetic ABS AR LLC, Kinetic ABS GA LLC, Kinetic ABS KY LLC, Kinetic ABS OH LLC, Kinetic ABS TX LLC, Kinetic ABS NC LLC, Kinetic ABS FL LLC, Kinetic ABS OK LLC, Kinetic ABS AL LLC, Kinetic ABS IA LLC
Kinetic ABS AR LLC	Kinetic ABS Issuer LLC	None
Kinetic ABS GA LLC	Kinetic ABS Issuer LLC	None
Kinetic ABS KY LLC	Kinetic ABS Issuer LLC	None
Kinetic ABS OH LLC	Kinetic ABS Issuer LLC	None
Kinetic ABS TX LLC	Kinetic ABS Issuer LLC	None
Kinetic ABS NC LLC	Kinetic ABS Issuer LLC	None
Kinetic ABS FL LLC	Kinetic ABS Issuer LLC	None
Kinetic ABS OK LLC	Kinetic ABS Issuer LLC	None
Kinetic ABS AL LLC	Kinetic ABS Issuer LLC	None
Kinetic ABS IA LLC	Kinetic ABS Issuer LLC	None

Each Obligor and the Series 2026-2 Prefunding Period Entity is wholly owned by the direct holder listed above, and each Obligor and the Series 2026-2 Prefunding Period Entity wholly owns the direct subsidiary indicated above.